UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FNB Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of Virginia Financial Group, Inc. and FNB Corporation, we are pleased to deliver our joint proxy statement for the combination of our two companies in a transaction structured as a merger of equals that will create the largest independent bank holding company headquartered in Virginia.

The combined company, which will operate under a new name mutually chosen by VFG and FNB, will have assets of over $3 billion, a strong capital base, 62 branches operating in contiguous markets stretching from the New River Valley up through the Shenandoah Valley and into central and north central Virginia, and a wealth management division with nearly $1 billion in assets under administration. We believe the combined company will be well positioned to achieve strong financial performance and increase shareholder value through a balanced business mix, greater scale and enhanced efficiencies and competitiveness.

The boards of directors of the combined company and the combined bank will reflect this merger of equals approach. Each company will designate one-half of the directors of the combined company and one-half of the directors of the combined bank, which will be formed through the merger of our three existing bank subsidiaries. The headquarters of the combined company will be in Charlottesville, Virginia, and the headquarters and operations center of the combined bank, which will be the largest independent commercial bank headquartered in Virginia, will be in Christiansburg, Virginia.

The boards of directors of VFG and FNB strongly recommend the merger—recommendations based on months of analysis, investigation and deliberation designed to reach a result that will enhance shareholder value over the long term.

In the proposed merger, FNB shareholders will receive 1.5850 shares of common stock of the combined company for each share of FNB common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. VFG’s shareholders will continue to own their existing shares, which will not be affected by the merger. We estimate that the combined company will issue approximately 11,707,778 shares of its common stock to FNB shareholders in the merger based on the exchange ratio and the number of shares of FNB common stock outstanding on December 17, 2007. Upon completion of the merger, we estimate that FNB’s former shareholders will own slightly more than 52% of the common stock of the combined company.

Based on the closing sale price for VFG common stock on the NASDAQ Global Select Market (trading symbol “VFGI”) on July 25, 2007, the last trading day before public announcement of the merger, the 1.5850 exchange ratio represented approximately $32.16 in value for each share of FNB common stock. Based on the closing sale price for VFG common stock on December 27, 2007, the 1.5850 exchange ratio represented approximately $24.41 in value for each share of FNB common stock. The closing sale prices for FNB common stock on the NASDAQ Global Select Market (trading symbol “FNBP”) on July 25, 2007 and December 27, 2007 were $31.24 and $24.22, respectively. During the period from July 25 to December 27, 2007, the S&P 500 Bank Stock Index declined 25%. We urge you to obtain current market quotations for the shares of VFG and FNB.

Your vote is very important. The merger cannot be completed unless VFG and FNB shareholders both approve the merger. Each company will hold a special meeting of its shareholders to vote on the merger. We urge you to read carefully this entire proxy statement, which includes important information about the merger. You should also carefully consider the “ RISK FACTORS” beginning on page 22.

Whether or not you plan to attend your special meeting of shareholders, it is important that your shares be represented at the meeting and your vote recorded. Please take the time to vote by completing and mailing the enclosed WHITE proxy card. Even if you return the proxy, you may attend your special meeting and vote your shares in person.

The VFG board of directors recommends that VFG shareholders vote FOR the proposal to approve the merger. The FNB board of directors recommends that FNB shareholders vote FOR the proposal to approve the merger.

VFG and FNB look forward to the successful combination of the two companies.

Thank you for your support.

Taylor E. Gore Chairman of the Board Virginia Financial Group, Inc.	Jon T. Wyatt Chairman of the Board FNB Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated December 28, 2007 and, together with the accompanying WHITE proxy card, is first being mailed to shareholders on or about January 3, 2008.

VIRGINIA FINANCIAL GROUP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 12, 2008

To the Shareholders of Virginia Financial Group, Inc.:

YOU ARE HEREBY NOTIFIED of and invited to attend a special meeting of shareholders of Virginia Financial Group, Inc., a Virginia corporation, to be held at the Boar’s Head Inn, 200 Ednam Drive, Charlottesville, Virginia, on February 12, 2008, at 3:00 p.m., local time, for the purpose of considering and voting upon the following:

1.	A proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of July 26, 2007, between Virginia Financial Group, Inc. and FNB Corporation, the plan of merger attached as an exhibit to the agreement (together, the “merger agreement”), and the transactions contemplated thereby. The merger agreement provides that FNB will merge with and into VFG, upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying proxy statement. (Proposal 1.)

2.	A proposal to adjourn or postpone the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying proxy statement. (Proposal 2.)

A copy of the merger agreement has been included as Annex A to the accompanying proxy statement.

Only holders of record of VFG common stock at the close of business on December 17, 2007 will be entitled to receive notice of and to vote at the VFG special meeting or any postponements or adjournments thereof. Approval of the merger agreement by VFG shareholders requires the affirmative vote of at least a majority of the shares of VFG common stock outstanding on the record date for the special meeting.

The special meeting may be adjourned or postponed from time to time upon approval of shareholders without any notice other than by announcement at the special meeting of any adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting. To ensure your representation at the special meeting, please complete and return the enclosed WHITE proxy card. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote.

You may revoke the proxy at any time before its exercise by delivering to VFG a written notice of revocation, delivering a duly executed proxy bearing a later date or by voting in person at the special meeting. Because approval requires the affirmative vote of a majority of the shares of VFG outstanding on the record date, failure to return a properly executed proxy, or to vote at the special meeting, will have the same effect as a vote against the merger.

The VFG board of directors recommends that you use the WHITE proxy card to vote FOR the proposal to approve the merger agreement and FOR the proposal to approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies.

By Order of the Board of Directors,

Jeffrey W. Farrar
Secretary

December 28, 2007

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED WHITE PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CONTACT VFG’S INVESTOR RELATIONS DEPARTMENT BY CALLING (434) 964-2211 OR BY WRITING TO VIRGINIA FINANCIAL GROUP, INC., 590 PETER JEFFERSON PARKWAY, SUITE 250, CHARLOTTESVILLE, VIRGINIA 22911, ATTENTION: INVESTOR RELATIONS.

FNB CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 12, 2008

To the Shareholders of FNB Corporation:

YOU ARE HEREBY NOTIFIED of and invited to attend a special meeting of shareholders of FNB Corporation, a Virginia corporation, to be held at The Event Centre, 1655 Roanoke Street, Christiansburg, Virginia, on February 12, 2008, at 2:00 p.m., local time, for the purpose of considering and voting upon the following:

1.	A proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of July 26, 2007, between Virginia Financial Group, Inc. and FNB Corporation, the plan of merger attached as an exhibit to the agreement (together, the “merger agreement”), and the transactions contemplated thereby. The merger agreement provides that FNB will merge with and into VFG, upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying proxy statement. (Proposal 1.)

2.	A proposal to adjourn or postpone the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying proxy statement. (Proposal 2.)

A copy of the merger agreement has been included as Annex A to the accompanying proxy statement.

Only holders of record of FNB common stock at the close of business on December 17, 2007 will be entitled to receive notice of and to vote at the FNB special meeting or any postponements or adjournments thereof. Approval of the merger agreement by FNB shareholders requires the affirmative vote of at least a majority of the shares of FNB common stock outstanding on the record date for the special meeting.

The special meeting may be adjourned or postponed from time to time upon approval of shareholders without any notice other than by announcement at the special meeting of any adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting. To ensure your representation at the special meeting, please complete and return the enclosed WHITE proxy card. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote.

You may revoke the proxy at any time before its exercise by delivering to FNB a written notice of revocation, delivering a duly executed proxy bearing a later date or by voting in person at the special meeting. Because approval requires the affirmative vote of a majority of the shares of FNB outstanding on the record date, failure to return a properly executed proxy, or to vote at the special meeting, will have the same effect as a vote against the merger.

The FNB board of directors recommends that you use the WHITE proxy card to vote FOR the proposal to approve the merger agreement and FOR the proposal to approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies.

By Order of the Board of Directors,

Christine L. Lewis
Secretary

December 28, 2007

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED WHITE PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CONTACT FNB’S INVESTOR RELATIONS DEPARTMENT, BY CALLING, TOLL-FREE, (800) 642-7416, EXTENSION 6042 OR WRITING TO FNB CORPORATION, 105 ARBOR DRIVE, P.O. BOX 600, CHRISTIANSBURG, VIRGINIA 24068-0600, ATTENTION: INVESTOR RELATIONS OR CONTACT REGAN & ASSOCIATES, INC., BY CALLING, TOLL-FREE, (800) 737-3426.

ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about VFG and FNB from other documents that are not included in or delivered with this proxy statement. For a listing of the documents incorporated by reference into this proxy statement, see “Where You Can Find More Information” on page 103. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this proxy statement through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

By Mail:	Virginia Financial Group, Inc. 590 Peter Jefferson Parkway, Suite 250 Charlottesville, Virginia 22911 Attention: Investor Relations

By Telephone: (434) 964-2211

By Mail:	FNB Corporation 105 Arbor Drive P.O. Box 600 Christiansburg, Virginia 24068-0600 Attention: Investor Relations

By Telephone: (540) 382-6042

You may also obtain documents incorporated by reference into this proxy statement by requesting them in writing or by telephone from Regan & Associates, Inc., FNB’s proxy solicitor, at the following address and telephone number:

Regan & Associates, Inc.

505 Eighth Avenue, Suite 800

New York, New York 10018

(800) 737-3426

To receive timely delivery of the documents in advance of the meetings, you should make your request no later than February 5, 2008.

i

Annex A —	Agreement and Plan of Reorganization, dated as of July 26, 2007, between Virginia Financial Group, Inc. and FNB Corporation (excluding certain exhibits)

Annex B —	Stock Option Agreement, dated as of July 26, 2007, between Virginia Financial Group, Inc. (as issuer) and FNB Corporation (as grantee)

Annex C —	Stock Option Agreement, dated as of July 26, 2007, between FNB Corporation (as issuer) and Virginia Financial Group, Inc. (as grantee)

Annex D —	Opinion of Sandler O’Neill + Partners, L.P. to the Board of Directors of Virginia Financial Group, Inc.

Annex E —	Opinion of Davenport & Company LLC to the Board of Directors of FNB Corporation

Annex F —	Information Concerning the Members of FNB Shareholders for Progress

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers briefly address some commonly asked questions about the VFG and the FNB special meetings. They may not include all the information that is important to shareholders of FNB and VFG. We urge shareholders to carefully read this entire proxy statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving these materials?

A:	We are sending you these materials to solicit your proxy and help you decide how to vote your shares of FNB or VFG stock with respect to their proposed merger.

The merger cannot be completed unless both VFG and FNB shareholders approve the merger agreement. Each of VFG and FNB is holding its special meeting of shareholders to vote on the proposals necessary to complete the merger. Information about these meetings, the merger, and the other business to be considered by shareholders is contained in this proxy statement.

Q:	Why are FNB and VFG proposing the merger transaction?

A:	The boards of directors of FNB and VFG believe the proposed merger is in the best interests of their company and its respective shareholders. The boards of directors of each of FNB and VFG believe that joining together is the best way to increase shareholder value in the long run for the shareholders of both FNB and VFG, and is the best way to compete in the increasingly competitive market for financial institutions.

Q:	What will shareholders receive in the merger?

A:	In the proposed merger, FNB shareholders will receive 1.5850 shares of common stock of the combined company for each of their shares of FNB common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. VFG’s shareholders will continue to own their existing shares, which will not be affected by the merger. It is expected that existing FNB shareholders will own slightly more than 52% of the combined company.

Q:	What will the name of the combined company be?

A:	Following the merger of FNB and VFG, the combined company will operate under a new name that will be selected by mutual agreement of FNB and VFG prior to the completion of the merger. The merger agreement also provides for the combination of VFG’s and FNB’s three banking subsidiaries into a single bank subsidiary, which will operate under a new name that will be selected by mutual agreement of FNB and VFG prior to the completion of the merger.

Q:	Where will the headquarters of the combined company and combined bank be located?

A:	Following the merger, the combined company will be headquartered in Charlottesville, Virginia, and the headquarters for the combined bank formed through the merger of Second Bank & Trust, Planters Bank & Trust Company of Virginia and First National Bank and the operations center for the combined bank will be in Christiansburg, Virginia. The combined bank will be the largest independent commercial bank headquartered in Virginia.

Q:	Who will manage the combined company following the merger?

A:

The combined company will be governed by a board of directors of up to 24 directors, with equal representation from FNB and VFG. The combined bank’s board of directors will also have equal representation from FNB and VFG. Current FNB president and chief executive officer William P. Heath, Jr.

will serve as chairman of the board for the combined company. Current VFG president and chief executive officer O. R. Barham, Jr. will serve as president and chief executive officer for the combined company. Gregory W. Feldmann, current FNB chief operating officer and president and chief executive officer of FNB’s banking subsidiary, First National Bank, will serve as president and chief executive officer of the combined bank. Raymond D. Smoot, Jr., current chairman of the board of First National Bank, will serve as chairman of the board of the combined bank. Current VFG executive vice president and chief operating officer Litz H. Van Dyke will serve as executive vice president and chief operating officer for the combined company, and current VFG executive vice president and chief financial officer Jeffrey W. Farrar will serve as executive vice president and chief financial officer for the combined company.

Q:	When do FNB and VFG expect to complete the merger?

A:	FNB and VFG expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approvals are received at the special meetings of FNB and VFG. VFG and FNB currently expect to complete the merger during the first quarter of 2008. However, it is possible that factors outside of either company’s control could require us to complete the merger at a later time or not to complete it at all.

The merger of our three banking subsidiaries is expected to occur during the second quarter of 2008.

Q:	How do the boards of directors of VFG and FNB recommend that I vote?

A:	The VFG board of directors recommends that VFG shareholders vote “FOR” the proposal to approve the merger agreement.

The FNB board of directors recommends that FNB shareholders vote “FOR” the proposal to approve the merger agreement. The FNB board approved the merger by a 9 to 3 vote. See “The Merger—FNB’s Reasons for the Merger; Recommendation of FNB’s Board of Directors” beginning at page 40.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth on the WHITE proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee. Both VFG’s and FNB’s boards of directors recommend that their respective shareholders vote “FOR” approval of the merger.

Q:	How do I vote?

A:	You may vote before your company’s special meeting by completing, signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at your company’s special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote in person at the meeting will need to present a proxy from the institution that holds their shares. Both VFG’s and FNB’s boards of directors recommend that their respective shareholders vote “FOR” approval of the merger.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:	Your broker or other nominee does not have authority to vote on the proposals described in this proxy statement if you do not provide instructions to it on how to vote. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q:	How do I vote shares I hold through the FNB Employee Stock Ownership Plan?

A:	If you are a participant in FNB’s Employee Stock Ownership Plan (“ESOP”), you may direct the ESOP trustee how to vote the number of full shares, if any, allocated to your account in the ESOP as of the record date (“ESOP shares”). All voting instructions for your ESOP shares will be kept confidential. FNB outsources the tabulation of ESOP participant voting to Registrar & Transfer Company (“R&T”), FNB’s transfer agent. You will receive a separate ballot from R&T for your ESOP shares, along with a postage-paid envelope to return the signed and executed ballot directly to R&T. The ESOP trustee will vote your ESOP shares in accordance with your instructions only if they are received by R&T by 5:00 p.m. ET on February 7, 2008. Once tabulated, the ESOP vote totals are relayed to the ESOP trustee who votes the shares held by the ESOP accordingly.

In general, the ESOP trustee will vote all ESOP shares as the ESOP participants specify. If you do not timely direct the ESOP trustee how to vote your ESOP shares, the ESOP trustee will vote your ESOP shares in a manner calculated to most accurately reflect the timely instructions received from other ESOP participants for their ESOP shares. In addition, the ESOP trustee will vote shares held by the ESOP which are not allocated to ESOP participants’ accounts or which are not subject to voting direction by ESOP participants in a manner calculated to most accurately reflect the timely instructions received from all ESOP participants for their ESOP shares. Marking the “abstain” box on the ballot from R&T will have the effect of a vote against the proposal because it will not contribute to the affirmative vote for the proposal.

Q:	When and where are the VFG and FNB special meetings of shareholders?

A:	The special meeting of VFG shareholders will be held at the Boar’s Head Inn, 200 Ednam Drive, Charlottesville, Virginia at 3:00 p.m., local time, on February 12, 2008. All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

The special meeting of FNB shareholders will be held at The Event Centre, 1655 Roanoke Street, Christiansburg, Virginia at 2:00 p.m., local time, on February 12, 2008. All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	What vote is required to approve each proposal?

A:	The affirmative vote of at least a majority of the shares of the company’s common stock outstanding on the record date for each company’s special meeting is required to approve the merger agreement. Approval of any motion to adjourn or postpone either company’s special meeting to permit further solicitation of proxies to approve the merger agreement and the transactions contemplated thereby requires the affirmative vote of at least a majority of the company’s shares represented at its special meeting, whether or not a quorum is present. Both VFG’s and FNB’s boards of directors recommend that their respective shareholders vote “FOR” approval of the merger.

Q:	What if I do not vote on the matters relating to the merger?

A:	If you fail to vote or fail to instruct your broker or other nominee how to vote on the merger, your failure to vote will have the same effect as a vote against the merger. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the merger. If you do not hold your shares in street name and respond but do not indicate how you want to vote on the merger, your proxy will be counted as a vote in favor of the merger agreement. Both VFG’s and FNB’s boards of directors recommend that their respective shareholders vote “FOR” approval of the merger.

Q:	What if I hold shares in both FNB and VFG?

A.	If you are a shareholder of both FNB and VFG, you will receive two separate packages of proxy materials. A vote as an FNB shareholder for the merger will not constitute a vote as a VFG shareholder for the merger, or vice versa. Therefore, please sign, date, and return all WHITE proxy cards that you receive from FNB and VFG.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You may change your vote at any time before your proxy is voted at your special meeting. You may do this in one of three ways:

•	by sending a notice of revocation to the corporate secretary of VFG or FNB, as applicable;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•	by attending your special meeting and voting in person. Your attendance alone will not revoke any proxy.

If you choose either of the first two methods, you must take the described action no later than the beginning of the applicable special meeting, or in the case of shares held through the FNB ESOP, no later than 5:00 p.m. ET on February 7, 2008.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What are the material federal income tax consequences of the merger to FNB shareholders?

A:	VFG and FNB intend for the merger to qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, which we refer to as the “Code,” for U.S. federal income tax purposes. Assuming the merger qualifies for such treatment, a holder of FNB common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder’s shares of FNB common stock for shares of VFG common stock pursuant to the merger. FNB shareholders may, however, recognize gain or loss in connection with the receipt of cash for fractional shares. For greater detail, see “The Merger—Material Federal Income Tax Consequences of the Merger” beginning on page 68.

Q:	Do I have dissenter’s rights?

A:	Holders of FNB common stock or VFG common stock will not be entitled to exercise any appraisal rights in connection with the merger.

Q:	Should I send in my stock certificates now?

A:	No. Please do not send your stock certificates with your proxy card.

If you are a holder of FNB common stock, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for common stock in the combined company and receive your check in lieu of any fractional shares. VFG shareholders will not be required to exchange their stock certificates in connection with the merger. VFG shareholders holding stock certificates should keep their stock certificates both now and after the merger is completed.

Q:	Who should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed WHITE proxy card:

•

if you are a VFG shareholder, you should contact VFG’s Investor Relations department by calling (434) 964-2211 or by writing to Virginia Financial Group, Inc., 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911, Attention: Investor Relations;

•	if you are an FNB shareholder, you should contact:

FNB’s Investor Relations department by calling, toll-free, (800) 642-7416, extension 6042 or by writing to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068-0600, Attention: Investor Relations, or

Regan & Associates, Inc. by calling, toll-free, (800) 737-3426 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement and the other documents to which this proxy statement refers to fully understand the merger and the other matters to be considered at the special meetings. See “Where You Can Find More Information” beginning on page 103. Each item in this summary includes a page reference directing you to a more complete description of that item.

Throughout this proxy statement, the merger between VFG and FNB is referred to as the “merger,” and the Agreement and Plan of Reorganization, dated as of July 26, 2007, between VFG and FNB, including the related Plan of Merger between the parties, is referred to collectively as the “merger agreement.”

The Parties (page 86)

Virginia Financial Group, Inc.

102 South Main Street

Culpeper, Virginia 22701

(540) 829-1633

VFG is a bank holding company organized under the laws of the Commonwealth of Virginia and is headquartered in Culpeper, Virginia. VFG is the holding company for Planters Bank & Trust Company of Virginia headquartered in Staunton; Second Bank & Trust headquartered in Fredericksburg; and Virginia Commonwealth Trust Company headquartered in Culpeper. VFG is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management service via its trust company affiliate. VFG maintains a network of 35 branches serving a contiguous market through the Shenandoah Valley and central and north central Virginia. It also maintains five trust and investment service offices in the same markets. The common stock of VFG is traded on the NASDAQ Global Select Market under the symbol “VFGI.”

As of September 30, 2007, VFG had approximately $1.6 billion in assets, $1.2 billion in net loans, $1.2 billion in deposits, and shareholders’ equity of $159.2 million.

FNB Corporation

105 Arbor Drive

Christiansburg, Virginia 24068-0600

(540) 382-6042

FNB is a bank holding company organized under the laws of the Commonwealth of Virginia and is the holding company for First National Bank,

headquartered in Christiansburg, Virginia, which operates 27 full-service branches and two loan production offices. FNB offers a range of commercial and retail banking products and services as well as trust services and investment products. The common stock of FNB is traded on the NASDAQ Global Select Market under the symbol “FNBP.”

As of September 30, 2007, FNB had approximately $1.5 billion in assets, $1.1 billion in net loans, $1.3 billion in deposits, and shareholders’ equity of $180.8 million.

The Merger (page 32)

We are proposing a combination of our companies through a merger of equals transaction with the combined company operating under a new name that will be selected by our mutual agreement before completion of the merger. We refer to the company resulting from the merger as the “combined company.” The merger agreement also provides for the combination of VFG’s and FNB’s three banking subsidiaries into a single bank subsidiary under a new name that will be selected by our mutual agreement before completion of the merger. We refer to the bank resulting from the consolidation of the three banks as the “combined bank.” The merger agreement is attached to this proxy statement as Annex A. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Consideration to be Received in the Merger by FNB Shareholders (page 32)

In the proposed merger, FNB shareholders will receive 1.5850 shares of the common stock of the combined company for each of their shares of FNB common stock outstanding on the effective date of the merger. The number of shares of the common stock in the combined company delivered for each share of FNB common stock in the merger is referred to as the “exchange ratio.” This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. No fractional shares of combined company common stock will be issued in the merger. Instead, an FNB shareholder who would otherwise have received a fraction of a share will receive an amount of cash equal to the fraction of a share of combined company common stock to which such holder would otherwise be entitled, multiplied by the closing sale price per share of VFG common stock as reported on the NASDAQ Global Select Market on the trading day immediately preceding the completion of the merger.

VFG’s shareholders will continue to own their existing shares of VFG common stock. Each share of VFG common stock will represent one share of common stock in the combined company following the merger.

Treatment of FNB Stock Options and Other Stock-based Awards (page 68)

In the merger, all outstanding FNB stock options and other stock-based awards will be converted into stock options and stock-based awards of the combined company, entitling them to receive common stock of the combined company on the same terms and conditions as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable FNB stock plan. The number of shares issuable under those options and awards, and, if applicable, the exercise prices for those options and awards, will be adjusted based on the exchange ratio.

Ownership of the Combined Company After the Merger (page 32)

The combined company will issue approximately 11,707,778 shares of common stock to FNB shareholders in the merger based on the number of shares of FNB common stock outstanding on December 17, 2007. At the completion of the merger, we expect that there will be outstanding approximately 22,503,721 shares of common stock of the combined company, with current VFG shareholders owning approximately 47.8% of the combined company’s outstanding common stock, on a fully diluted basis, and current FNB shareholders owning approximately 52.2% of the combined company’s outstanding common stock, on a fully diluted basis.

Directors and Executive Officers Following the Merger (page 59)

The combined company will be governed by a board of directors of up to 24 directors, with equal representation from FNB and VFG. The combined bank’s board of directors will also have equal representation from FNB and VFG. Current FNB president and chief executive officer William P. Heath, Jr. will serve as chairman of the board for the combined company. Current VFG president and chief executive officer O. R. Barham, Jr. will serve as president and chief executive officer for the combined company. Gregory W. Feldmann, current FNB chief operating officer and president and chief executive officer of FNB’s banking subsidiary, First National Bank, will serve as president and chief executive officer of the combined bank. Raymond D. Smoot, Jr., current chairman of the board of First National Bank, will serve as chairman of the board of the combined bank. Current VFG executive vice president and chief operating officer Litz H. Van Dyke will serve as executive vice president and chief operating officer for the combined company, and current VFG executive vice president and chief financial officer Jeffrey W. Farrar will serve as executive vice president and chief financial officer for the combined company.

Recommendation of the VFG Board of Directors (page 38)

The VFG board of directors has unanimously determined that the merger agreement and the merger and other transactions contemplated thereby are advisable and in the best interests of VFG and its shareholders. The VFG board of directors recommends that VFG shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies to approve the merger agreement and the transactions contemplated thereby.

Recommendation of the FNB Board of Directors (page 40)

The FNB board of directors has determined that the merger agreement and the merger and other transactions contemplated thereby are in the best interests of FNB and its shareholders. The FNB board approved the merger by a 9 to 3 vote. The FNB board of directors recommends that FNB shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies to approve the merger agreement and the transactions contemplated thereby.

Opinions of the Financial Advisors (pages 44 and 52)

VFG’s Financial Advisor

VFG engaged the firm of Sandler O’Neill + Partners, L.P. to review the proposed merger and provide a fairness opinion. Sandler O’Neill has given its opinion to the VFG board that, as of July 26, 2007 (the date the merger agreement was executed), the exchange ratio provided for in the merger agreement was fair from a financial point of view to VFG shareholders. A copy of the fairness opinion, setting forth the information reviewed, assumptions made, and matters considered by Sandler O’Neill, is attached to this proxy statement as Annex D. We encourage you to carefully read the entire opinion of Sandler O’Neill. The opinion of Sandler O’Neill has not been updated prior to the date of this proxy statement and does not reflect any change in circumstances after July 26, 2007. Sandler O’Neill’s opinion as to the fairness, from a financial point of view, of the exchange ratio to VFG was provided to the VFG board of directors in connection with its evaluation of the exchange ratio from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger.

FNB’s Financial Advisor

FNB engaged the firm of Davenport & Company LLC to review the proposed merger and provide a fairness opinion. Davenport has given its opinion to the FNB board that, as of July 26, 2007 (the date the merger agreement was executed), the exchange ratio provided for in the merger agreement was fair from a financial point of view to FNB shareholders. A copy of the fairness opinion, setting forth the information reviewed, assumptions made, and matters considered by Davenport, is attached to this proxy statement as Annex E. We encourage you to carefully read the entire opinion of Davenport. The opinion of Davenport has not been updated prior to the date of this proxy statement and does not reflect any change in circumstances after July 26, 2007. Davenport’s opinion as to the fairness, from a financial point of view, of the exchange ratio to FNB was provided to the FNB board of directors in connection with its evaluation of the exchange ratio from a financial point of view, does not address any other aspect of the merger, and does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger.

Interests of Directors and Executive Officers in the Merger (page 62)

You should be aware that some of the directors and officers of VFG have interests in the merger that are different from, or are in addition to, the interests of VFG shareholders generally, and that some of the directors and officers of FNB have interests in the merger that are different from, or are in addition to, the interests of FNB shareholders generally. These different or additional interests include, among others, the designation of certain FNB and VFG directors and bank directors to be members of the boards of the combined company and the combined bank; continued employment and employment agreements for Messrs. Heath, Barham, Feldmann, Van Dyke, and Farrar, which include an increase in compensation to reflect the expanded business operations of the combined company; the vesting of all outstanding unvested equity awards for employees of both FNB and VFG and the directors of VFG at the time of the merger; the vesting of death benefit rights under VFG’s split dollar insurance program

(subject to divestment for cause as defined in that program); proposed employee benefits for those FNB and VFG employees who become employees of the combined company or one of its subsidiaries following the merger; existing change in control agreements covering certain FNB and VFG executive officers; and indemnification and insurance coverage for FNB’s and VFG’s directors and officers.

A joint compensation committee composed of directors of FNB and VFG, with the advice of an independent compensation consultant, and without the participation of the executives involved, determined the compensation, severance and change in control agreements for Messrs. Heath, Barham, Feldmann, Van Dyke, and Farrar, and the agreements were approved by the boards of FNB and VFG because they were commensurate with the duties and responsibilities of officers in positions of senior management at comparable financial institutions.

For a further discussion of interests of directors and executive officers in the merger, see “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 62.

Material Federal Income Tax Consequences (page 68)

FNB shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of FNB common stock for shares of VFG common stock. FNB shareholders may, however, recognize gain or loss in connection with cash received for any fractional shares in the merger. This tax treatment may not apply to all shareholders. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. You will not be obligated to exchange your shares of common stock unless we receive a legal opinion that the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368 of the Internal Revenue Code. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

FNB shareholders should retain records regarding their tax basis in shares exchanged and the shares they acquire from VFG in the merger.

The tax consequences of the merger to you may depend on your own situation. In addition, you may be subject to state, local or foreign tax laws that are not addressed in this proxy statement. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

No Appraisal Rights (page 72)

Under Virginia law, the shareholders of VFG and FNB are not entitled to appraisal rights in connection with the merger.

Regulatory Approvals (page 70)

We cannot complete the merger unless it is approved by the Federal Reserve Board and the Virginia State Corporation Commission.

On October 12, 2007, the Federal Reserve Board approved the application filed by VFG in connection with the merger. The Virginia State Corporation Commission approved VFG’s merger application on November 1, 2007.

Conditions to Completion of the Merger (page 74)

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including the following:

•	approval of the merger agreement by VFG and FNB shareholders;

•	approval of the merger by the necessary federal and state regulatory authorities;

•	the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

•	accuracy of the other party’s representations and warranties in the merger agreement, including their representation that no material adverse change has occurred;

•	the other party’s compliance with its obligations under the merger agreement; and

•	the receipt by each party from its legal advisor of a written legal opinion relating to the U.S. federal income tax treatment of the merger.

Where the law permits, VFG and FNB could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Timing of the Merger (page 74)

We expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approvals are received at the special meetings of FNB and VFG. We currently expect to complete the merger during the first quarter of 2008. However, it is possible that factors outside of either company’s control could require us to complete the merger at a later time or not to complete it at all.

The merger of the three banking subsidiaries of VFG and FNB is expected to occur during the second quarter of 2008.

No Solicitation of Other Offers (page 75)

We have each agreed that we will not directly or indirectly:

•	initiate, solicit or encourage any inquiries or proposals with respect to any acquisition transaction (as defined under “The Merger Agreement—No Solicitation of Other Offers” below); or

•	engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition transaction.

The merger agreement does not, however, prohibit either party from considering a bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination of the Merger Agreement; Expenses (page 76)

The merger agreement may be terminated, and the merger abandoned, by us at any time before the merger is completed if both of our boards of directors vote to do so. In addition, the merger agreement may be terminated, and the merger abandoned, by either of our boards of directors if:

•	the merger has not been completed by June 30, 2008, unless the failure to complete the merger by such time is caused by a breach of the merger agreement by the terminating party;

•

the other party breaches any representation, warranty, covenant or agreement contained in the merger agreement, which breach would, if it were occurring on the date of the completion of the merger, result in the failure of the conditions to the terminating party’s obligation to complete the merger, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

•

any one of the following occurs: (i) the board of directors of the other party fails to recommend that its shareholders vote in favor of the merger agreement or withdraws, modifies or qualifies its recommendation in a manner materially adverse to the terminating party, (ii) the other party fails substantially to comply with its obligation to call a meeting of its shareholders and to use its reasonable best efforts to cause its shareholders to adopt the merger agreement or breaches its non-solicitation covenant, (iii) the other party negotiates or authorizes negotiations with a third party regarding an acquisition transaction, which negotiations are not discontinued after 20 business days or (iv) the board of directors of the other party recommends or endorses an acquisition transaction, other than the merger agreement, that qualifies as a superior proposal.

If the merger agreement is terminated and abandoned, it will become void and there will be no liability on the part of either of VFG or FNB or our respective subsidiaries, directors or officers, except that:

•	provisions relating to the payment of fees and expenses, confidential treatment of information, and the representation of the parties with respect to brokers and finders will survive;

•	termination will not relieve a breaching party from liability for any uncured intentional breach of the merger agreement; and

•	the stock option agreements will remain in effect in accordance with their terms.

The Stock Option Agreements (page 81)

In connection with entering into the merger agreement, FNB and VFG entered into separate reciprocal stock option agreements, pursuant to which each company granted to the other a stock option to purchase up to 19.9% of its total outstanding common shares. Neither of these options is currently exercisable and, pursuant to the terms of the option agreements, will only become exercisable upon the occurrence of certain events relating to a third party acquisition proposal relating to the issuer of the shares covered by the respective option. Each company’s total realizable value under the option it has been granted is subject to a cap of $11.750 million. Under certain circumstances, each of the companies may be required to repurchase for cash the applicable option or the shares acquired pursuant to the exercise of such option.

The Special Meetings (pages 24 and 27)

The special meetings will be held as follows:

VFG Shareholders: February 12, 2008 at 3:00 p.m., local time, at the Boar’s Head Inn, 200 Ednam Drive, Charlottesville, Virginia.

FNB Shareholders: February 12, 2008 at 2:00 p.m., local time, at The Event Centre, 1655 Roanoke Street, Christiansburg, Virginia.

At the special meetings, the shareholders of each of VFG and FNB will be asked:

•	to approve the merger agreement and the transactions contemplated thereby (Proposal 1); and

•

to approve a proposal to adjourn or postpone the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting (Proposal 2).

The board of directors of FNB recommends that FNB shareholders vote “FOR” both proposals, and the VFG board of directors recommends that VFG shareholders vote “FOR” both proposals.

Record Dates; Votes Required (pages 24-25 and 27-28)

You can vote at the VFG special meeting of shareholders if you owned VFG common stock at the close of business on December 17, 2007. On that date, VFG had 10,795,943 shares of common stock outstanding and entitled to vote. For each proposal presented at the special meeting, you can cast one vote for each share of VFG common stock you owned on the record date.

You can vote at the FNB special meeting of shareholders if you owned FNB common stock at the close of business on December 17, 2007. On that date, FNB had 7,386,611 shares of common stock outstanding and entitled to vote. For each proposal presented at the special meeting, you can cast one vote for each share of FNB common stock you owned on the record date.

Approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of at least a majority of the shares outstanding on the respective record dates for the special meetings, for each company.

Approval of any motion to adjourn or postpone the special meetings requires the affirmative vote of at least a majority of the company’s shares represented at its special meeting, whether or not a quorum is present.

Both VFG’s and FNB’s boards of directors recommend that their respective shareholders vote “FOR” approval of the merger.

Voting by VFG and FNB Directors and Executive Officers (pages 25 and 28)

As of December 17, 2007, the record date for the VFG special meeting, directors and executive officers of VFG and their affiliates owned and are entitled to vote 233,774 shares of VFG common stock, or approximately 2.2% of the total voting power of the shares of VFG common stock outstanding on that date. Each of VFG’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of VFG common stock in favor of the merger.

As of December 17, 2007, the record date for the FNB special meeting, directors and executive officers of FNB and their affiliates owned and are entitled to vote 144,791 shares of FNB common stock, or approximately 2.0% of the shares of FNB common stock outstanding on that date. All of FNB’s executive officers and nine of FNB’s directors (who collectively owned and are entitled to vote 111,284 shares of FNB common stock or approximately 1.5% of the shares of FNB common stock outstanding as of the record date) have agreed, subject to several conditions, to vote their shares of FNB common stock in favor of the merger.

Three of FNB’s directors (who collectively owned and are entitled to vote 33,507 shares of FNB common stock or approximately 0.5% of the shares of FNB common stock outstanding as of the record date) have not agreed to vote their shares in favor of the merger agreement, and have indicated that they intend to vote their shares against the merger.

Recent Developments (page 72)

On August 24, 2007, a shareholder of FNB filed an application in the Circuit Court of Montgomery County, Virginia seeking an order compelling FNB to provide her with certain lists of the shareholders of FNB which were not maintained or required to be maintained by FNB. Prior to the hearing on the application, the parties reached agreement and an order was entered by the court embodying the agreement. The court has denied the shareholder’s request to be reimbursed for her costs and reasonable counsel’s fees in connection with the matter.

On August 27, 2007, FNB was notified of the formation of a group calling itself the “FNB Corporation Shareholders Committee” to oppose the merger between FNB and VFG. The committee is composed of the directors of FNB who voted against the proposed merger and certain other shareholders.

On August 28, 2007, the board of directors of First National Bank, the banking subsidiary of FNB, adopted a resolution, by vote of 12 to 1, in support of the proposed merger between FNB and VFG.

On July 26, 2007, Kendall O. Clay and Daniel D. Hamrick, two directors of FNB, in their capacities as shareholders, delivered a letter to FNB making demands under the shareholders derivative provisions of the Virginia Stock Corporation Act.

The demand challenged the process followed by the board in reviewing strategic options available to FNB and in approving the merger with VFG.

On September 27, 2007, the FNB board appointed a special committee consisting of three disinterested directors to review and evaluate the allegations made in the demand. The special committee has conducted that review and evaluation with the assistance of the Roanoke, Virginia law firm of Woods Rogers PLC and Keefe, Bruyette & Woods Inc., a leading national investment banking firm which specializes in financial institutions.

On October 24, 2007, the special committee delivered a letter to Messrs. Clay and Hamrick advising them that the special committee had completed its review and evaluation, with the assistance of these independent professionals, of the demands which had been made by Messrs. Clay and Hamrick and, as a result, the special committee had concluded, in good faith on the basis of that review and evaluation, that the pursuit of their demands was not in the best interest of FNB and rejected their demands on behalf of FNB.

Market Prices and Share Information (page 85)

VFG common stock is listed on the NASDAQ Global Select Market under the symbol “VFGI.” FNB common stock is also listed on the NASDAQ Global Select Market, under the symbol “FNBP.” The following table sets forth the closing sale prices per share of VFG common stock and FNB common stock in each case as reported on the NASDAQ Global Select Market on July 25, 2007, the last trading day before we announced the signing of the merger agreement, and on December 27, 2007, the last practicable trading day before the distribution of this proxy statement.

	VFG Common Stock	FNB Common Stock
July 25, 2007	$20.29	$31.24
December 27, 2007	$15.40	$24.22

SELECTED HISTORICAL FINANCIAL DATA OF VFG

The following table sets forth certain of VFG’s consolidated financial data as of and for each of the periods indicated. The financial information for the years ended December 31, 2006, 2005, 2004, 2003, and 2002, and as of December 31, 2006, 2005, 2004, 2003, and 2002 is derived from VFG’s audited consolidated financial statements, which are incorporated by reference into this proxy statement. The consolidated financial information as of and for the nine-month periods ended September 30, 2007 and 2006 is derived from VFG’s unaudited consolidated financial statements, which are incorporated by reference into this proxy statement. In VFG’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the nine months ended September 30, 2007 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2007.

The selected historical financial data below should be read in conjunction with the consolidated financial statements that are incorporated by reference into this proxy statement and their accompanying notes.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2007	2006(1)	2006(1)	2005(1)	2004(1)	2003(1)	2002(1)
	(Dollars in thousands except per share data)
Income Statement Data
Interest income	$74,727	$70,388	$95,627	$80,706	$70,402	$62,827	$63,723
Interest expense	31,054	25,112	35,482	23,861	19,628	19,357	23,101
Net interest income	43,673	45,276	60,145	56,845	50,774	43,470	40,622
Provision for loan losses	365	610	750	2,012	2,534	1,290	1,602
Net interest income after provision for loan losses	43,308	44,666	59,395	54,833	48,240	42,180	39,020
Noninterest income	12,420	11,503	15,485	15,443	14,544	15,227	12,721
Noninterest expense	37,529	34,862	46,918	43,702	41,016	38,866	35,030
Income (loss) before income taxes	18,199	21,307	27,962	26,574	21,768	18,541	16,711
Income tax expense	5,317	6,535	8,465	8,358	6,565	5,049	4,376
Net income	$12,882	$14,772	$19,497	$18,216	$15,203	$13,492	$12,335
Per Share Data
Net income—basic	$1.19	$1.37	$1.81	$1.69	$1.42	$1.26	$1.13
Net income—diluted	1.19	1.36	1.80	1.68	1.41	1.25	1.13
Cash dividends declared	0.48	0.45	0.61	0.56	0.52	0.50	0.48
Book value per share	14.74	13.67	13.97	12.66	11.83	11.17	10.63
Balance Sheet Data
Assets	$1,586,716	$1,592,554	$1,625,989	$1,505,184	$1,449,608	$1,387,211	$1,114,905
Loans, net	1,196,696	1,190,501	1,203,132	1,129,495	1,049,869	912,946	691,799
Investment securities	242,542	271,115	264,141	241,032	286,856	360,041	295,628
Deposits	1,173,413	1,285,522	1,318,281	1,255,509	1,257,164	1,210,774	959,822
Shareholders’ equity	159,152	147,140	150,652	136,105	127,089	119,830	114,371
Shares outstanding	10,795,097	10,771,272	10,784,303	10,759,101	10,742,225	10,729,328	10,765,112
Performance Ratios
Return on average assets (2)	1.09%	1.27%	1.24%	1.23%	1.07%	1.13%	1.15%
Return on average shareholders’ equity (2)	11.31	13.93	13.57	13.86	12.40	11.47	11.09
Return on average tangible equity (2)	12.62	15.95	15.52	16.17	14.80	12.66	11.27
Average equity to average assets	10.03	9.11	9.15	8.89	8.62	9.82	10.41
Net interest margin (2), (3)	4.11	4.31	4.25	4.29	4.04	4.15	4.29
Efficiency ratio (4)	65.04	59.60	60.54	59.32	61.12	64.42	63.08
Allowance for loan losses to loans	1.21	1.19	1.19	1.19	1.10	1.06	1.31
Asset Quality Ratios
Net charge-offs to average loans outstanding (5)	0.03%	(0.02)%	(0.01)%	0.01%	0.06%	0.09%	0.10%
Non-performing loans to period-end loans	0.26	0.21	0.25	0.16	0.38	0.80	1.15
Non-performing assets to total assets	0.47	0.18	0.19	0.12	0.28	0.53	0.72
Allowance for loan losses to non-performing assets	195.23	496.94	477.44	740.92	292.07	132.77	113.84
Liquidity and Capital Ratios
Risk-based:
Tier 1 capital	12.05%	11.31%	11.35%	11.09%	11.30%	9.58%	13.16%
Total capital	13.14	12.40	12.44	12.18	12.37	10.57	14.30
Average loans to average deposits (5)	95.00	92.51	93.40	88.86	80.70	74.31	73.27
Average shares outstanding
Basic	10,792,268	10,769,170	10,770,969	10,752,041	10,737,861	10,733,721	10,903,196
Diluted	10,817,731	10,851,158	10,843,356	10,823,940	10,802,626	10,788,726	10,945,539

(1)	All share and per share amounts and per share ratios have been restated to reflect VFG’s three-for-two stock split in the form of a 50% stock dividend distributed on September 6, 2006.
(2)	On an annualized basis.
(3)	On a fully taxable equivalent basis.
(4)	The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income, net of gains or losses on securities, fixed assets, and foreclosed assets.
(5)	Nonaccrual loans are included in average loans outstanding.

SELECTED HISTORICAL FINANCIAL DATA OF FNB

The following table sets forth certain of FNB’s consolidated financial data as of and for each of the periods indicated. The financial information for the years ended December 31, 2006, 2005, 2004, 2003, and 2002, and as of December 31, 2006, 2005, 2004, 2003, and 2002 is derived from FNB’s audited consolidated financial statements, which are incorporated by reference into this proxy statement. The consolidated financial information as of and for the nine-month periods ended September 30, 2007 and 2006 is derived from FNB’s unaudited consolidated financial statements, which are incorporated by reference into this proxy statement. In FNB’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the nine months ended September 30, 2007 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2007.

The selected historical financial data below should be read in conjunction with the consolidated financial statements that are incorporated by reference into this proxy statement and their accompanying notes.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands except per share data)
Income Statement Data
Interest income	$74,676	$69,983	$94,797	$80,752	$70,461	$61,464	$59,618
Interest expense	34,171	29,294	40,289	29,202	22,660	19,935	22,196
Net interest income	40,505	40,689	54,508	51,550	47,801	41,529	37,422
Provision for loan losses	2,301	1,341	1,737	2,564	3,046	2,158	1,369
Net interest income after provision for loan losses	38,204	39,348	52,771	48,986	44,755	39,371	36,053
Noninterest income	10,549	11,613	15,194	16,264	14,349	15,678	11,545
Noninterest expense	31,102	30,255	40,925	38,620	36,830	35,703	31,282
Income (loss) before income taxes	17,651	20,706	27,040	26,630	22,274	19,346	16,316
Income tax expense	5,853	6,994	9,128	9,097	8,027	6,414	5,225
Net income	$11,798	$13,712	$17,912	$17,553	$14,247	$12,932	$11,091
Per Share Data
Net income—basic	$1.60	$1.87	$2.44	$2.40	$1.96	$2.03	$1.93
Net income—diluted	1.59	1.85	2.41	2.39	1.95	2.01	1.90
Cash dividends declared	0.63	0.61	0.82	0.78	0.74	0.70	0.68
Book value per share	24.52	23.22	23.60	21.94	20.63	19.57	16.52
Balance Sheet Data
Assets	$1,515,714	$1,508,901	$1,518,715	$1,481,482	$1,396,116	$1,326,811	$992,431
Loans, net	1,108,092	1,158,835	1,170,073	1,163,280	1,103,470	999,888	691,661
Investment securities	217,217	198,616	189,479	171,340	156,732	193,237	163,283
Deposits	1,260,205	1,254,678	1,262,982	217,006	1,124,267	1,048,802	845,688
Shareholders’ equity	180,817	170,592	173,417	160,476	150,001	141,108	95,099
Shares outstanding	7,373,657	7,345,443	7,348,823	7,312,868	7,274,937	7,234,050	5,807,508
Performance Ratios
Return on average assets (1)	1.03%	1.22%	1.19%	1.22%	1.04%	1.14%	1.16%
Return on average shareholders’ equity (1)	8.90	11.16	10.81	11.35	9.82	11.26	12.36
Return on average tangible equity (1)	12.58	16.40	15.82	17.19	16.21	18.25	18.10
Average equity to average assets	11.58	10.93	11.01	10.76	10.57	10.11	9.36
Net interest margin (1), (2)	3.86	3.98	3.96	3.94	3.85	4.09	4.37
Efficiency ratio	59.35	56.14	58.54	56.73	58.90	61.74	64.66
Allowance for loan losses to loans	1.04	1.24	1.19	1.24	1.19	1.20	1.37
Asset Quality Ratios
Net charge-offs to average loans outstanding (3)	0.54%	0.13%	0.19%	0.12%	0.18%	0.12%	0.11%
Non-performing loans to period-end loans	1.37	0.56	0.46	0.51	0.39	0.36	0.51
Non-performing assets to total assets	1.01	0.44	0.40	0.46	0.40	0.41	0.45
Allowance for loan losses to non-performing loans	76.04	222.43	256.07	241.16	307.52	335.35	269.69
Liquidity and Capital Ratios
Risk-based:
Tier 1 capital	11.94%	12.23%	11.26%	11.42%	11.17%	11.51%	10.42%
Total capital	12.88	13.41	12.39	12.56	12.32	12.66	11.61
Average loans to average deposits (3)	102.13	107.80	94.17	97.48	96.54	89.01	81.59
Average shares outstanding
Basic	7,361,328	7,331,486	7,335,405	7,293,148	7,251,588	6,377,680	5,758,490
Diluted	7,441,423	7,410,368	7,418,790	7,350,379	7,320,113	6,445,230	5,833,190

(1)	On an annualized basis.
(2)	On a fully taxable equivalent basis.
(3)	Nonaccrual loans are included in average loans outstanding.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following summary unaudited pro forma combined financial information is designed to show how the merger of VFG and FNB might have affected historical financial statements if the merger had been completed at an earlier time and was prepared based on the historical financial results reported by VFG and FNB. The following should be read in connection with “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 87 and the VFG and FNB audited consolidated financial statements, which are incorporated by reference into this proxy statement.

The unaudited pro forma balance sheet data assumes that the merger took place on September 30, 2007 and combines VFG’s consolidated balance sheet as of September 30, 2007 with FNB’s consolidated balance sheet as of September 30, 2007. The unaudited pro forma statements of operations data for the nine months ended September 30, 2007 and for the year ended December 31, 2006 give effect to the merger as if it occurred on January 1, 2006.

The pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during these periods.

We expect that we will incur merger and integration charges as a result of the merger. We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

Pro Forma As of September 30, 2007
(In thousands, except per share data)
Selected Statement of Financial Condition Data
Assets	$3,166,979
Loans, net	2,293,030
Investment securities	451,418
Deposits	2,430,972
Shareholders’ equity	400,690
Shares outstanding	22,482,343
Per Share Data
Book value per share	$17.82

	Pro Forma For the Year Ended December 31, 2006	Pro Forma For the Nine Months Ended September 30, 2007
	(In thousands, except per share data)
Selected Income Statement Data
Interest income	$205,438	$155,216
Interest expense	84,267	66,044

Net interest income	121,171	89,172
Provision for loan losses	2,487	2,666

Net interest income after provision for loan losses	118,684	86,506
Noninterest income	30,571	22,969
Noninterest expense	90,702	70,978

Income before income taxes	58,553	38,497
Income tax expense	18,836	12,096

Net income	$39,717	$26,401

Per Share Data
Net income—basic	$1.77	$1.18
Net income—diluted	1.76	1.17
Cash dividends declared	0.57	0.44
Selected Performance Ratios (1)
Return on average assets (2)	1.27%	1.11%
Return on average shareholders’ equity (2)	10.60	9.01
Return on average tangible equity (2)	13.77	11.45
Average equity to average assets	11.95	12.32
Net interest margin (2)	4.37	4.24
Efficiency ratio (3)	58.95	62.87
Allowance for loan losses to loans	1.20	1.13
Selected Asset Quality Ratios (1)
Net charge-offs to average loans outstanding	0.09%	0.20%
Non-performing loans to period-end loans	0.35	0.98
Non-performing assets to total assets	0.28	0.72
Allowance for loan losses to non-performing loans	336.93	115.21
Liquidity and Capital Ratios (1)
Risk-based:
Tier 1 capital	10.40%	10.93%
Total capital	11.50	12.05
Average loans to average deposits	93.45	93.01
Average shares outstanding
Basic	22,396,944	22,459,973
Diluted	22,602,471	22,612,386

(1)	Ratios are calculated using consolidated figures.
(2)	On an annualized basis.
(3)	The efficiency ratio equals noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

COMPARATIVE UNAUDITED PER SHARE DATA

The following table shows per share data regarding net income, book value, and cash dividends declared for VFG and FNB on a historical, pro forma, and pro forma equivalent basis. The pro forma and pro forma equivalent per share information was computed as if the merger had been completed on December 31, 2006 or September 30, 2007. The FNB pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by the exchange ratio of 1.5850 to 1.0. This information shows how each share of FNB common stock would have participated in the combined companies’ net income, book value per share, and cash dividends if the merger had been completed on the relevant dates. These amounts do not necessarily reflect future per share amounts of net income, book value per share or cash dividends of the combined company.

The following unaudited comparative per share data is derived from the historical consolidated financial statements of each of VFG and FNB. The information below should be read in conjunction with the audited consolidated financial statements and accompanying notes of VFG and FNB, which are incorporated by reference into this proxy statement. We urge you also to read “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 87.

As of and for the Year Ended December 31, 2006

	VFG Historical	FNB Historical	Pro Forma Combined	FNB Pro Forma Equivalent
Net income per share, basic	$1.81	$2.44	$1.77	$2.81
Net income per share, diluted	1.80	2.41	1.76	2.79
Cash dividends declared per share	0.61	0.82	0.57	0.90
Book value per share	13.97	23.60	N/A	N/A

As of and for the Nine Months Ended September 30, 2007

	VFG Historical	FNB Historical	Pro Forma Combined	FNB Pro Forma Equivalent
Net income per share, basic	$1.19	$1.60	$1.18	$1.86
Net income per share, diluted	1.19	1.59	1.17	1.85
Cash dividends declared per share	0.48	0.63	0.44	0.69
Book value per share	14.74	24.52	17.82	28.25

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. VFG and FNB desire to take advantage of these “safe harbor” provisions with regard to the forward-looking statements in this proxy statement and in the documents that are incorporated herein by reference. These forward-looking statements reflect our current views with respect to future events and financial performance. Specifically, forward-looking statements may include:

•	statements relating to our ability to timely complete the merger and the benefits thereof, including anticipated opportunities, synergies, and cost savings estimated to result from the merger;

•	internal forecasts of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth, and other performance measures;

•	statements regarding expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives;

•	discussion of the future state of the economy, competition, regulation, taxation, our business strategies, subsidiaries, investment risk, and policies; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements express our best judgment based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable.

By their nature, however, forward-looking statements often involve assumptions about the future. Such assumptions are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, we cannot guarantee you that the expectations reflected in our forward-looking statements actually will be achieved. Actual results may differ materially from those in the forward-looking statements due to, among other things, the following factors:

•	the businesses of FNB and VFG may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe, may be more difficult, time-consuming or costly than expected;

•	changes in general business, economic, and market conditions;

•	changes in fiscal and monetary policies, and laws and regulations;

•	changes in interest rates, deposit flows, loan demand, and real estate values;

•	a deterioration in credit quality and/or a reduced demand for, or supply of, credit;

•	volatility in the securities markets generally or in the market price of the combined company’s stock specifically; and

•	the risks outlined in “Risk Factors” beginning on page 22.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement or, in the case of a document incorporated herein by reference, as of the date of that document. Except as required by law, neither FNB nor VFG undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the Securities and Exchange Commission by VFG and FNB. See “Where You Can Find More Information” beginning on page 103 for a list of the documents incorporated herein by reference.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement, you should consider carefully the following risk factors in deciding how to vote on the merger. Many of these risks and uncertainties could affect the combined company’s future financial results and may cause the combined company’s future earnings and financial condition to be less favorable than VFG’s and FNB’s expectations. In addition, you should read and consider the risks associated with each of the businesses of VFG and FNB because these risks will also relate to the combined company. Certain of these risks are highlighted on page 20 under the heading “Cautionary Statement Regarding Forward-Looking Statements” and can be found in the documents incorporated by reference into this proxy statement.

Your merger consideration is fixed despite any change in VFG’s stock price.

Each share of FNB common stock owned by you will be converted into the right to receive 1.5850 shares of the common stock of the combined company, the value of which will depend upon the price of VFG common stock. The price of VFG common stock when the merger takes place may vary from its price at the date the fixed exchange rate was established, at the date of this proxy statement, and at the date of FNB’s special meeting. Such variations in the price of VFG common stock may result from changes in the business, operations or prospects of VFG, regulatory considerations, general market and economic conditions, and other factors. At the time of FNB’s special meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

If FNB and VFG do not successfully integrate, the combined company may not realize the expected benefits from the merger.

FNB and VFG expect that the combined company will be able to maintain most of FNB’s and VFG’s key customers and personnel and integrate their systems and operations successfully. Integration in connection with a merger of equals, however, is sometimes difficult, and there is a risk that integrating the two companies may take more time and resources than we expect.

The combined company’s ability to integrate and its future success depend in large part on the ability of members of the combined company’s board of directors to work together effectively. Half of the combined company’s board of directors will consist of former FNB directors and half will consist of former VFG directors. Disagreements among board members of the combined company could arise in connection with integration issues, strategic considerations and other matters. As a result, there is a risk that the combined company’s board of directors may not be able to operate effectively, which would adversely affect the combined company’s ability to integrate the operations of FNB and VFG successfully.

The combined company’s future success will also depend to a great extent on the continuing contributions of the directors and key management personnel of FNB and VFG. Although William P. Heath, Jr., who will serve as chairman of the combined company after the merger; O.R. Barham, Jr., who will serve as president and chief executive officer of the combined company after the merger; Gregory W. Feldman, who will serve as president and chief executive officer of the combined bank after the merger; Litz H. Van Dyke, who will serve as chief operating officer of the combined company after the merger; and Jeffrey W. Farrar, who will serve as chief financial officer of the combined company after the merger, will be subject to employment agreements, we cannot be assured of their continued service. The unexpected loss of the services of one or more of our directors or key employees could adversely affect our operations and possibly result in reduced revenues and earnings.

The combined company will face strong competition from other financial institutions and financial service companies, which could adversely affect its operations and financial condition.

The combined company will face vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems, and a wider array of banking services than the combined company will have. The combined company will also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies, and governmental organizations, each of which may offer more favorable financing than the combined company is able to provide. Some of the combined company’s non-bank competitors are not subject to the same extensive regulations that will govern the combined company. This competition may reduce or limit the combined company’s margins on banking services, reduce its market share, and adversely affect its results of operations and financial condition.

The stock option agreements may discourage other companies from considering a business combination or other acquisition transaction with FNB and VFG.

The stock option agreements are intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement and to compensate FNB or VFG, as applicable, if the merger is not consummated. If certain triggering events occur and the merger does not take place, an option might be exercisable at any time during the 18 months following the events. See “The Stock Option Agreements” beginning on page 81.

The existence of the options could significantly increase the cost to a potential acquirer of acquiring FNB or VFG and may discourage companies that might be interested in acquiring all or a significant interest in FNB or VFG from considering or proposing an acquisition, even if the potential acquirer were prepared to offer to pay consideration to the company’s shareholders that had a higher current market value than the shares of VFG common stock to be received or retained under the merger agreement or a higher price per share for FNB or VFG common stock than the respective stock market price of each company.

Certain directors and executive officers of FNB and VFG may have interests in the merger that differ from your interests.

Some of the directors and executive officers of FNB and VFG have interests in the merger that are different from, or in addition to, those of FNB and VFG shareholders generally. These different and additional interests include, among others, the designation of certain FNB and VFG directors and bank directors to be members of the boards of the combined company and the combined bank; continued employment and employment agreements for Messrs. Heath, Barham, Feldmann, Van Dyke, and Farrar, which include an increase in compensation to reflect the expanded business operations of the combined company; the vesting of all outstanding unvested equity awards for employees of both FNB and VFG and directors of VFG at the time of the merger under existing agreements entered into prior to the consideration of the proposed merger between VFG and FNB; the vesting of death benefit rights under VFG’s split dollar insurance program (subject to divestment for cause as defined in that program); proposed employee benefits for those FNB and VFG employees who become employees of the combined company or one of its subsidiaries following the merger; existing change in control agreements covering certain FNB and VFG executive officers; and indemnification and insurance coverage for FNB’s and VFG’s directors and officers. The increases in compensation for Messrs. Heath, Barham, Feldmann, Van Dyke and Farrar were approved with the advice of an independent compensation consultant and without the participation of the executives. See “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 62.

THE VFG SPECIAL MEETING

General

This proxy statement is first being mailed on or about January 3, 2008 by VFG to VFG shareholders who held shares of common stock of VFG, par value $1.00 per share, on the record date for the VFG special meeting of shareholders. This proxy statement is accompanied by the notice of the VFG special meeting and a form of proxy that is solicited by the board of directors of VFG for use at the VFG special meeting to be held on February 12, 2008, at 3:00 p.m., local time, at the Boar’s Head Inn, 200 Ednam Drive, Charlottesville, Virginia, and at any adjournment or postponement of that meeting.

Purpose of the VFG Special Meeting

At the special meeting, the shareholders of VFG will be asked:

1.	To approve and adopt the Agreement and Plan of Reorganization, dated as of July 26, 2007, between VFG and FNB, the plan of merger attached as an exhibit to the agreement, and the transactions contemplated thereby, as described under “The Merger” beginning on page 32 and “The Merger Agreement” beginning on page 74 (Proposal 1); and

2.	To approve a proposal to adjourn or postpone the VFG special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger agreement and the transactions contemplated thereby (Proposal 2).

Recommendation of the VFG Board of Directors

The board of directors of VFG has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The VFG board believes that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and are in the best interests of VFG and its shareholders and unanimously recommends that shareholders use the WHITE proxy card to vote “FOR” approval of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies to approve the merger agreement and the transactions contemplated thereby.

Record Date and Voting Rights

The VFG board of directors has fixed the close of business on December 17, 2007 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of VFG common stock at the close of business on the record date. At that time, 10,795,943 shares of VFG common stock were outstanding, held by 2,546 holders of record.

To have a quorum that permits us to conduct business at the VFG special meeting, we require the presence, whether in person or by proxy, of the holders of VFG’s common stock representing a majority of the shares outstanding on the record date. You are entitled to one vote for each outstanding share of VFG common stock you held as of the close of business on the record date.

Holders of shares of VFG common stock present in person at the special meeting but not voting, and shares of the common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Votes Required

Vote Required for Approval of the Merger Agreement and the Merger (Proposal 1)

The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of at least a majority of the shares of VFG common stock outstanding on the record date for the special meeting, if a quorum is present.

Abstentions and broker non-votes will not count as votes cast. Because, however, approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of at least a majority of the shares of VFG common stock outstanding on the record date, abstentions and broker non-votes will have the same effect as votes against the merger.

Vote Required for Adjournment or Postponement of the VFG Special Meeting (Proposal 2)

Approval of any motion to adjourn or postpone the special meeting to permit further solicitation of proxies to approve the merger agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the shares of VFG common stock represented at the special meeting, whether or not a quorum is present.

Abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether a proposal to adjourn or postpone the special meeting has been approved.

Stock Ownership of VFG Executive Officers and Directors

As of the record date, directors and executive officers of VFG and their affiliates beneficially owned and were entitled to vote approximately 233,774 shares of VFG common stock at the special meeting. These shares represent approximately 2.2% of the aggregate voting power of VFG shares entitled to vote at the special meeting. Each director and executive officer of VFG has indicated he or she will vote each share of VFG common stock that he or she owns “FOR” approval of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies to approve the merger agreement and the transactions contemplated thereby.

Voting of Proxies

By Mail

A WHITE proxy card is enclosed for your use. To submit your proxy by mail, VFG asks that you complete and sign the accompanying proxy and, if you are a shareholder of record, return it as soon as possible in the enclosed postage-paid envelope. If you hold your shares in street name, please refer to your WHITE proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying proxy is returned properly executed, the shares of VFG common stock represented by it will be voted at the VFG special meeting in accordance with the instructions contained in the proxy.

If WHITE proxy cards are returned properly executed without indication as to how to vote, the VFG common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the VFG special meeting as follows: (i) “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby and (ii) “FOR” the proposal to approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies to approve the merger agreement and the transactions contemplated thereby.

If the special meeting is postponed or adjourned, all proxies will be voted at the reconvened special meeting in the same manner as they would have been voted at the originally scheduled special meeting except for any proxies that have been properly withdrawn or revoked.

Your vote is important. Accordingly, please sign, date, and return the enclosed WHITE proxy card whether or not you plan to attend the VFG special meeting in person.

VFG’s board of directors recommends that shareholders vote “FOR” approval of the merger.

Voting In Person

If you wish to vote in person at the VFG special meeting, a ballot will be provided at the VFG special meeting. However, if your shares are held in the name of your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote your shares at the meeting.

Revocation of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the VFG special meeting. If you grant a proxy in respect of your VFG shares and then attend the VFG special meeting in person, your attendance at the special meeting or at any adjournment or postponement of the special meeting will not automatically revoke your proxy. Your proxy can be revoked in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•

you can attend the special meeting (or, if the special meeting is adjourned or postponed, attend the adjourned or postponed meeting) and vote in person, which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy previously given.

If you choose either of the first two methods, you must submit your notice of revocation or new proxy to VFG’s Secretary, Virginia Financial Group, Inc., 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911, no later than the beginning of the VFG special meeting or, if the special meeting is adjourned or postponed, before the adjourned or postponed meeting is actually held.

If your shares are held in the name of a broker or nominee, you may change your vote by submitting new voting instructions to your broker or nominee.

If you need assistance in changing or revoking your proxy, please contact VFG’s Investor Relations department by calling (434) 964-2211 or by writing to Virginia Financial Group, Inc., 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911, Attention: Investor Relations.

Solicitation of Proxies

This solicitation is made on behalf of the VFG board of directors, and VFG will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by VFG’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. VFG will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more VFG shareholders reside if they appear to be members of the same family. Each VFG shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information VFG shareholders receive and reduces mailing and printing expenses for VFG.

VFG uses householding for its proxy materials, and brokers with accountholders who are VFG shareholders may be householding VFG’s proxy materials as well. As indicated in the notice previously provided by VFG or these brokers to VFG shareholders, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected VFG shareholder. Once you have received notice from VFG or your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or direct your request to VFG’s Secretary, c/o Virginia Financial Group, Inc., 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911 or (434) 964-2211. VFG undertakes to promptly deliver, upon oral or written request, a separate copy of the annual report to shareholders and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. VFG shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact VFG’s Secretary or their broker.

Do not send any stock certificates with your proxy cards.

THE FNB SPECIAL MEETING

General

This proxy statement is first being mailed on or about January 3, 2008 by FNB to FNB shareholders who held shares of common stock of FNB, par value $5.00 per share, on the record date for the FNB special meeting of shareholders. This proxy statement is accompanied by the notice of the FNB special meeting and a form of proxy that is solicited by the board of directors of FNB for use at the FNB special meeting to be held on February 12, 2008, at 2:00 p.m., local time, at The Event Centre, 1655 Roanoke Street, Christiansburg, Virginia, and at any adjournment or postponement of that meeting.

Purpose of the FNB Special Meeting

At the special meeting, the shareholders of FNB will be asked:

1.	To approve and adopt the Agreement and Plan of Reorganization, dated as of July 26, 2007, between VFG and FNB, the plan of merger attached as an exhibit to the agreement, and the transactions contemplated thereby, as described under “The Merger” beginning on page 32 and “The Merger Agreement” beginning on page 74 (Proposal 1); and

2.	To approve a proposal to adjourn or postpone the FNB special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger agreement and the transactions contemplated thereby (Proposal 2).

Recommendation of the FNB Board of Directors

The board of directors of FNB has approved the merger agreement and the transactions contemplated thereby, including the merger. The FNB board approved the merger by a 9 to 3 vote. The FNB board believes that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and are in the best interests of FNB and its shareholders and recommends that shareholders use the WHITE proxy card to vote “FOR” approval of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies to approve the merger agreement and the transactions contemplated thereby.

Record Date and Voting Rights

The FNB board of directors has fixed the close of business on December 17, 2007 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of FNB common stock at the close of business on the record date. At that time, 7,386,611 shares of FNB common stock were outstanding, held by 1,742 holders of record.

To have a quorum that permits us to conduct business at the FNB special meeting, we require the presence, whether in person or by proxy, of the holders of FNB’s common stock representing a majority of the shares outstanding on the record date. You are entitled to one vote for each outstanding share of FNB common stock you held as of the close of business on the record date.

Holders of shares of FNB common stock present in person at the special meeting but not voting, and shares of the common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Votes Required

Vote Required for Approval of the Merger Agreement and the Merger (Proposal 1)

The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of at least a majority of the shares of FNB common stock outstanding on the record date for the special meeting, if a quorum is present.

Abstentions and broker non-votes will not count as votes cast . Because, however, approval of the merger agreement and the transactions contemplated thereby require the affirmative vote of at least a majority of the shares of FNB common stock outstanding on the record date, abstentions and broker non-votes will have the same effect as votes against the merger.

Vote Required for Adjournment or Postponement of the FNB Special Meeting (Proposal 2)

Approval of any motion to adjourn or postpone the special meeting to permit further solicitation of proxies to approve the merger agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the shares of FNB common stock represented at the special meeting, whether or not a quorum is present.

Abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether a proposal to adjourn or postpone the special meeting has been approved.

Stock Ownership of FNB Executive Officers and Directors

As of the record date, directors and executive officers of FNB and their affiliates beneficially owned and were entitled to vote approximately 144,791 shares of FNB common stock at the special meeting. These shares represent approximately 2.0% of the aggregate voting power of FNB shares entitled to vote at the special meeting. The nine directors of FNB who voted in favor of the merger and all executive officers of FNB have indicated that they will vote each share of FNB common stock that they own “FOR” approval of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies to approve the merger agreement and the transactions contemplated thereby. The three directors of FNB who voted against the merger have indicated that they will vote each share of FNB common stock that they own “AGAINST” approval of the merger agreement and the transactions contemplated thereby.

Voting of Proxies

By Mail

A WHITE proxy card is enclosed for your use. To submit your proxy by mail, FNB asks that you complete and sign the accompanying proxy and, if you are a shareholder of record, return it as soon as possible in the enclosed postage-paid envelope or pursuant to the instructions set out in the proxy card.

If you hold your shares in street name, please refer to your WHITE proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying proxy is returned properly executed, the shares of FNB common stock represented by it will be voted at the FNB special meeting in accordance with the instructions contained in the proxy.

If you are a participant in the FNB ESOP, you may direct the ESOP trustee how to vote the number of full shares, if any, allocated to your account in the ESOP as of the record date (“ESOP shares”). All voting instructions for your ESOP shares will be kept confidential. FNB outsources the tabulation of ESOP participant voting to Registrar & Transfer Company, FNB’s transfer agent. You will receive a separate ballot from R&T for your ESOP shares, along with a postage-paid envelope to return the signed and executed ballot directly to R&T. The ESOP trustee will vote your ESOP shares in accordance with your instructions only if they are received by R&T by 5:00 p.m. ET on February 7, 2008. Once tabulated, the ESOP vote totals are relayed to the ESOP trustee who votes the shares held by the ESOP accordingly.

In general, the ESOP trustee will vote all ESOP shares as the ESOP participants specify. If you do not timely direct the ESOP trustee how to vote your ESOP shares, the ESOP trustee will vote your ESOP shares in a manner calculated to most accurately reflect the timely instructions received from other ESOP participants for their ESOP shares. In addition, the ESOP trustee will vote shares held by the ESOP which are not allocated to ESOP participants’ accounts or which are not subject to voting direction by ESOP participants in a manner calculated to most accurately reflect the timely instructions received from all ESOP participants for their ESOP shares. Marking the “abstain” box on the ballot from R&T will have the effect of a vote against the proposal because it will not contribute to the affirmative vote for the proposal.

If WHITE proxy cards are returned properly executed without indication as to how to vote, the FNB common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the FNB special meeting as follows: (i) “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby and (ii) “FOR” the proposal to approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies to approve the merger agreement and the transactions contemplated thereby.

If the special meeting is postponed or adjourned, all proxies will be voted at the reconvened special meeting in the same manner as they would have been voted at the originally scheduled special meeting except for any proxies that have been properly withdrawn or revoked.

Your vote is important. Accordingly, please sign, date, and return the enclosed WHITE proxy card whether or not you plan to attend the FNB special meeting in person.

FNB’s board of directors recommends that shareholders vote “FOR” approval of the merger.

Voting In Person

If you wish to vote in person at the FNB special meeting, a ballot will be provided at the FNB special meeting. However, if your shares are held in the name of your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote your shares at the meeting.

Revocation of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the FNB special meeting. If you grant a proxy in respect of your FNB shares and then attend the FNB special meeting in person, your attendance at the special meeting or at any adjournment or postponement of the special meeting will not automatically revoke your proxy. Your proxy can be revoked in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•

you can attend the special meeting (or, if the special meeting is adjourned or postponed, attend the adjourned or postponed meeting) and vote in person, which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy previously given.

If you choose either of the first two methods, you must submit your notice of revocation or new proxy to FNB’s Secretary, FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068-0600, no later than the beginning of the FNB special meeting or, if the special meeting is adjourned or postponed, before the adjourned or postponed meeting is actually held.

If you are a participant in the FNB ESOP, you must submit your notice of revocation or new proxy to R&T no later than 5:00 p.m. ET on February 7, 2008.

If your shares are held in the name of a broker or nominee, you may change your vote by submitting new voting instructions to your broker or nominee.

If you need assistance in changing or revoking your proxy, please contact:

•

FNB’s Secretary by calling, toll-free, (800) 642-7416, extension 6042 or by writing to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068-0600, Attention: Investor Relations; or

•	Regan & Associates, Inc. by calling, toll-free, (800) 737-3426 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018.

Solicitation of Proxies

This solicitation is made on behalf of the FNB board of directors, and FNB will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by FNB’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. FNB has currently engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of $20,000, all expenses included. If a formal proxy contest materializes, it is expected that this fee will increase to $50,000, all expenses included. FNB will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. In addition, individuals consisting of FNB shareholders, former FNB board members, current and former First National Bank board members, and current FNB and First National Bank employees who support the proposed merger have created “FNB Shareholders for Progress” to solicit proxies on behalf of FNB. FNB Shareholders for Progress is funded and sponsored by FNB, and FNB estimates the cost of funding will be approximately $40,000. In addition to making solicitations by mail, electronic mail, telephone, fax, news publications or personal interviews, FNB Shareholders for Progress has posted materials in support of the merger on a website (www.fnbshareholdersforprogress.com). As of December 17, 2007, the record date for the FNB special meeting, the members of FNB Shareholders for Progress and their affiliates, which includes three FNB executive officers, owned and are entitled to vote 214,247 shares of FNB common stock, or approximately 2.9% of the total voting power of the shares of FNB common stock outstanding on that date. Additional information regarding the members of FNB Shareholders for Progress is provided in Annex F to this proxy statement.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more FNB shareholders reside if they appear to be members of the same family. Each FNB shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information FNB shareholders receive and reduces mailing and printing expenses for FNB.

FNB uses householding for its proxy materials, and brokers with accountholders who are FNB shareholders may be householding FNB’s proxy materials as well. As indicated in the notice previously provided by FNB or these brokers to FNB shareholders, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected FNB shareholder. Once you have received notice from FNB or your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or direct your request to FNB’s Secretary, c/o FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068-0600 or (540) 382-6042. FNB undertakes to promptly deliver upon oral or written request a separate copy of the annual report to shareholders and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. FNB shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact FNB’s Secretary or their broker.

Do not send any stock certificates with your proxy cards.

THE MERGER

This section of the proxy statement describes the material aspects of the merger. This section is only a summary. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated herein by reference. We encourage you to read and review the merger agreement and the related stock option agreements, which are attached as Annexes B and C, as well as the discussion in this proxy statement.

General

The VFG board of directors and the FNB board of directors have each approved the merger agreement, which provides for combining our companies through a merger of equals transaction with the combined company operating under a new name that will be selected by mutual agreement prior to the completion of the merger. We refer to the company resulting from the merger as the “combined company” whenever we make reference to it as of the effective date of the merger or thereafter.

Each share of FNB common stock issued and outstanding before the merger will be converted into the right to receive 1.5850 shares of common stock of the combined company. We sometimes refer to this as the “exchange ratio.” No fractional shares will be issued, and cash will be paid instead. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective date of the merger. Shares of FNB common stock issued and outstanding before the merger will be cancelled upon completion of the merger.

Each share of VFG common stock issued and outstanding before the merger will remain issued and outstanding, and existing stock certificates of VFG will continue to represent the same number of shares of common stock of the combined company after the merger.

The combined company will issue approximately 11,707,778 shares of common stock to FNB shareholders in the merger based on the number of shares of FNB common stock outstanding on December 17, 2007. At the completion of the merger, we expect that there will be outstanding approximately 22,503,721 shares of common stock of the combined company, with current VFG shareholders owning approximately 47.8% of the combined company’s outstanding common stock, on a fully diluted basis, and current FNB shareholders owning approximately 52.2% of the combined company’s outstanding common stock, on a fully diluted basis.

The merger agreement also provides that the banking subsidiaries of each company will be consolidated into a single Virginia chartered banking subsidiary, which we refer to as the “combined bank.” The headquarters of the combined bank and the operations center for the combined bank will be in Christiansburg, Virginia. The board of directors of the combined bank will consist of an equal number of directors appointed by each of us, and a new name for the combined bank will be selected by mutual agreement.

Background of the Merger

Each of VFG’s and FNB’s board of directors has periodically engaged with senior management in reviews of its business and strategic direction and has considered ways to enhance its company’s performance and prospects in light of competitive and other relevant developments. These reviews have focused on, among other things, the business environment facing financial institutions generally, as well as conditions and ongoing consolidation in the financial services industry. For each company, these reviews have also included periodic discussions with respect to potential transactions that would further its strategic objectives, and the potential benefits and risks of those transactions, and from time to time have focused on the possibility of a merger with another major Virginia-based banking organization.

Over the past several years at industry conferences and in other settings, members of senior management of VFG and FNB have had informal discussions about their respective companies and trends in the banking industry. In early November 2006, senior management of FNB contacted senior management of VFG on a very preliminary basis about the possibility of considering the merits of a merger of the two companies.

Following this initial contact, informal discussions continued between senior management of the two companies during December. On December 19, 2006, VFG senior management briefed the VFG board about the current bank merger environment in Virginia and the strategic opportunities available for VFG, in general, and specifically about a possible merger of equals transaction with FNB. At this meeting, the VFG board authorized its executive committee and VFG management to further evaluate a possible transaction with FNB. On December 21, 2006, the FNB board authorized the executive committee of the FNB board of directors to explore a possible merger of the two companies.

At its meeting on January 19, 2007, the VFG board received an update from VFG senior management on the possibility of a merger with FNB. At this meeting, the board authorized the engagement of Sandler O’Neill + Partners, L.P., a nationally recognized investment banking firm, to advise VFG on the financial implications of a merger with FNB. On January 31, 2007, VFG engaged Sandler O’Neill to provide VFG with advice regarding the merger.

As part of a process to assess the merits of various strategic alternatives available to FNB, on February 12, 2007, the FNB executive committee authorized the engagement of Davenport & Company LLC, an experienced investment banking firm with a significant financial institutions practice, to make a general presentation to the FNB board on strategic alternatives available to FNB. In order to assure that Davenport presented the most objective analysis possible, the FNB executive committee intentionally did not advise Davenport of the preliminary discussions that had taken place between FNB and VFG. Davenport made its presentation to the FNB board on February 22, 2007. The essence of the presentation made by Davenport was that FNB, which has produced a total return for its shareholders over the past 10 years well in excess of the Standard & Poor’s 500 Index, was a well-managed institution and was under no compulsion to enter into any strategic transaction.

On February 20, 2007, the VFG board was briefed on the discussions VFG senior management was having with senior management of FNB regarding a possible merger. The VFG board also received a detailed presentation by representatives of Sandler O’Neill about the characteristics and rationale of a merger of equals transaction with FNB, including a financial analysis of the combined company after the merger. After Sandler O’Neill’s presentation, the board encouraged senior management to continue exploring the merger with its FNB counterparts. To further discussions between the companies, the VFG board authorized its executive committee to meet with the FNB board’s executive committee.

During these early stage discussions, the executive committees of VFG and FNB began to consider in more detail the potential financial, operational, governance, and other terms and conditions of a combination of their two companies. These discussions focused on, among other things, an all-stock transaction with a fixed, at-market exchange ratio, a fairly apportioned board and management team for the combined company and combined bank, the location of the headquarters of the combined company and combined bank, and the advisability of choosing new corporate names for the combined company and combined bank.

On March 6, 2007, the executive committees of the VFG and FNB boards met and together they discussed the financial, managerial and operational aspects of combining their respective companies. VFG’s executive committee included O.R. Barham, Jr., Fred D. Bowers, Taylor E. Gore and Martin F. Lightsey, and FNB’s executive committee was comprised of Glen C. Combs, Daniel D. Hamrick, William P. Heath, Jr., Steven D. Irvin, Harold K. Neal, and Jon T. Wyatt. The senior management teams of VFG and FNB presented various merger related information at this meeting, including assumptions of economies in connection with the proposed merger. Representatives of Sandler O’Neill attended the meeting and provided a presentation similar to that which they gave to the VFG board at its February meeting. During the meeting, the senior management teams of both VFG and FNB left the meeting so that the executive committees could discuss the transaction with Sandler O’Neill without management present.

On March 16, 2007, the FNB executive committee invited Sandler O’Neill to make a presentation to the FNB board about the proposed benefits of the merger to both FNB and VFG from Sandler O’Neill’s perspective, as advisor to VFG. Sandler O’Neill made that presentation on March 29, 2007.

After having received the presentation from Sandler O’Neill, the FNB board determined that it was important to obtain an analysis of the possible merger with VFG from its own independent financial advisor. The FNB board believed that any financial advice or review it received from any investment banking firm should be independent of any interest that such a firm might have in the success of any ultimate merger transaction. On April 24, 2007, Davenport was approached about its willingness to evaluate the VFG proposal for an hourly fee as opposed to being compensated based on whether or not a transaction ever occurred. On April 26, 2007, the FNB board decided to ask Davenport to make such a proposal. On May 2, 2007, Davenport submitted an engagement proposal.

On May 8, 2007, representatives of Davenport met with the FNB board to review Davenport’s engagement proposal. Davenport also provided the FNB board with a preliminary report containing financial comparisons of FNB and VFG and a preliminary review of the information made available to the FNB board on March 29, 2007, by Sandler O’Neill. At the conclusion of the meeting, the FNB board approved the engagement of Davenport to assist the FNB board with its continued evaluation of strategic alternatives, including an assessment of the potential merger with VFG. The engagement was on an hourly basis with no part of Davenport’s compensation contingent on the consummation of any transaction, including a possible transaction with VFG.

At the March, April and May regularly scheduled VFG board meetings, VFG senior management provided updates on the merger discussions they were having with FNB’s senior management. During these meetings, members of the executive committee of VFG’s board provided information relating to their meetings and discussions with the FNB board’s executive committee concerning the proposed merger.

On June 13, 2007, representatives of Davenport again met with the FNB board to review strategic options available to FNB to enhance shareholder value. Such options included: (i) remaining independent, with share repurchase programs, accelerated branch growth, and non-banking growth opportunities; (ii) entering into a merger of equals transaction, including the proposed merger with VFG; (iii) entering into acquisition transactions of smaller banking institutions; and (iv) the outright sale of FNB to a larger financial institution.

Based on its analysis, Davenport concluded, and so advised the FNB board, that the proposed merger of equals transaction with VFG had the potential to provide superior financial benefits to those that might reasonably be expected to result from the other alternatives examined by Davenport, including remaining independent, other than the outright sale of FNB to a larger financial institution. While an outright sale would likely have produced the greatest short term stock price premium, a sale for cash would not have permitted FNB’s shareholders to participate as owners going forward. Even in the case of an outright sale for stock, the long term impact to remaining shareholders would have been highly dependent upon the strategies and performance of the acquiring institution, over which FNB’s shareholders, management, and board would have limited or no control. Therefore, even though Davenport had reported to the FNB board on February 22, 2007, that FNB was under no compulsion to enter into any strategic transaction, Davenport reported that the proposed merger with VFG appeared to offer significant financial benefits to the shareholders of FNB.

Davenport advised that: “A successful MOE (merger of equals) offers the ability to immediately and substantially enhance shareholder value and still provide the Company (FNB) with an equal partner’s role in future management and strategy. The proposed transaction with VFG appears to meet all the criteria for a successful MOE.” In addition, Davenport noted that all of the future strategic alternatives available to FNB as an independent entity would generally remain available to the combined company resulting from the merger and, furthermore, the ability to successfully execute such strategies might be enhanced by the greater resources of the combined company.

Prior to the June 13, 2007 meeting, the FNB board received a legal memorandum from Troutman Sanders, LLP, its legal counsel, describing the legal standards applicable to the consideration of strategic alternatives being undertaken by the FNB board. At the June 13 meeting, a representative of Troutman Sanders reviewed the memorandum and the applicable standard of care for directors of Virginia corporations with the members of the FNB board.

At the conclusion of its meeting on June 13, 2007, and after the six months of study and deliberation outlined above, the FNB board authorized the engagement of Davenport to represent FNB in connection with the FNB board’s consideration of the proposed merger with VFG. The FNB board selected Davenport because of the thorough and complete knowledge of both FNB and VFG that Davenport had acquired as a result of its prior separate and distinct engagements by FNB and because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions. In this connection, the FNB board authorized management to negotiate a new engagement agreement with Davenport. As is customary in such transactions, this new engagement provided that Davenport would receive a fee for negotiating the terms of a transaction with VFG and delivering a fairness opinion to the FNB board as to the fairness, from a financial point of view, of the consideration to be received by FNB’s shareholders in the merger. The fee to be paid to Davenport is equal to four-tenths of one percent (0.40%) of the overall consideration received by FNB shareholders in the transaction; however, the payment of that fee would be contingent upon a merger with VFG actually being completed.

At its meeting on June 19, 2007, the VFG board considered the terms of a proposed merger as provided for in a preliminary term sheet. During and after a presentation by VFG senior management on the merger, the VFG board discussed the various aspects of combining VFG with FNB. At this meeting, the VFG board authorized senior management to proceed towards a merger with FNB, to conduct due diligence on FNB, and to begin negotiations that would lead to a definitive merger agreement in accordance with the terms and conditions outlined in the preliminary term sheet.

On June 28, 2007, the FNB board met to consider the most recent preliminary term sheet for a proposed merger with VFG and to receive additional information requested by certain members of the FNB board. At the conclusion of that meeting, the FNB board authorized FNB management to proceed with the appropriate next steps in this process, including due diligence on the operations and prospects of VFG, and authorized management to enter into negotiations toward a definitive merger agreement with VFG based on the preliminary term sheet.

At this point, the parties and their financial and legal advisors commenced mutual due diligence reviews. Counsel for the parties also began drafting the transaction documents to reflect the terms and conditions outlined in the preliminary term sheet. Due diligence continued over the course of the next couple of weeks, as the parties and their counsel continued to negotiate the terms of the definitive merger agreement and other related agreements. On July 19, 2007, a joint compensation committee composed of directors of FNB and VFG, with the advice of an independent compensation consultant and without the participation of the executives involved, held a meeting to determine the terms of the post-closing employment arrangements for Messrs. Barham and Heath and several other key executives of VFG and FNB.

By July 23, 2007, the parties reached agreement on the terms of a potential merger of equals transaction, except that no agreement had been reached concerning the exchange ratio. While the preliminary term sheet addressed the major structural and governance issues, it did not include a proposed exchange ratio. In keeping with the merger of equals nature of the transaction, the parties sought to establish an at-market exchange ratio based on the closing market prices of VFG and FNB common stock on a date as close as reasonably practicable to the public announcement of the merger that would result in an ownership interest of approximately 50% in the combined company for each shareholder group.

During a telephone conference call held on the afternoon of July 23 between the parties and their financial and legal advisors, senior management of VFG and FNB reached an agreement on the exchange ratio of 1.5850 shares of VFG common stock for each share of FNB common stock. Based on the VFG and FNB closing market prices at that time, the exchange ratio would provide a slight premium (2.9%) to the FNB shareholders commensurate with a merger of equals of transaction, while keeping the ownership of the combined company for each shareholder group within the range earlier established by the parties.

The management of VFG and FNB believed the proposed terms of the merger, including the exchange ratio, would be acceptable to their respective boards of directors. Based on the parties’ agreement, senior management of VFG and FNB directed legal counsel to finalize drafts of the merger agreement and related documents. On July 24, 2007, counsel for VFG and FNB distributed to their respective boards a near complete merger agreement, along with the related stock option agreements, a form of employment agreement and affiliate agreements pursuant to which the directors and executive officers of VFG and FNB would agree to vote their shares for the merger.

On July 25, 2007, the board of directors of VFG held a special meeting to meet with senior management and its outside financial and legal advisors. Management reviewed for the VFG board of directors the progress of its negotiations with FNB and reported on the status of its due diligence investigation of FNB. Sandler O’Neill reviewed with the VFG board of directors the structure and other terms of the proposed transaction and financial information regarding FNB, VFG, and the transaction, as well as information regarding peer companies and comparable transactions. In connection with the deliberation by the VFG board of directors, Sandler O’Neill rendered to the VFG board of directors its oral opinion (subsequently confirmed in writing), as described under “—Opinion of VFG’s Financial Advisor,” that, as of the date of its opinion, the exchange ratio was fair, from a financial point of view, to VFG.

At that meeting, representatives of LeClairRyan, A Professional Corporation, VFG’s legal counsel, discussed with the VFG board of directors the legal standards applicable to its decisions and actions with respect to its consideration of the proposed transaction, and reviewed the legal terms of the proposed merger agreement and related transaction agreements, including the terms of proposed employment agreements for certain members of senior management of the combined company that will become effective upon completion of the merger.

After a review and discussion among the members of the VFG board of directors, including consideration of the factors described under “—VFG’s Reasons for the Merger; Recommendation of VFG’s Board of Directors,” the VFG board adjourned the special meeting and reconvened the next day at 4:00 p.m. to further consider the merger. Following further discussions at the adjourned session on July 26, and after being advised that the FNB board of directors at its meeting held earlier that day approved the merger, the VFG board of directors determined that the transactions contemplated by the merger agreement and the related transactions and agreements are advisable and in the best interests of VFG and its shareholders, and the directors voted unanimously to approve the merger with FNB, to approve and adopt the merger agreement, and to approve the related transactions and agreements.

On July 26, 2007, the FNB board met to receive further information from its advisors and from management. Management reported on the due diligence investigation of VFG and on the results of the negotiations with VFG. A representative of Troutman Sanders again reviewed the legal standards applicable to the board with respect to its consideration of the proposed merger. Counsel also reviewed with the FNB board the terms of the definitive merger agreement that had been negotiated between the parties, and Davenport delivered its opinion to the FNB board that the terms of the proposed merger were fair to shareholders of FNB, from a financial point of view (see “—Opinion of FNB’s Financial Advisor”).

Davenport also reported that FNB shareholders would receive 1.5850 shares of the company resulting from the merger in exchange for each of their shares of FNB stock and, as a result, FNB shareholders would hold more than 52% of the combined company’s shares. As part of its presentation, Davenport indicated that, based on the July 25, 2007 closing price of FNB’s stock, the most recent closing price prior to the July 26 meeting, the shareholders of FNB would receive a 2.9% premium over the closing price on that date for their FNB common stock. After receiving Davenport’s presentation, an explanatory review of the terms and conditions of the definitive merger agreement from FNB’s outside legal counsel, and the opinion from Davenport that the merger consideration to be received was fair to the shareholders of FNB, from a financial point of view, and, after considering the factors described under “FNB’s Reasons for the Merger Recommendation of FNB’s Board of Directors,” the FNB board determined that the merger with VFG and the related transactions and agreements were in the best interest of FNB and its shareholders and voted to approve the proposed merger agreement and to approve the related transactions and agreements, and to recommend them to the shareholders of FNB.

The FNB board approved the merger by a 9 to 3 vote. The FNB directors voting in favor of the merger and the related transactions and agreements were Jon T. Wyatt, chairman; Glen C. Combs; Beverley E. Dalton; William P. Heath, Jr.; F. Courtney Hoge; Steven D. Irvin; Harold K. Neal; Raymond D. Smoot, Jr.; and Charles W. Steger. The directors voting in opposition were Kendall O. Clay, H. Douglas Covington, and Daniel D. Hamrick.

The reasons the nine directors determined that the merger and the related transactions and agreements were in the best interests of FNB and its shareholders are described in this “Background of the Merger” section and in the “FNB’s Reasons for the Merger—Recommendation of FNB’s Board of Directors” section of this proxy statement.

Two of the directors voting in opposition, Mr. Clay and Mr. Hamrick, made a number of allegations and claims in connection with their vote against the merger. They (i) criticized the process followed by the board in reaching its decision to approve the merger with VFG, (ii) accused the board of not considering alternatives to the proposed merger with VFG, (iii) disagreed with the stock option agreement that would grant VFG an option to purchase stock in FNB under certain circumstances in the transaction, (iv) criticized the employment and other agreements that were proposed for certain senior management of FNB, (v) criticized the independence of Davenport in the process, (vi) suggested that Troutman Sanders LLP could represent FNB or the board of FNB, but not both, and (vii) advocated that the board not approve the merger with VFG. The statements made by Messrs. Clay and Hamrick at the July 26 FNB board meeting were reproduced in their entirety in Exhibit 99.8 to VFG’s registration statement on Form S-4, as amended, filed with the Securities and Exchange Commission in connection with the proposed merger, and reference is made to that exhibit for a full description of their reasons for opposing the merger. Please see “Where You Can Find More Information” beginning on page 103 for more information on how to obtain VFG’s registration statement on Form S-4 and the exhibits to the registration statement.

In reaching their decision to approve the merger after a careful, six month deliberative process, the nine FNB directors voting in favor were aware of and considered the claims and allegations of these two dissident directors but disagreed with them because the board (i) had followed a careful, thorough and informed decision-making process in connection with a consideration of strategic alternatives and a possible merger with VFG, (ii) had as part of that process considered a variety of alternatives to the proposed merger with VFG, including the specific alternatives referred to by the two dissenting directors, (iii) had received advice that the stock option agreement was appropriate under the circumstances and that the board retained the right to consider superior proposals, if made, (iv) agreed with the employment and other agreements that were proposed for certain senior management of FNB based on a report it received from a joint compensation committee composed of directors of FNB and directors of VFG with the assistance of outside advisors, (v) was satisfied with the independence of Davenport based upon the three separate and distinct engagements entered into with Davenport and the advice given as a result of each engagement and (vi) was satisfied with the engagement of Troutman Sanders LLP.

Following the completion of the meetings of the VFG board and FNB board on July 26, 2007, at which the merger was approved, the merger agreement and related agreements were entered into. The transaction was announced later that day in a press release issued jointly by VFG and FNB.

VFG’s Reasons for the Merger; Recommendation of VFG’s Board of Directors

In reaching its decision to adopt the merger agreement and recommend adoption of the merger agreement to the VFG shareholders, the VFG board of directors consulted with VFG’s management, as well as with its outside financial and legal advisors, and considered a number of positive factors, including, but not limited to, the following:

•

its knowledge and analysis of the current environment in the financial services industry, including economic conditions and the interest rate environment, continuing consolidation, trends in technology, higher operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide competition, and the likely effects of these factors on the companies’ potential growth, performance, and strategic options;

•

its knowledge and review of FNB’s financial condition, earnings, business operations, and prospects, taking into account the results of VFG’s due diligence investigation of FNB, and its belief that FNB is a high quality franchise with a compatible business culture and a shared approach to customer service and shareholder value;

•

the fact that the merger would create the largest independent commercial bank headquartered in Virginia, based on currently estimated pro forma loans ($2.30 billion) and deposits ($2.43 billion), with a leading deposit market share in a number of key markets, and a wealth management division with approximately $1 billion under management;

•

Based on June 30, 2006 deposit data from the Federal Deposit Insurance Corporation, the combined bank will have the number one deposit market share in its home markets (Blacksburg-Christiansburg-Radford, Staunton-Waynesboro, and Culpeper) and will have a top five deposit market share in the larger Roanoke and Lynchburg metropolitan markets. Of the 31 cities and counties in which the combined bank will have one or more banking offices, it will have a top five deposit market share in 22 of those cities and counties;

•

its belief that the combined company’s increased size and scale, including its significantly larger pro forma capital base ($396.4 million), and quality of operations would better position it to compete and grow its business;

•	the potential cost saving opportunities (currently estimated at approximately $9.5 million pre-tax annually when fully phased-in) and the related potential impact on the combined company’s earnings;

•

Savings are expected to come primarily from eliminating duplicative technology and operations functions, and from facility consolidations and staffing reductions, and are expected to be phased in over the first full year following completion of the merger. Management’s estimates were based on their review of the business and operations of VFG and FNB, including an assessment of the two companies’ computer systems, equipment, personnel, benefit plans, premises, and service contracts to determine where redundancies exist, and their experience in managing business integrations in prior mergers.

•

While management’s forecasted financial synergies did not include any specific revenue enhancements, the VFG board believes the merger will create opportunities for incremental revenues from, among other things, cross-marketing of an expanded menu of products and services.

•	its belief that the combined company will be positioned to benefit from increased credit portfolio diversity and increased lending capacity;

•

its belief that the merger will accelerate VFG’s strategy to be a statewide financial services provider by enhancing its growth opportunities through de novo branching and its improved ability to attract acquisition candidates;

•

its determination that an exchange ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the merger and consistent with market practice for mergers of this type and that a fixed exchange ratio fairly captures the respective ownership interests of the VFG and FNB shareholders based on fundamental valuation assessments and avoids fluctuations caused by near-term market volatility;

•

the financial analyses and presentation of Sandler O’Neill, and its oral and written opinions that, as of July 26, 2007, the exchange ratio was fair, from a financial point of view, to VFG (see “—Opinion of VFG’s Financial Advisor”);

•

the corporate governance provisions established for the transaction, including the post-merger board and committee composition and the designation of key senior management of the combined company and their proposed employment arrangements;

•

its assessment of the likelihood that the merger would be completed in a timely manner without unacceptable regulatory conditions or requirements, including that no branch divestitures would likely be required, and the ability of the management team to successfully integrate and operate the businesses of the combined company after the merger; and

•

the experience of the board of directors with the merger of equals transaction between Virginia Financial Corporation and Virginia Commonwealth Financial Corporation in 2002 that created VFG, including the shared governance arrangements and the experience of the board of directors in overseeing the integration of those two companies.

The VFG board also considered the risks and potentially negative factors outlined below, but concluded that the anticipated benefits of combining with FNB were likely to outweigh substantially these risks and factors. The risks and factors included:

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of VFG’s on-going business, and in the loss of customers;

•	the potential for an initial negative impact on the market price of VFG common stock;

•	the possibility of encountering difficulties in achieving cost savings in the amount currently estimated or in the time frame currently contemplated;

•

the information that was included in the Sandler O’Neill presentation to the VFG board that indicated that while FNB’s shareholders will beneficially own slightly more than 52% of the combined company, FNB contributed 49.4% of cash and securities, 49.0% of net loans, 49.3% of assets, 50.1% of deposits, 48.8% of tangible equity and 48.6% of net income to the combined company as of or for the twelve months ended March 31, 2007, and 49.8% and 49.0% of the combined company’s estimated 2007 and 2008 net income, respectively;

•	the potential risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the substantial merger and integration related expenses, estimated at approximately $8.5 million (pre-tax);

•	the matters described in “—Interests of Directors and Executive Officers in the Merger” below; and

•

the risks of the type and nature described under “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and in the filings of each company incorporated in this proxy statement by reference.

The foregoing discussion of the factors considered by VFG’s board is not intended to be exhaustive, but is believed to include all material factors considered by VFG’s board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the VFG board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and recommend that VFG shareholders vote “FOR” the approval of the merger agreement. In addition, individual members of the VFG board of directors may have given differing weights to different factors. The VFG board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, VFG’s management and outside financial and legal advisors. The VFG board considered all of the foregoing factors as a whole and, on balance, they supported a favorable determination to approve the merger and recommend that VFG’s shareholders approve the merger agreement.

It should be noted that this explanation of the VFG board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Based on the foregoing, the VFG board of directors unanimously determined that the merger, the merger agreement, and the transactions contemplated by the merger agreement are advisable and in the best interests of VFG and its shareholders and unanimously approved and adopted the merger agreement. The VFG board unanimously recommends that VFG shareholders vote “FOR” the approval of the merger agreement.

FNB’s Reasons for the Merger; Recommendation of FNB’s Board of Directors

In reaching its decision to adopt the merger agreement and recommend adoption of the merger agreement to the FNB shareholders, the FNB board of directors consulted with FNB’s management, as well as its outside financial and legal advisers, and considered a number of positive factors, including, but not limited to, the following:

•

its knowledge and analysis of the current competitive and regulatory environment for financial institutions generally, FNB’s current competitive position and the other potential strategic alternatives available to FNB, including remaining independent, repurchasing FNB shares, accelerating branch growth, making acquisitions, developing or acquiring non-bank businesses and selling FNB to a larger financial institution;

•

the financial analyses and presentations of Davenport & Company LLC, and its oral and written opinions that, as of July 26, 2007, the exchange ratio was fair, from a financial point of view, to FNB’s shareholders (see “—Opinion of FNB’s Financial Advisor”);

•

its belief that the merger has the potential to immediately and substantially enhance earnings per share and shareholder value for FNB and also provide FNB with an equal partner’s share in the future management and strategy of the combined company;

•

On a pro forma basis, assuming the merger had been completed at the beginning of this year, the merger would have increased FNB’s basic earnings per share by 14.7% for the six months ended June 30, 2007.

•

FNB will designate 50% of the directors of the combined company and 50% of the directors of the combined bank. The chairmanships of the committees of the board of the combined company will be split evenly between FNB and VFG directors.

•

The chairman of the combined company will be William P. Heath, Jr. of FNB, the chairman of the combined bank will be Raymond D. Smoot, Jr. of FNB, and the president of the combined bank will be Gregory W. Feldmann of FNB.

•	the fact that the negotiated fixed exchange ratio reflects the strategic nature of the merger and will provide FNB shareholders with 1.5850 shares of the combined company’s stock for each share of FNB stock, resulting in FNB shareholders initially owning approximately 52% of the combined company’s stock;

•

the fact that the FNB shareholders would own a majority of the combined company’s stock, approximately 52%, and would still receive a slight premium to FNB’s current stock price, of 2.9%, based on FNB’s and VFG’s closing stock prices on July 25, 2007, the most recent trade date prior to the FNB board meeting;

•

its belief that the strategic alternatives available to FNB as an independent entity will generally remain available to the combined company, and the ability to successfully execute such strategies will likely be enhanced by the greater resources and expanded market footprint of the combined company;

•	the fact that the new bank and the operations center for the new bank will be headquartered in Christiansburg, Virginia;

•

the corporate governance provisions established for the combined company, including the post-merger board and committee composition for the combined company and the new bank and the designation of key senior management of the combined company and the new bank and their proposed employment arrangements;

•	the fact that the combined company will have a substantial presence in the markets currently served by VFG, which are growing faster than the markets currently served by FNB;

•

The weighted average population growth from 2000 to 2006 for the market areas served by VFG and FNB were 12.4% and 2.8%, respectively. The projected population growth from 2006 to 2011 for the VFG franchise area is 10.5%, compared to 1.7% for the franchise area served by FNB.

•

There is minimal overlap in the branch office footprint of each institution, with the expectation that no divestitures of branches or deposits would be required in order to obtain the necessary regulatory approvals.

•

its due diligence review of VFG’s financial condition, earnings, business operations, markets and prospects, and its belief that VFG is a high quality financial services company with a compatible business culture and a shared approach to customer service and increasing shareholder value;

•	its belief that the merger will create a larger and more diversified and efficient organization, with a higher legal lending limit, that is better positioned to attract customers and employees;

•	its experience with previous merger transactions, including FNB’s experience successfully acquiring and integrating three banking organizations since calendar year 2000;

•	the fact that the merger will enable FNB shareholders to exchange their shares of FNB, in a tax-free transaction, for registered shares of common stock of a public company;

•

the projected cost savings available to the combined company (currently estimated at approximately $9.5 million pre-tax annually when fully phased-in) and the related potential impact of those savings on the combined company’s financial performance;

•

its expectation that FNB shareholders will receive higher aggregate dividends from the combined company than the dividends currently paid by FNB (based on VFG’s current annual dividend rate of $0.64 per share and the exchange ratio of 1.5850 shares of the combined company’s stock for each share of FNB common stock, on an equivalent per share basis FNB shareholders would realize an increase in their annual dividend rate from $0.84 to $1.014); and

•	the fact that the merger will create the largest independent commercial bank headquartered in Virginia, based on currently estimated pro forma loans ($2.30 billion) and deposits ($2.43 billion);

The FNB board also considered the risks and potentially negative factors outlined below, but concluded that the anticipated benefits of combining with VFG were likely to outweigh substantially these risks and factors. The risks and factors included:

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of FNB’s on-going business, and in the loss of customers;

•	the possibility of encountering difficulties in achieving cost savings in the amount currently estimated or in the time frame currently contemplated;

•	the potential risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the substantial merger and integration related expenses, estimated at approximately $8.5 million (pre-tax);

•

that the fixed exchange ratio, by its nature, would not adjust upward to compensate for declines, or downward to compensate for increases, in VFG’s stock price prior to completion of the merger, and that the terms of the merger agreement did not include “collar” provisions or stock-price based termination rights that would be triggered by a decrease in the value of the merger consideration implied by the VFG stock price;

•	the opposition of Messrs. Clay and Hamrick to the merger;

•

the information that was included in the Davenport presentation to the FNB board that indicated that the pro forma impact of the merger on FNB’s tangible book value per share as of June 30, 2007 would be 1.5% dilutive;

•	the matters described in “—Interests of Directors and Executive Officers in the Merger” below; and

•

the risks of the type and nature described under “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and in the filings of each company incorporated in this proxy statement by reference.

The foregoing discussion of the factors considered by FNB’s board is not intended to be exhaustive, but is believed to include all material factors considered by FNB’s board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the members of the FNB board of directors voting for the merger and the related transactions and agreements did not attempt to quantify or assign any relative or specific weights to the various factors that they considered in reaching its determination to approve the merger and the merger agreement and recommend that FNB shareholders vote “FOR” the approval of the merger agreement. In addition, individual members of the FNB board of directors voting for the merger and the related transactions and agreements may have given differing weights to different factors. The FNB board of directors conducted an overall analysis of the factors described above, including thorough discussions with and questioning of FNB’s management, Davenport and FNB’s legal advisors, and considered the factors overall to be favorable to and to support its determination to approve the merger and recommend that FNB’s shareholders approve the merger agreement.

It should be noted that this explanation of the FNB board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Based on the foregoing, the FNB board of directors has determined that the merger, the merger agreement, and the transactions contemplated by the merger agreement are advisable and in the best interests of FNB and its shareholders and approved and adopted the merger agreement. The FNB board approved the merger by a 9 to 3 vote. The FNB board recommends that FNB shareholders vote “FOR” the approval of the merger agreement.

Financial Forecasts

VFG and FNB do not as a matter of course publicly disclose forecasts as to future financial performance. However, in connection with their respective confirmatory due diligence, VFG requested, and FNB’s management provided VFG and its financial advisors with, non-public financial forecasts prepared by FNB’s management and FNB requested, and VFG’s management provided FNB and its financial advisors with, non-public financial forecasts prepared by VFG management.

Set forth below are material financial forecasts that were provided by FNB to VFG:

Material Financial Forecasts Provided by FNB to VFG

(all amounts are approximate)

	Projected 2007	Projected 2008	Projected 2009
	(in thousands, except per share amounts)
Total interest and noninterest revenues Total interest expense	$115,732 45,373	$124,044 49,504	$133,341 54,455
Total operating expense and loan loss provision	44,544	45,964	48,261
Net income	17,212	18,861	20,212
Earnings per share - diluted	$2.31	$2.54	$2.72

Set forth below are material financial forecasts that were provided by VFG to FNB:

Material Financial Forecasts Provided by VFG to FNB

(all amounts are approximate)

	Projected 2007	Projected 2008	Projected 2009
	(in thousands, except per share amounts)
Total interest and noninterest revenues Total interest expense	$116,901 42,089	$123,015 44,942	$129,673 48,041
Total operating expense and loan loss provision	50,413	50,467	52,075
Net income	17,323	19,600	20,985
Earnings per share - diluted	$1.60	$1.81	$1.94

The financial forecasts set forth above have not been updated since they were prepared in July 2007. At the time the financial forecasts were prepared, they represented the best estimates and judgments of the managements of FNB and VFG, respectively, which prepared the forecasts in good faith. These financial forecasts cannot be considered a reliable predictor of future operating results, and no assurance can be given regarding future events. The financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements and do not fully comply with generally accepted accounting principles, or GAAP. In light of the foregoing, and considering that the VFG and FNB shareholder meetings will be held at least seven months after the financial forecasts were prepared, as well as the uncertainties inherent in any financial forecasts, shareholders are cautioned not to rely on these financial forecasts as a predictor of future operating results or otherwise.

The estimates and assumptions underlying the financial forecasts of FNB and VFG involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, including those risk factors detailed in the sections entitled “Risk Factors” beginning on page 22 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20, all of which are difficult to predict and many of which are beyond the control of FNB and VFG and will be beyond the control of the combined company after the merger. In addition, the financial forecasts prepared by FNB and VFG represent each company’s own evaluation of its future financial performance on a stand-alone basis, and without reference to transaction-related costs or benefits. Accordingly, there can be no assurance that the forecasted results would be realized or that actual results would not differ materially from those presented in the financial forecasts. The inclusion of these financial forecasts should not be interpreted as an indication that VFG or FNB considers this information a reliable prediction of future results, and this information should not be relied on for that purpose. VFG and its management did not participate in preparing, and do not express any view on, the FNB financial forecasts set forth above, or the assumptions underlying such financial forecasts. FNB and its management did not participate in preparing, and do not express any view on, the VFG financial forecasts set forth above, or the assumptions underlying such financial forecasts.

The prospective financial information of VFG and FNB included in this proxy statement has been prepared by, and is the responsibility of, the managements of VFG and FNB, respectively. Neither VFG’s nor FNB’s auditors, nor any other independent registered public accounting firm, nor VFG’s or FNB’s financial advisors have examined, compiled or performed any procedures with respect to these forecasts, nor have they expressed any opinion or any other form of assurance on this information or its achievability.

Neither FNB nor VFG intends to disclose publicly any update or other revision to these forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

Opinion of VFG’s Financial Advisor

By letter dated January 31, 2007, VFG retained Sandler O’Neill to render a fairness opinion in connection with a possible business combination with FNB. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

At the July 26, 2007 meeting at which VFG’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to VFG’s shareholders from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached as Annex D to this proxy statement, with Sandler O’Neill’s consent. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. VFG shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the VFG board of directors and is directed only to the fairness of the exchange ratio to VFG’s shareholders from a financial point of view. It does not address the underlying business decision of VFG to engage in the merger or any other aspect of the merger and is not a recommendation to any VFG shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its July 26, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of VFG that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of FNB that Sandler O’Neill deemed relevant;

•	internal financial forecasts for VFG for the years ending December 31, 2007 through 2011 as provided by and reviewed with senior management of VFG;

•	internal financial forecasts for FNB for the years ending December 31, 2007 through 2011 as provided by and reviewed with senior management of FNB;

•

the pro forma financial impact of the merger on the combined company, based on assumptions relating to transaction expenses, purchase accounting adjustments, and cost savings determined by the senior management of VFG and FNB;

•

the publicly reported historical price and trading activity for VFG’s and FNB’s common stock, including a comparison of certain financial and stock market information for VFG and FNB and similar publicly available information for certain other companies, the securities of which are publicly traded;

•	to the extent publicly available, the financial terms of certain recent merger of equals type business combinations in the commercial banking industry;

•	to the extent publicly available, the financial terms of recent commercial bank acquisitions in the Commonwealth of Virginia;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of VFG the business, financial condition, results of operations, and prospects of VFG, together with management’s views of the strategic rationale for the merger, and the strategic alternatives available to VFG. Sandler O’Neill held similar discussions with certain members of senior management of FNB regarding the business, financial condition, results of operations, and prospects of FNB. Sandler O’Neill was not asked to and did not solicit indications of interest in a potential transaction from any other third parties. The VFG board of directors did not otherwise limit the investigations made or the procedures followed by Sandler O’Neill in giving its opinion.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses, and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of VFG that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets or the collateral securing assets or the liabilities, contingent or otherwise, of VFG or FNB or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of VFG or FNB, nor did it review any individual credit files relating to VFG or FNB. Sandler O’Neill assumed that the respective allowances for loan losses for both VFG and FNB were adequate to cover such losses and will be adequate on a combined basis for the combined company.

Sandler O’Neill’s opinion was necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed, with VFG’s consent, that there has been no material change in VFG’s and FNB’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, and that VFG and FNB will remain as going concerns for all periods relevant to its analyses. Finally, with VFG’s consent, Sandler O’Neill relied upon the advice that VFG received from its legal, accounting, and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

In rendering its July 26, 2007 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to VFG or FNB and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of VFG or FNB and the companies to which they are being compared.

The internal financial forecasts used by Sandler O’Neill in its analysis for VFG and FNB were provided by and reviewed with the respective managements of VFG and FNB and such respective managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such managements of the respective financial performances of VFG and FNB. The forecasts of transaction costs, purchase accounting adjustments, and expected cost savings relating to the merger were reviewed with and confirmed by the senior managements of VFG and FNB. Sandler O’Neill assumed for purposes of its analyses that the financial forecasts and the forecasts of transaction costs, purchase accounting adjustments, and expected cost savings reflected the best currently available estimates and judgments of such managements of the future financial performance of VFG and FNB, respectively, and that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial forecasts or the assumptions on which they were based. These internal financial forecasts, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions, which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such forecasts.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions, and various other matters, many of which cannot be predicted and are beyond the control of VFG, FNB, and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the VFG board of directors at its preliminary meeting on July 25, 2007 to review and discuss the merger, including the presentation of Sandler O’Neill. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of VFG’s common stock or FNB’s common stock or the prices at which VFG’s or FNB’s common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of VFG’s common stock on July 24, 2007 of $20.43, a fixed exchange ratio of 1.5850, and the conversion of FNB’s shares into shares of VFG in the merger, Sandler O’Neill calculated an implied transaction value of $32.38 per share. Based upon financial information for VFG for the twelve months ended March 31, 2007, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/last 12 months earnings per share	13.9	x
Transaction value/estimated 2007 earnings per share	14.0	x
Transaction value/stated book value	1.33	x
Transaction value/tangible book value	1.81	x
Tangible book premium/core deposits (1)	10.3%
Premium to market	4.2%

(1)	Excludes certificates of deposit greater than $100,000.

The aggregate offer value was approximately $242 million, based upon 7.38 million shares of FNB common stock outstanding and including the intrinsic value of options to purchase an aggregate of 0.23 million shares with a weighted average strike price of $21.54. Sandler O’Neill noted that the transaction value represented a 4.2% premium over the July 24, 2007 closing value of FNB’s common stock.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of VFG’s and FNB’s common stock for the one-year and three-year periods ended July 21, 2007 and compared the relationship between the movements in the prices of VFG’s and FNB’s common stock to movements in the prices of the NASDAQ Bank Index, S&P 500 Index, and the weighted average (by market capitalization) performance of a composite peer group of publicly traded Virginia banking institutions selected by Sandler O’Neill for VFG and FNB, and described below. During both the one year period and three year period ended July 21, 2007, VFG underperformed each of the indices to which it was compared. During both the one year period and three year period ended July 21, 2007, VFG also underperformed relative to the stock of FNB.

VFG’s Stock Performance

	Beginning Index Value July 20, 2006	Ending Index Value July 21, 2007
VFG	100.0%	76.1%
FNB	100.0	89.1
Virginia Bank Peer Group (1)	100.0	87.2
NASDAQ Bank Index	100.0	95.8
S&P 500 Index	100.0	122.8

	Beginning Index Value July 20, 2004	Ending Index Value July 21, 2007
VFG	100.0%	97.4%
FNB	100.0	119.7
Virginia Bank Peer Group (1)	100.0	99.2
NASDAQ Bank Index	100.0	105.5
S&P 500 Index	100.0	138.4

(1)	The peer group for VFG and FNB used in the stock performance analysis was comprised of the Virginia banking institutions used in the VFG and FNB comparable group analysis shown below.

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for VFG and FNB with a group of financial institutions selected by Sandler O’Neill for VFG and FNB. For both VFG and FNB, the peer group consisted of the following publicly traded Virginia banking institutions having assets between $750 million and $2.5 billion:

• American National Bankshares	• Middleburg Financial Corp.

• Burke & Herbert Bank & Trust	• National Bankshares Inc.

• Cardinal Financial Corp.	• Old Point Financial Corp.

• Eastern Virginia Bankshares	• TowneBank

• First Community Bancshares, Inc.	• Union Bankshares Corp.

• Gateway Financial Holdings	• Virginia Commerce Bancorp, Inc.

The analysis compared publicly available financial information for VFG and FNB as of and for the twelve months ended March 31, 2007 with that of the Virginia Bank peer group as of and for the twelve month period ended March 31, 2007. The table below sets forth the data for VFG, FNB, and the median data for the Virginia Bank peer group, with pricing data as of July 24, 2007.

Comparable Group Analysis

	VFG		FNB		Virginia Bank Peer Group Median
Assets ($ millions)	$1,601		$1,530		$1,425
Tangible equity / tangible assets	8.57%		8.71%		8.60%
Return on average assets	1.20%		1.14%		1.10%
Return on average equity	13.0%		10.2%		11.3%
Price / tangible book value per share	162%		177%		186%
Price / last twelve months earnings per share	11.6	x	13.4	x	14.5	x
Price / estimated 2007 earnings per share	11.4	x	12.7	x	14.4	x
Price / estimated 2008 earnings per share	11.0	x	—		11.9	x
Market capitalization ($ millions)	$220		$229		$185

Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share of VFG’s common stock under various circumstances. In the analysis, Sandler O’Neill assumed VFG performed in accordance with the 2007 through 2011 net income forecasts provided by VFG management. To approximate the terminal value of VFG’s common stock at December 31, 2010, Sandler O’Neill applied price to last twelve months earnings multiples of 10.0x to 18.0x and multiples of tangible book value ranging from 125% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of VFG’s common stock. In addition, the net present value of VFG’s common stock at December 31, 2010 was calculated using the same range of price to last twelve months earnings multiples (10.0x – 18.0x) applied to a range of discounts and premiums to budget forecasts. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 12.63% for the analysis.

As illustrated in the following tables, the analysis indicated an imputed range of values per share for VFG’s common stock of $14.52 to $28.17, when applying the price/earnings multiples to the matched budget; $14.79 to $28.72, when applying multiples of tangible book value to the matched budget; and $11.92 to $31.61, when applying the price/earnings multiples to the -25% / +25% budget range.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x
10.00%	$16.62	$19.51	$22.40	$25.28	$28.17
11.00	16.06	18.85	21.63	24.41	27.20
12.00	15.53	18.21	20.90	23.58	26.27
13.00	15.01	17.60	20.20	22.79	25.38
14.00	14.52	17.02	19.52	22.03	24.53

Earnings Per Share Multiples

Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x
(25.0%)	$11.92	$13.89	$15.85	$17.82	$19.79
(20.0)	12.57	14.67	16.77	18.87	20.97
(15.0)	13.23	15.46	17.69	19.92	22.15
(10.0)	13.89	16.25	18.61	20.97	23.34
(5.0)	14.54	17.04	19.53	22.02	24.52
0.0	15.20	17.82	20.45	23.07	25.70
5.0	15.85	18.61	21.37	24.12	26.88
10.0	16.51	19.40	22.29	25.17	28.06
15.0	17.17	20.19	23.21	26.22	29.24
20.0	17.82	20.97	24.12	27.27	30.42
25.0	18.48	21.76	25.04	28.32	31.61

Tangible Book Value Per Share Multiples

Discount Rate	125%	150%	175%	200%	225%
10.00%	$16.94	$19.88	$22.83	$25.78	$28.72
11.00	16.36	19.21	22.05	24.89	27.73
12.00	15.82	18.56	21.30	24.04	26.78
13.00	15.29	17.94	20.59	23.23	25.88
14.00	14.79	17.35	19.90	22.46	25.01

In connection with its analyses, Sandler O’Neill considered and discussed with the VFG board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Sandler O’Neill performed an analysis that estimated the net present value per share of FNB’s common stock under various circumstances. In the analysis, Sandler O’Neill assumed FNB performed in accordance with the 2007 through 2011 net income forecasts provided by FNB management. To approximate the net present value of FNB’s common stock at December 31, 2010, Sandler O’Neill applied price to last twelve months earnings multiples of 10.0x to 18.0x and multiples of tangible book value ranging from 125% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FNB common stock. In addition, the net present value of FNB’s common stock at December 31, 2010 was calculated using the same range of price to last twelve months earnings multiples (10.0x – 18.0x) applied to a range of discounts and premiums to management’s budget forecasts. The range applied to the budgeted net income was 25.0% under budget to 25.0% over budget, using a discount rate of 13.29% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for FNB’s common stock of $20.56 to $39.54, when applying the price to earnings multiples to the matched budget; $21.39 to $41.20, when applying multiples of tangible book value to the matched budget; and $16.48 to $43.69, when applying the price/earnings multiples to the -25.0% / +25.0% budget range.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x
11.00%	$23.33	$27.38	$31.43	$35.48	$39.54
12.00	22.59	26.51	30.43	34.34	38.26
13.00	21.89	25.67	29.46	33.25	37.03
14.00	21.21	24.87	28.53	32.20	35.86
15.00	20.56	24.10	27.65	31.19	34.73

Earnings Per Share Multiples

Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x
(25.0%)	$16.48	$19.20	$21.92	$24.65	$27.37
(20.0)	17.39	20.29	23.19	26.10	29.00
(15.0)	18.30	21.38	24.46	27.55	30.63
(10.0)	19.20	22.47	25.73	29.00	32.26
(5.0)	20.11	23.56	27.00	30.45	33.90
0.0	21.02	24.65	28.27	31.90	35.53
5.0	21.92	25.73	29.54	33.35	37.16
10.0	22.83	26.82	30.81	34.80	38.79
15.0	23.74	27.91	32.08	36.25	40.43
20.0	24.65	29.00	33.35	37.71	42.06
25.0	25.55	30.09	34.62	39.16	43.69

Tangible Book Value Per Share Multiples

Discount Rate	125%	150%	175%	200%	225%
11.00%	$24.27	$28.51	$32.74	$36.97	$41.20
12.00	23.51	27.60	31.69	35.78	39.87
13.00	22.77	26.73	30.68	34.64	38.59
14.00	22.06	25.89	29.72	33.54	37.37
15.00	21.39	25.09	28.79	32.49	36.19

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 24 merger transactions announced nationwide from January 1, 2000 through July 24, 2007 with announced transaction values greater than $15 million involving banking institutions combining with other banking institutions in transactions classified by SNL Financial as mergers of equals. Sandler O’Neill reviewed these transactions with the VFG board and discussed trends in financial terms relating to these transactions, including deposit premiums, premiums to market, pro forma ownership, and the percentage of deposits, assets, equity, and earnings contributed by each party involved in these 24 precedent transactions. Sandler O’Neill did not attempt to establish or discuss measures of centrality in these precedent transactions.

Sandler O’Neill also reviewed 16 merger transactions announced from January 1, 2003 through July 24, 2007 involving Virginia-based commercial banks as the acquired institution. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months net income, transaction value to estimated 2007 net income, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, and premium to market price, and then computed high, low, mean, and median multiples and premiums for the transactions.

Transaction Multiples

	Merger-of-Equals Median Multiple		Virginia Median Multiple
Price per share / last twelve months earnings per share	14.1	x	27.1	x
Price per share / estimated earnings per share	11.0	x	21.2	x
Price per share / book value	176.0%		272.0%
Price per share / tangible book value	192.0%		300.0%
Core deposit premium (1)	10.9%		25.2%
Market premium	13.1%		35.3%

(1)	Core deposits are defined as total deposits less time deposits over $100,000. The core deposit premium is calculated by taking transaction value, less tangible book value, divided by core deposits.

Contribution Analysis. Sandler O’Neill reviewed the relative contributions to be made by VFG and FNB to the combined institution based on financial information for both companies as of or for the twelve months ended March 31, 2007. The percentage of pro forma shares owned was determined using the exchange ratio of 1.5850. This analysis indicated that the implied contributions to the combined entity were as follows:

Contribution Analysis

	FNB	VFG
Cash and securities	49.4%	50.6%
Net loans	49.0	51.0
Intangibles	72.9	27.1
Assets	49.3	50.7
Deposits	50.1	49.9
Borrowings	30.0	70.0
Total equity	53.4	46.6
Tangible equity	48.8	51.2
Last twelve months net income	48.6	51.4
Estimated 2007 net income	49.8	50.2
Estimated 2008 net income	49.0	51.0
Market capitalization	51.0	49.0

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the fourth quarter of 2007, (2) 100% of the FNB shares are exchanged for shares of VFG common stock at an exchange ratio of 1.5850, (3) earnings per share forecasts for

VFG and FNB are consistent with estimates provided by each company’s management, (4) purchase accounting adjustments, charges, and transaction costs associated with the merger and cost savings determined by the senior managements of VFG and FNB, and (5) FNB options are exchanged for VFG options.

Based upon those assumptions, Sandler O’Neill’s analysis indicated that, at December 31, 2008 and 2009, the merger would be accretive to FNB’s earnings per share and accretive to FNB’s cash earnings per share. Additionally, Sandler O’Neill’s analysis indicated that, at December 31, 2007, the merger would be dilutive to FNB’s tangible book value per share, but would be accretive to FNB’s tangible book value per share at December 31, 2008 and 2009.

From the perspective of a VFG shareholder, the analysis indicated that, at both December 31, 2008 and December 31, 2009, the merger would be accretive to VFG’s earnings per share and cash earnings per share. Additionally, Sandler O’Neill’s analysis indicated that, at December 31, 2008 and 2009, the merger would be dilutive to VFG’s tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

VFG has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of 0.50% of the aggregate purchase price (approximately $1,209,084), of which $541,817 has been invoiced and the balance of which is contingent, and payable, upon closing of the merger. Sandler O’Neill has also received a fee of $300,000 for rendering its opinion, which is included in the already invoiced amount. VFG has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill may provide certain investment banking services to VFG and receive compensation for such services in the future, including during the period prior to the closing of the merger.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to VFG and FNB and their affiliates. Sandler O’Neill may also actively trade the debt or equity securities of VFG and/or FNB or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of FNB’s Financial Advisor

FNB engaged Davenport in June 2007 to act as its financial advisor in connection with the proposed merger with VFG and Davenport agreed to assist FNB in analyzing, structuring, and negotiating the merger. Davenport was also engaged to render a written opinion to FNB’s board as to whether the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to FNB’s shareholders. In requesting Davenport’s advice and opinion, no restrictions or limitations were imposed by FNB upon Davenport with respect to the investigations made or the procedures followed by Davenport in rendering its opinion. Davenport was engaged to assist the FNB board with a review of its strategic alternatives prior to its engagement in June 2007 to represent FNB in connection with the proposed VFG transaction.

Davenport is a regional investment banking firm. As part of its investment banking business, Davenport is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales, and distributions of listed and unlisted securities, and valuations for estate, corporate, and other purposes. Davenport was selected by FNB to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with FNB and its business, having previously provided financial advisory services to FNB.

On July 26, 2007, Davenport reviewed the financial aspects of the proposed merger with FNB’s board of directors and delivered its opinion to FNB’s board of directors to the effect that, as of that date and based upon and subject to the assumptions, limitations, and qualifications set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair to FNB’s shareholders from a financial point of view.

The full text of the Davenport opinion, which describes, among other things, the assumptions made, matters considered, and limitations on the review undertaken, is attached to this proxy statement as Annex E, with Davenport’s consent, and is incorporated in this proxy statement by reference. The description of the Davenport opinion set forth below is qualified in its entirety by reference to the full text of the Davenport opinion in Annex E. FNB’s shareholders are urged to read the Davenport opinion carefully and in its entirety.

The Davenport opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of FNB common stock as of the date of the opinion. Further, the Davenport opinion is not a recommendation to any FNB shareholder as to how he or she should vote with regard to the merger. Davenport was not retained as an advisor or agent to FNB’s shareholders or any other person, and it is acting only as an advisor to FNB’s board.

In arriving at its opinion, Davenport, among other things:

•	reviewed the most recent draft of the merger agreement as of July 26, 2007;

•	reviewed certain business, financial, and other information regarding FNB and its prospects that was furnished to it by the management of FNB and that it discussed with the management of FNB;

•	reviewed certain business, financial, and other information regarding VFG and its prospects that was furnished to it by the management of VFG and that it discussed with the management of VFG;

•	reviewed the publicly reported historical price and trading activity for FNB’s and VFG’s common stock;

•	compared the business, financial, and other information regarding FNB and VFG with similar information regarding certain other publicly traded companies, which it deemed to be relevant;

•	reviewed certain recent merger of equals business combinations in the commercial banking industry, to the extent publicly available;

•

reviewed the pro forma financial impact of the merger on FNB and VFG, based on assumptions relating to transaction expenses, purchase accounting adjustments, and cost savings determined by the senior management of FNB and VFG;

•

reviewed the relative contribution of assets, deposits, equity, and earnings of FNB and VFG to the resulting institution and the relative pro forma ownership of the shareholders of FNB and VFG in the combined company; and

•	considered other information such as financial studies, analyses, and investigations, as well as financial, economic, and market criteria that it deemed appropriate.

In rendering its opinion, Davenport assumed and relied upon the accuracy, completeness, and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by FNB and VFG or their representatives or that was otherwise reviewed by it. Davenport did not attempt or assume any responsibility to independently verify any of the information reviewed by it. Davenport is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of allowances for losses, and it assumed that FNB’s and VFG’s respective allowances are, in the aggregate, adequate. Davenport did not review any individual credit files or make any independent evaluation, appraisal or physical inspection of the assets, liabilities or individual properties of FNB or VFG, nor was Davenport furnished with any evaluation or appraisal of their assets, liabilities or properties.

With respect to the internal financial forecast information furnished to or discussed with Davenport by FNB or VFG, Davenport assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of FNB’s or VFG’s management as to the expected future financial performance of FNB or VFG, respectively. Davenport also assumed that there has been no material change in VFG’s and FNB’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them and that VFG and FNB would remain as going concerns for all periods relevant to its analyses. Finally, Davenport relied upon the advice that FNB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the agreement. Davenport assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. Davenport assumed that the merger will be completed substantially in accordance with the terms set forth in the merger agreement and that the merger will be accounted for as a purchase under generally accepted accounting principles. The Davenport opinion is necessarily based on economic, market, financial, and other conditions as they existed on the date of the Davenport opinion, and on the information made available to Davenport as of the date of the Davenport opinion. Davenport does not have any obligation to update, revise or reaffirm this opinion or otherwise comment on any events occurring after July 26, 2007.

The Davenport opinion was just one of the many factors taken into consideration by FNB’s board of directors in determining to approve the merger. (See “Background of the Merger” beginning on page 32 and “FNB’s Reasons for the Merger; Recommendation of FNB’s Board of Directors” beginning on page 40.) The Davenport opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for FNB, nor does it address the effect of any other business combination in which FNB might engage. Advice concerning those matters was provided to the FNB board of directors by Davenport pursuant to earlier engagements of Davenport by the board of FNB. See “Background of the Merger” and “FNB’s Reasons for the Merger; Recommendation of FNB’s Board of Directors.” Davenport was not asked to and did not solicit indications of interest in a potential transaction from any third parties. The FNB board of directors did not otherwise limit the investigations made or procedures followed by Davenport in preparing its opinion. The Davenport opinion was not an expression of an opinion as to the prices at which shares of VFG common stock or FNB common stock would trade following the announcement of the merger or the actual value of the VFG common shares when issued pursuant to the merger or the prices at which the VFG common shares will trade following the completion of the merger.

In connection with rendering its opinion, Davenport performed a variety of financial analyses. The following is a summary of the material analyses presented to FNB’s board of directors at its July 26, 2007 meeting. The financial analyses summarized below include information presented in tabular format. The summary set forth below does not purport to be a complete description of the analyses performed by Davenport but describes, in summary form, the principal elements of the presentation made by Davenport to FNB’s board of directors on July 26, 2007. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Davenport was carried out in order to provide a different perspective on the transaction and add to the total mix of information available.

Davenport did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Davenport considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Davenport did not place particular reliance or weight on any individual analysis but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized below, Davenport believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

In performing its analyses, Davenport made numerous assumptions with respect to industry performance, general business, economic and market conditions, and other matters, many of which are beyond the control of FNB and VFG. The financial forecasts and other information used in the analyses performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the financial forecasts and other information used in the analyses, and the results of such analyses.

Transaction Summary. Davenport reviewed the terms of the merger agreement. Davenport noted that FNB shareholders will receive 1.5850 shares of VFG common stock for each share of FNB common stock and that FNB shareholders would receive more than 52% of the shares of the company resulting from the merger. The merger consideration had an implied total offer value of $32.16 per share of FNB common stock based upon the closing price of VFG common stock of $20.29 on July 25, 2007, representing a 2.9% premium to the closing price of FNB common stock of $31.24 on July 25, 2007. Davenport also noted that, in the merger, FNB would have an implied aggregate value of approximately $238 million.

Demographic and Branch Analysis. Davenport reviewed and compared selected demographic information on FNB’s and VFG’s markets where they have one or more active branch offices and conduct business. On a weighted average basis, FNB’s franchise area was found to have a population change from 2000 to 2006 of 2.78%, projected population change from 2006 to 2011 of 1.74%, 2006 median household income of $42,013, and projected household income change from 2006 to 2011 of 15.40%. VFG’s franchise area was found to have a population change from 2000 to 2006 of 12.43%, projected population change from 2006 to 2011 of 10.54%, 2006 median household income of $48,167, and projected household income change from 2006 to 2011 of 14.85%. Davenport also prepared a pro forma map combining FNB’s 27 branch offices with VFG’s 35 branch offices. The map revealed the complementary nature of each institution’s branch footprint and showed that there was minimal overlap, with the expectation that no divestitures of branches or deposits would be required by regulators.

Relative Contribution Analysis. Davenport analyzed the relative contributions to be made by FNB and VFG to the combined institution based on balance sheet data as of June 30, 2007, net income data for the year-to-date period ended June 30, 2007, and projected net income for the years ending December 31, 2007 and December 31, 2008. Davenport compared such contributions to the ownership stake that FNB shareholders would have in the combined institution, based on the exchange ratio of 1.5850 shares of VFG common stock for each share of FNB common stock. In addition, Davenport calculated the implied exchange ratio under the various contribution percentages and showed the percentage premium that the exchange ratio of 1.5850 represents over the implied exchange ratios. This information is presented in the following table.

	Contribution		Implied Exchange Ratio	Premium to FNB at 1.5850x (3)
	FNB	VFG
Total Assets	49.5%	50.5%	1.426	11.2%
Net Loans	48.7	51.3	1.382	14.7
Total Deposits	51.2	48.8	1.524	4.0
Tangible Equity	48.6	51.4	1.374	15.4
Net Income—Year to Date 6/30/07	49.9	50.1	1.446	9.6
Net Income—2007E	49.8	50.2	1.444	9.7
Net Income—2008E	49.0	51.0	1.399	13.3
Proposed Ownership (1)	52.0	48.0
Proposed Fully Diluted Ownership (2)	52.2	47.8

(1)	Based on shares outstanding at June 30, 2007 and the exchange ratio of 1.5850.
(2)	Assumes all options are exercised and based on the exchange ratio of 1.5850.
(3)	Calculated by dividing the exchange ratio of 1.5850 by the implied exchange ratio using FNB’s relative contribution.

Comparable Merger of Equal Transaction Analysis. Davenport analyzed the transaction details of 19 merger of equals transactions in the banking industry that were announced since January 1, 2001. Davenport calculated the resulting ownership percentages of the constituent shareholders in the combined company and calculated the relative contribution of each party to the combined company on the basis of assets, deposits, tangible equity, and net income for the last 12 months preceding the transaction. Davenport also reviewed the selected transactions to determine the composition of the board of directors of the combined company. The information analyzed was compiled by Davenport from internal sources; from transaction documents such as Form S-4s, press releases, and proxy statements; and from a firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry. This information is summarized in the following table.

Category	FNB	Percentage Gain (Loss)	Majority Owner Median Data	Percentage Gain (Loss)
Ownership	52.2%		55.6%
Assets	49.5	5.5%	59.2	-6.1%
Deposits	51.2	2.0	57.7	-3.6
Tangible Equity	48.6	7.4	55.2	0.7
LTM Net Income (1)	48.7	7.2	53.4	4.1
Board Seats	50.0	4.4	50.0	11.2

(1)	Based on last twelve months net income through June 30, 2007.
(2)	The column titled “Percentage Gain (Loss)” represents the percentage increase or decrease in relative shareholder ownership, based upon the exchange ratio, versus the relative contribution made to the combined entity in the categories presented.

No company or transaction used as a comparison in the above analysis is identical to FNB, VFG or the merger. Accordingly, a review of these results is not solely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and transactions examined.

Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, Davenport compared selected financial information for FNB and VFG to the corresponding publicly available information of certain other peer group companies whose securities are publicly traded. The peer group companies were chosen because they possess general business, operating, and financial characteristics representative of companies in the region and the industry in which FNB and VFG operate. The peer group companies were comprised of Virginia banks with total assets between $750 million and $3.0 billion. The peer group companies were: American National Bankshares Inc., Burke & Herbert Bank & Trust Company, Cardinal Financial Corporation, Carter Bank & Trust, Commonwealth Bankshares, Inc., Eastern Virginia Bankshares, Inc., First Bancorp, Inc., First Community Bankshares, Inc., Gateway Financial Holdings, Inc., Middleburg Financial Corporation, National Bankshares, Inc., Old Point Financial Corporation, TowneBank, Union Bankshares Corporation and Virginia Commerce Bancorp, Inc.

To perform this analysis, Davenport used the most recent financial information available as of July 25, 2007 for each of the peer group companies. Market price information was as of July 25, 2007 and earnings estimates were taken from First Call, a nationally recognized earnings estimate consolidator for publicly traded companies. The following table summarizes the relevant data items for FNB, VFG, and the peer group.

	FNB		VFG		Peer Median
Capitalization (MRQ):
Total Assets ($000)	$1,553,111		$1,583,629		$1,322,836
Total Deposits ($000)	1,296,379		1,236,342		975,222
Total Equity ($000)	177,043		155,016		111,689
Tangible Equity ($000)	130,023		137,596		108,551
Total Equity/ Total Assets	11.4%		9.8%		9.7%
Tangible Equity/ Tangible Assets	8.6		8.8		8.2

Asset Quality (MRQ):
NPLs/ Loans	0.47%		0.26%		0.22%
Reserves/ NPLs	258.4		461.8		390.8
Reserves/ Loans	1.22		1.21		0.98
NPAs/ Assets	0.40		0.20		0.16

Performance (YTD):
ROAA	1.12%		1.08%		1.24%
ROAE	9.7		11.3		12.0
Return on Avg. Tangible Equity	13.2		13.3		13.6
Net Interest Margin	3.90		4.14		3.92
Efficiency Ratio	59.1		65.2		58.0

Market Statistics:
Price/ LTM Earnings	13.4	x	11.9	x	14.5	x
Price/ 2007E Earnings	13.5	x	12.6	x	13.3	x
Price/ 2008E Earnings	12.3	x	11.1	x	11.9	x
Price/ Tangible Book	177.3%		158.2%		184.7%
Price/ Book	130.2		140.5		140.4
Current Dividend Yield	2.70		3.13		2.71

Pro Forma Financial Impact—Accretion/Dilution Analyses. Based on the exchange ratio of 1.5850 shares of VFG common stock for each share of FNB common stock, Davenport calculated the pro forma per share financial consequences reflecting the merger on each company’s cash earnings per share, GAAP earnings per share, book value per share, tangible book value per share, and the current dividend per share versus what those measures would be were the merger not to occur. This analysis was based on management’s estimated net income for FNB and VFG for 2007 and 2008. The analysis assumed pre-tax cost synergies of $9.4 million. For purposes of this analysis, Operating EPS is defined as EPS prior to nonrecurring merger related expenses and Cash EPS is defined as Operating EPS prior to the amortization of core deposit intangibles. This information is presented in the following tables.

	Pro Forma per Share Impact of the Merger
Accretion/(Dilution):	FNB	VFG
2007E Cash EPS	19.8%	10.2%
2007E Operating EPS	14.5	5.6
2008E Cash EPS	21.0	7.2
2008E Operating EPS	15.5	3.1
6/30/07 Book Value per Share	14.8	21.1
6/30/07 Tangible Book Value per Share	-1.5	-13.9
LTM Dividend per Share	20.8	0.0

Implied Exchange Ratio Analysis. Davenport performed an implied exchange ratio analysis by comparing the historical relationship between the market prices of FNB and VFG common stock. The following table lists what the implied exchange ratio would have been, based on average stock prices over the periods shown, and compares the percentage premium that the exchange ratio of 1.5850 represents over the implied exchange ratio.

Time Period Prior*	Implied Exchange Ratio		Premium at 1.5850x
1-Day	1.551	x	2.17%
10-Day	1.519		4.35
30-Day	1.535		3.29
60-Day	1.492		6.24
90-Day	1.456		8.84
One Year	1.402		13.09

*	Using 7/23/07 as most recent date.

Discounted Dividend Analysis. Using a discounted dividend analysis, Davenport estimated the present value of the projected future stream of FNB dividends through December 31, 2012, assuming the company performed in accordance with the earnings forecasts of management. Davenport then estimated the terminal values for FNB common stock at the end of the period by applying multiples ranging from 13.0x to 15.0x projected earnings in 2012. The dividend streams and terminal values were then discounted to present values using various discount rates (ranging from 10.0% to 12.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of FNB common stock. This discounted dividend analysis provided a range of present values from $27.09 to $33.97 per share of FNB common stock.

Davenport also performed a pro forma discounted dividend analysis to estimate a range of present values per share of FNB common stock to reflect the impact of the merger. Davenport estimated the present value of the pro forma combined company’s projected future dividends through December 31, 2012. Davenport then estimated the terminal values for the combined company’s common stock at the end of the period by applying multiples ranging from 13.0x to 15.0x projected earnings in 2012. The dividend streams and terminal values were then discounted to present values using various discount rates (ranging from 10.0% to 12.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of the combined company’s common stock.

In performing this analysis, Davenport used the forecasted earnings for FNB and VFG for 2007 through 2012 provided by the management of FNB and VFG, respectively. The analysis assumed pre-tax cost synergies of $9.4 million on an annual basis starting in 2008 and an $8.5 million pre-tax restructuring charge in 2007. Davenport assumed for this analysis that 75% of the cost savings would be realized in 2008 and 100% of the cost savings would be realized in 2009 through 2012. Based on the foregoing criteria and assumptions, Davenport determined that the present value of FNB common stock, pro forma for the merger, ranged from $32.14 to $39.70 per share.

Davenport noted that it included a discounted dividend analysis because it is a widely used valuation methodology but also noted that the results of this methodology are highly dependent upon the assumptions that must be made. The financial forecasts and other information used in the discounted dividend analysis performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the financial forecasts and other information used in the analyses, and the results of such analyses.

Other Analyses. Davenport also reviewed earnings estimates, balance sheet composition, historical stock performance, stock liquidity, and research coverage for VFG.

Other. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from and sell securities to FNB and VFG. As a market maker in securities, Davenport may, from time to time, have a long or short position in and buy or sell equity securities of FNB and VFG for Davenport’s own account or for the accounts of its customers.

Fees. FNB and Davenport have entered into an agreement relating to the services provided by Davenport in connection with the transaction. FNB has agreed to pay Davenport a transaction fee in connection with the merger equal to four-tenths of one percent (0.40%) of the overall consideration received by FNB shareholders in the transaction at closing as compensation for its financial advisory services rendered in connection with the merger. Based on the closing price of VFG’s common stock on October 24, 2007, this fee is estimated to be approximately $830,000. FNB has also agreed to reimburse Davenport for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Davenport and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Davenport, which Davenport and FNB believe are customary in transactions of this nature, were negotiated at arm’s length between FNB and Davenport, and FNB’s board was aware of such arrangement, including the fact that all of the fee payable to Davenport is contingent upon consummation of the merger.

Davenport has provided other investment banking services to FNB for which services Davenport received customary fees. As discussed in “Background of the Merger,” Davenport was engaged to assist the FNB board with a review of its strategic alternatives prior to being engaged in June 2007 to represent FNB in connection with the VFG transaction. Davenport’s advisory fees prior to the June 2007 engagement were billed on an hourly basis and totaled $74,325. Davenport has received no other advisory fees from FNB to date in 2007 and received no such fees from FNB in 2006 or 2005.

Board of Directors and Management of the Combined Company Following the Merger

Composition of the Board of Directors

The bylaws of VFG provide that the board of directors shall consist of a minimum of five and a maximum of 25 individuals. Upon completion of the merger, the board of directors of the combined company will be comprised of an even number of directors within this range, not to exceed 24 individuals, of which one-half will be designated by VFG and one-half will be designated by FNB. The VFG and FNB board designees will be apportioned among the three classes of the combined company’s board of directors as equally as possible. Under Virginia law, the term of a director appointed to fill a vacancy, including a vacancy created by increasing the number of directors, expires at the next annual shareholders’ meeting. Accordingly, at the 2008 annual meeting of the combined company, the FNB board designees will be nominated for re-election to their respective classes for terms that will expire at the first, second or third annual shareholders’ meeting following their election in 2008.

Until the third anniversary of the completion of the merger, if there is a vacancy created by the cessation of service of a VFG designee, a majority of the remaining VFG designees will propose a nominee to the governance and nominating committee of the combined company’s board of directors to fill the vacant position. Similarly, if there is a vacancy created by the cessation of service of an FNB designee, a majority of the remaining FNB designees will propose a nominee to the governance and nominating committee of the combined company’s board of directors to fill the vacant position.

Committees of the Board of Directors

Until the third anniversary of the completion of the merger, the chairmanships of the following committees of the board of directors of the combined company will be divided evenly between VFG and FNB board designees: the audit and compliance committee, the governance and nominating committee, the personnel and compensation committee and the executive committee. Also, until the third anniversary of the completion of the merger, the membership of the governance and nominating committee will include an equal number of VFG and FNB board designees.

Management of the Combined Company

Following the merger, William P. Heath, Jr., President and Chief Executive Officer of FNB, will serve as Chairman of the Board of the combined company and O.R. Barham, Jr., President and Chief Executive Officer of VFG, will serve as President and Chief Executive Officer of the combined company. Gregory W. Feldmann, Chief Operating Officer of FNB and President and Chief Executive Officer of FNB’s banking subsidiary, First National Bank, will serve as President and Chief Executive Officer of the combined bank. Raymond D. Smoot, Jr., current Chairman of the Board of FNB’s banking subsidiary, First National Bank, will serve as Chairman of the Board of the combined bank. Current VFG Executive Vice President and Chief Operating Officer, Litz H. Van Dyke, will serve as Executive Vice President and Chief Operating Officer for the combined company, and current VFG Executive Vice President and Chief Financial Officer, Jeffrey W. Farrar, will serve as Executive Vice President and Chief Financial Officer of the combined company.

We have entered into employment agreements with Messrs. Heath, Barham, Feldmann, Van Dyke and Farrar that will become effective upon completion of the merger. See “—Interests of Directors and Executive Officers in the Merger” beginning on page 62.

Operations Following the Merger

We have agreed in the merger agreement that, following the merger:

•	The headquarters of the combined company will be located in Charlottesville, Virginia.

•

FNB’s banking subsidiary, First National Bank, and VFG’s two banking subsidiaries, Second Bank & Trust and Planters Bank & Trust Company of Virginia, will consolidate into a single, Virginia chartered bank that will operate under a new name selected by the mutual agreement of VFG and FNB. We expect to consolidate the banks during the second quarter of 2008.

•	The headquarters of the combined bank, together with the operations center for the combined bank, will be located in Christiansburg, Virginia.

•	The board of directors of the combined bank will consist of an equal number of directors designated by each of VFG and FNB.

•	The combined bank will divide its market area into four separate banking regions, each with its own designated regional executive.

•

The trust and wealth management divisions of VFG and FNB will be consolidated into a single entity, which will operate under a board of directors and new name selected by the mutual agreement of VFG and FNB.

Effective Date

The effective date of the merger will be the effective date and time set forth in the articles of merger that we will file with the Virginia State Corporation Commission. We will close the merger on a date on which each of us agrees after the satisfaction or waiver, where waiver is legally permissible, of the last remaining condition to the merger, unless extended by our mutual agreement. See “The Merger Agreement—Conditions to Completion of the Merger.”

We anticipate that we will complete the merger during the first quarter of 2008, subject to the receipt of required shareholder approvals and the continuation of required regulatory approvals. There can be no assurances as to if or when these approvals will be obtained or that the merger will be completed. If we do not complete the merger by June 30, 2008, either of us may terminate the merger agreement, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements in the merger agreement. See “—Regulatory Approvals” and “The Merger Agreement—Conditions to Completion of the Merger.”

Coordination of Dividends

We will coordinate the declaration and payment of regular quarterly cash dividends on VFG common stock and FNB common stock so that holders of our common stock will not receive two dividends, or fail to receive one dividend, for any calendar quarter. Until completion of the merger, we each plan to continue to pay quarterly dividends on our common stock at their respective current rates ($0.16 per share per quarter for VFG and $0.21 per share per quarter for FNB). After the merger, we anticipate the combined company will pay a quarterly cash dividend of $0.16 per share, subject to the approval of the board of directors of the combined company.

Exchange of Stock Certificates in the Merger

VFG Common Stock. Each share of VFG common stock issued and outstanding immediately before the effective date of the merger will remain issued and outstanding immediately after completion of the merger as a share of common stock of the combined company. As a result, there is no need for VFG shareholders to submit their VFG stock certificates to VFG, the exchange agent or to any other person in connection with the merger or otherwise take any action as a result of the completion of the merger.

FNB Common Stock. At the effective date of the merger, VFG will cause to be deposited with the exchange agent certificates representing shares of common stock of the combined company for the benefit of the holders of certificates representing shares of FNB common stock and cash instead of any fractional shares that would otherwise be issued to FNB shareholders in the merger.

Promptly after the completion of the merger, we will cause the exchange agent to send transmittal materials to each holder of an FNB stock certificate for use in exchanging FNB stock certificates for certificates representing shares of combined company common stock and cash instead of fractional shares, if applicable. The exchange agent will deliver certificates representing common stock of the combined company and a check instead of any fractional shares once it receives the properly completed transmittal materials, together with certificates representing a holder’s shares of FNB common stock.

FNB common stock certificates should NOT be returned with the enclosed proxy card. They should NOT be forwarded to the exchange agent until you receive a transmittal letter following completion of the merger.

FNB stock certificates may be exchanged for new stock certificates with the exchange agent for up to six months after the completion of the merger. At the end of that period, any stock certificates of the combined company and cash will be returned to us. Any holders of FNB stock certificates who have not exchanged their certificates will be entitled to look only to the combined company, and only as general creditors of the combined company, for new stock certificates and any cash to be received instead of fractional shares of common stock of the combined company.

Until you exchange your FNB stock certificates for new stock certificates, you will not receive any dividends or other distributions in respect of shares of common stock of the combined company. Once you exchange your FNB stock certificates for new stock certificates, you will receive, without interest, any dividends or distributions with a record date after the effective date of the merger and payable with respect to your shares, as well as any dividends with respect to FNB common stock declared before the effective date of the merger but unpaid.

If you own FNB common stock in book entry form or through a broker, bank or other holder of record, you will not need to obtain your FNB stock certificates to surrender to the exchange agent.

If your FNB stock certificate has been lost, stolen or destroyed, you may receive a new stock certificate upon the making of an affidavit of that fact. We may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against us with respect to the lost, stolen or destroyed FNB stock certificate.

Neither VFG nor FNB, nor any other person, will be liable to any former holder of FNB common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Fractional Shares

We will not issue any fractional shares of common stock of the combined company. Instead, an FNB shareholder who would otherwise have received a fraction of a share will receive an amount of cash equal to the fraction of a share of combined company common stock to which such holder would otherwise be entitled, multiplied by the closing sale price per share of VFG common stock as reported on the NASDAQ Global Select Market on the trading day immediately preceding the completion of the merger.

Interests of Directors and Executive Officers in the Merger

In considering the recommendations of FNB’s and VFG’s boards of directors with respect to their approval of the merger agreement, you should be aware that FNB’s executive officers and directors have interests in the merger that are different from, or in addition to, those of the FNB shareholders generally, and that VFG’s executive officers and directors have interests in the merger that are different from, or in addition to, those of the VFG shareholders generally. These different and additional interests include, among others, the designation of certain FNB and VFG directors and bank directors to be members of the boards of the combined company and the combined bank; continued employment and employment agreements for two of FNB’s current executive officers and three of VFG’s current executive officers, which include an increase in compensation to reflect the expanded business operations of the combined company; the vesting of all outstanding unvested equity awards for employees of both FNB and VFG and the directors of VFG at the time of the merger under existing agreements entered into prior to the consideration of the proposed merger between VFG and FNB; the vesting of death benefit rights under VFG’s split dollar insurance program (subject to divestment for cause); proposed employee benefits for those FNB and VFG employees who become employees of the combined company or one of its subsidiaries following the merger; existing change in control agreements covering certain FNB and VFG executive officers; and indemnification and insurance coverage for FNB’s and VFG’s directors and officers. The FNB and VFG boards of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and making their recommendations on the merger agreement. These interests are summarized below.

Designation of Directors for Combined Company and Combined Bank

Under the merger agreement, William P. Heath, Jr., FNB’s president and chief executive officer, has been designated to serve as chairman of the board of directors of the combined company after the merger. Mr. Heath’s new employment agreement with VFG, which is to take effect upon completion of the merger, is described below under “Employment Agreements for Executive Officers of the Combined Company.” The combined company’s board of directors will consist of an even number of directors, not to exceed 24, one-half of whom (including Mr. Health) will be designated by FNB and may be existing FNB directors, and one-half of whom will be designated by VFG and may be existing VFG directors. VFG and FNB have not yet reached a decision as to the total number of directors to serve on the board of the combined company following the merger.

In addition, under the merger agreement, Raymond D. Smoot, Jr., currently chairman of the board of directors of FNB’s banking subsidiary, First National Bank, has been designated to serve as chairman of the board of directors of the combined bank after the merger. One-half of the initial directors of the combined bank (including Dr. Smoot) will be designated by FNB and may be existing FNB bank directors, and one-half of the initial directors of the combined bank will be designated by VFG and may be existing VFG bank directors.

Continued Employment with the Combined Company

Certain of FNB’s and VFG’s current executive officers have been offered continued employment with the combined company after the effective date of the merger. William P. Heath, Jr., FNB’s president and chief executive officer, has been designated to serve as an employee chairman of the board of directors of the combined company. O.R. Barham, Jr., VFG’s president and chief executive officer, has been designated to serve as the president and chief executive officer of the combined company; Gregory W. Feldmann, chief operating officer of FNB and president and chief executive officer of First National Bank, has been designated to serve as president and chief executive officer of the combined bank; Litz H. Van Dyke, VFG’s chief operating officer, has been designated to serve as chief operating officer of the combined company; and Jeffrey W. Farrar, VFG’s chief financial officer, has been designated to serve as the chief financial officer of the combined company. Each of these executive officers has entered into a new employment agreement with VFG to take effect upon completion of the merger, as described below under “Employment Agreements for Executive Officers of the Combined Company.” A joint compensation committee composed of directors of FNB and VFG, with the advice of an independent compensation consultant, and without the participation of the executives involved, determined the terms of the compensation, severance and change in control agreements between Messrs. Heath, Barham, Feldmann, Van Dyke, and Farrar and the continuing company, and the agreements were approved by the boards of FNB and VFG because they are commensurate with the duties and responsibilities of officers in positions of senior management at comparable financial institutions.

Employment Agreements for Executive Officers of the Combined Company

In order to avoid possible change in control severance benefits under the terms of their existing employment and change in controls agreements, and as a condition to the merger, VFG has entered into new employment agreements with certain executive officers of FNB and VFG who will serve as officers of the combined company following the merger. As a condition to entering into these new agreements, if the merger is consummated, each executive officer waives all rights under his existing employment and/or change in control agreement with FNB or VFG and their subsidiaries, including any change in control benefits that would otherwise be available upon consummation of the merger, except that the terms of the merger agreement will still trigger accelerated vesting of any outstanding FNB and VFG options or restricted stock, as well as death benefit rights under VFG’s split dollar insurance program (subject to divestment for cause). These employment agreements become effective upon completion of the merger. They will have no effect on the current arrangements of these executives with VFG or FNB, respectively, if the merger is not completed.

William P. Heath, Jr. In February 2006, FNB entered into an amended and restated employment agreement with William P. Heath, Jr. providing for his employment as president and chief executive officer of FNB for a term of two years beginning January 1, 2006. Mr. Heath’s salary and benefits were subject to adjustment by FNB’s compensation committee from time to time. Under Mr. Heath’s agreement, his opportunity for annual cash incentive awards was governed by FNB’s pay-for-performance plan. As of the date of this proxy statement, Mr. Heath’s annual salary under this agreement is $286,650.

Under Mr. Heath’s new agreement with VFG, Mr. Heath will serve as chairman of the board of the combined company through December 31, 2009. His assigned duties will include managing the integration of FNB and VFG after the merger. The agreement will be extended for successive one-year periods following this original term, unless either party notifies the other in writing at least 90 days prior to the end of the original term, or the end of any additional one-year renewal term, that the agreement will not be extended beyond its current term. Mr. Heath will be paid an annual base salary of $325,000 under the agreement. The employment agreement provides for certain incentive based compensation with a target of at least 35% of his annual base salary in addition to the base salary discussed above. This incentive compensation will be based on factors to be determined by the compensation committee or the board of directors of the combined company. Mr. Heath’s agreement provides for his participation in any benefit programs provided to the class of employees that includes Mr. Heath, and also provides for paid vacation, payment of country club dues and an automobile allowance. However, Mr. Heath’s agreement does not provide for any equity compensation for him. Finally, if Mr. Heath is employed through the end of the term in his employment agreement, the combined company will be obligated to continue Mr. Heath’s and his spouse’s health care coverage benefits until they reach age 65.

O.R. Barham, Jr. In January 2005, VFG entered into an employment agreement with O.R. Barham, Jr., VFG’s president and chief executive officer. The agreement was for an initial three-year term beginning January 1, 2005 and expiring December 31, 2007 and thereafter renews automatically for successive one-year terms unless terminated by either party with 90 days’ notice prior to the end of the initial or any successive term. Mr. Barham’s agreement provided for a specified minimum base pay during each year of the initial term, opportunities to earn incentive bonuses based on performance criteria set by the VFG board of directors, and opportunities to receive annual incentive stock options, stock appreciation rights or restricted stock awards. The agreement also covered health insurance and other benefits, such as a car or vehicle allowance, country club dues and reimbursement for costs of attending professional meetings. As of the date of this proxy statement, Mr. Barham’s annual salary under this agreement is $342,000.

Under Mr. Barham’s new agreement with VFG, Mr. Barham will serve as president and chief executive officer of the combined company through December 31, 2010. The agreement will be extended for successive one-year periods following this original term, unless either party notifies the other in writing at least 90 days prior to the end of the original term, or the end of any additional one-year renewal term, that the agreement will not be extended beyond its current term. Mr. Barham will be paid an annual base salary of $390,000 under the agreement. The employment agreement provides for certain incentive based compensation with a target of at least 35% of his annual base salary in addition to the base salary discussed above. This incentive compensation will be based on factors to be determined by the compensation committee or the board of directors of the combined company. Mr. Barham is also eligible to participate in the combined company’s incentive stock plan (or any successor or replacement plan) on such basis as the compensation committee or board of directors of the combined company may determine, provided that Mr. Barham is entitled to receive an annual stock award with a value equal to at least 30% of his then current base salary. The combined company will make an annual contribution for Mr. Barham’s benefit to the combined company’s executive deferred compensation plan (or any successor plan) in the amount of 15% of his annual base compensation. Mr. Barham’s agreement provides for his participation in any benefit programs provided to the class of employees that includes Mr. Barham, and also provides for paid vacation, payment of country club dues and an automobile allowance for Mr. Barham.

Litz H. Van Dyke. In January 2005, VFG entered into an employment agreement with Litz H. Van Dyke, VFG’s executive vice president and chief operating officer. The terms of Mr. Van Dyke’s employment agreement were substantially similar to those of Mr. Barham’s previous employment agreement with VFG. As of the date of this proxy statement, Mr. Van Dyke’s annual salary under this agreement is $212,959.

Under Mr. Van Dyke’s new agreement with VFG, Mr. Van Dyke will serve as chief operating officer of the combined company through December 31, 2010. The agreement will be extended for successive one-year periods following this original term, unless either party notifies the other in writing at least 90 days prior to the end of the original term, or the end of any additional one-year renewal term, that the agreement will not be extended beyond its current term. Mr. Van Dyke will be paid an annual base salary of $225,000 under the agreement. The employment agreement provides for certain incentive based compensation with a target of at least 28% of his annual base salary in addition to the base salary discussed above. This incentive compensation will be based on factors to be determined by the compensation committee or the board of directors of the combined company. Mr. Van Dyke is also eligible to participate in the combined company’s incentive stock plan (or any successor or replacement plan) on such basis as the compensation committee or board of directors of the combined company may determine, provided that Mr. Van Dyke is entitled to receive an annual stock award with a value equal to at least 20% of his then current base salary. Mr. Van Dyke’s agreement provides for his participation in any benefit programs provided to the class of employees that includes Mr. Van Dyke, and also provides for paid vacation, payment of country club dues and an automobile allowance for Mr. Van Dyke.

Jeffrey W. Farrar. In January 2005, VFG entered into an employment agreement with Jeffrey W. Farrar, VFG’s executive vice president and chief financial officer. The terms of Mr. Farrar’s employment agreement were substantially similar to those of Mr. Barham’s previous employment agreement with VFG. As of the date of this proxy statement, Mr. Farrar’s annual salary under this agreement is $185,000.

Under Mr. Farrar’s new agreement with VFG, Mr. Farrar will serve as chief financial officer of the combined company through December 31, 2010. The agreement has terms substantially similar to those of Mr. Van Dyke’s new agreement with VFG, except that Mr. Farrar will receive a base salary of $205,000.

Gregory W. Feldmann. Gregory W. Feldmann, FNB’s chief operating officer had no written employment agreement with FNB. As of the date of this proxy statement, Mr. Feldmann’s annual salary is $203,208. Under Mr. Feldmann’s new agreement with VFG, Mr. Feldmann will serve as president and chief executive officer of the combined bank through December 31, 2010. The agreement has terms substantially similar to those of Mr. Van Dyke’s new agreement with VFG, including a base salary of $225,000.

Severance Benefits (pre- or post-change in control) for Messrs. Heath, Barham, Van Dyke, Farrar and Feldmann. Messrs. Heath, Barham, Van Dyke, Farrar and Feldmann will also be entitled to receive certain severance payments as discussed below in the event of a covered termination of employment. Other than with respect to Mr. Heath, if the combined company terminates the employment of an executive without cause or an executive terminates his employment for good reason (each term as defined in the employment agreements) without a change in control, the combined company would be obligated to pay the executive a lump-sum cash payment equaling his annual base salary for 18 months from the date of termination and to continue the executive’s and his family’s health care coverage benefits for 18 months from the date of termination. If the combined company terminates the employment of Mr. Heath without cause or he terminates his employment for good reason, the combined company would be obligated to pay him a lump-sum cash payment equaling his annual base salary for a period of the shorter of 18 months or the balance of his employment term from the date of termination and to continue his and his family’s health care coverage benefits for 18 months from the date of termination. The employment agreements also provide that upon such termination, all of the executive’s then unvested stock options and other stock awards will become immediately exercisable and fully vested. In addition, the employment agreements provide that the executive will be subject, in certain circumstances, to non-competition restrictions for a period of 18 months following the termination of his employment (or, if shorter, the balance of the term set forth in his employment agreement for Mr. Heath) without a change in control.

The employment agreements also provide for three years continued employment in the event of a change in control (as defined in the employment agreements) of the combined company (the period for Mr. Heath is the balance of his employment term) and for automatic vesting of all of the executive’s then unvested stock options and other stock awards upon a change in control. If following a change in control, the combined company terminates the employment of the executive without cause or the executive terminates his employment for good reason, the combined company would be obligated to continue the executive’s and his family’s health care coverage benefits for an additional 36 months and to pay the executive a lump-sum cash payment equaling 2.99 times his combined annual base salary at the time of termination and average annual bonus for the two most recently completed years (for Mr. Heath, the payment multiple will be the lesser of 2.0 or the balance of his employment term, expressed in years and/or fractional part of a year, as applicable). Such payments and benefits are limited, however, to the maximum amount, if any, which can be paid without any of the payments or benefits being excess parachute payments under Internal Revenue Code section 280G. In addition, the health care benefit is subject to elimination if the executive obtains comparable or greater health care benefits through subsequent employment. The executive will also be subject to non-competition restrictions for a period of 18 months following the termination of his employment (or, if shorter, the balance of the term set forth in his employment agreement for Mr. Heath) unless the combined company terminates his employment without cause or he terminates his employment for good reason in a change in control context.

Stock Options and Restricted Stock

The merger agreement provides that upon completion of the merger all outstanding FNB and VFG stock options, including those held by FNB and VFG executive officers and VFG directors, will become 100% vested. Stock options held by FNB executive officers and directors will be converted into options to purchase combined company common stock, on terms substantially identical to those in effect immediately prior to the completion of the merger, and those options will entitle the holder to receive combined company common stock. The number of shares issuable under those options and the exercise prices for those options will be adjusted based on the exchange ratio.

In addition, all restricted stock awards, including those held by FNB and VFG executive officers and VFG directors, will become 100% vested upon consummation of the merger; and restricted stock held by FNB executive officers and directors will be exchanged for combined company unrestricted common stock in the merger in accordance with the exchange ratio.

Employee Benefits

The merger agreement generally provides that the combined company will furnish to those employees of FNB who become employees of the combined company or its subsidiaries after the effective date of the merger benefits under employee benefit plans maintained by the combined company, on terms and conditions that are the same as those for similarly situated officers and employees of the continuing corporation and its subsidiaries, or maintain for the benefit of the FNB continuing employees the benefit plans maintained by FNB immediately prior to the effective date of the merger. Notwithstanding this provision, the combined company may amend any benefit plan maintained by FNB immediately prior to the effective date of the merger to comply with any law or as necessary and appropriate for other business reasons.

For purposes of participation, vesting and benefit accrual under the combined company’s employee benefit plans, service with FNB prior to the effective date of the merger will be treated as service with the combined company or its subsidiaries (except where any service credit for benefit accrual would result in a duplication of benefits or cause additional benefits to be earned under VFG’s tax-qualified defined benefit plan).

Change in Control Agreements

FNB. FNB has change in control agreements with certain executive officers that will be triggered by the merger if not amended or replaced by a replacement agreement that excludes the merger from constituting a change in control. These change in control agreements provide for certain severance benefits to the executive in the event of a termination of employment within a certain number of months after a change in control.

The two FNB executives (Messrs. Heath and Feldmann) who will serve as executive officers of the combined company have entered into replacement employment agreements (discussed above under “Employment Agreements for Executive Officers of the Combined Company”) with the combined company, which terminate their rights under their existing agreements with FNB to the change in control severance benefits with respect to the merger.

It is expected that other employees of FNB and its subsidiaries who currently have change in control agreements with FNB will be offered replacement change in control agreements with the combined company. These replacement agreements will terminate their rights to change in control severance benefits with respect to the merger and will generally provide for continuing base salary and health care benefits for one year in the event of a termination of the employee’s employment by the combined company without cause, or the employee’s voluntary termination of employment with the combined company for good reason, after a change in control of the combined company. We can provide no assurance that these employees will enter into the replacement agreements.

VFG. VFG also has change in control agreements with certain executives that would be triggered by the merger absent the executive officer’s entering into a replacement agreement that excludes the merger from constituting a change in control. The cash components of any change in control benefits are paid in a lump-sum and are based upon a multiple of base salary and annual bonus (defined as the highest bonus paid or payable for the last two completed years). In the event of a change in control, VFG will also continue health and other insurance benefits for between one and three years corresponding to termination benefits and will immediately vest all equity compensation. In addition, terminated employees are entitled to receive any benefits that they otherwise would have been entitled to receive under VFG’s 401(k) plan, employee retirement plan and supplemental retirement plan, although those benefits are not increased or accelerated.

The three VFG executives (Messrs. Barham, Van Dyke and Farrar) who will serve as executive officers of the combined company have entered into replacement employment agreements (discussed above under “Employment Agreements for Executive Officers of the Combined Company”) with the combined company, which terminate their rights under their existing agreements with VFG to the above change in control severance benefits with respect to the merger.

It is expected that other employees of VFG and its subsidiaries who currently have change in control agreements with VFG will be offered replacement change in control agreements with the combined company. These replacement agreements will terminate their rights to change in control severance benefits with respect to the merger and will generally provide for continuing base salary and health care benefits for one year in the event of a termination of the employee’s employment by the combined company without cause, or the employee’s voluntary termination of employment with the combined company for good reason, after a change in control. We can provide no assurance that these employees will enter into these replacement agreements.

Severance Policy

Under the merger agreement, VFG and FNB have agreed to provide a severance policy for employees of VFG or FNB who do not become employees of the combined company because of job elimination, office closing, or other factors related to the merger. Eligible employees, defined generally to include full-time employees who work a minimum of 30 hours per week, will generally be entitled to receive two weeks of severance pay for each full year of service, subject to a maximum benefit of either 26 or 52 weeks of severance pay, depending on their position. The severance pay, which is based upon an employee’s normal base compensation, will be paid during the applicable severance period. In addition, an employee who is eligible for a severance benefit will be eligible for a health care benefit if, at the time of termination, the employee is participating in the employer’s group health plan. The health care benefit provides continued coverage under the employer’s group health care plan during the severance period for the employee and his or her eligible dependents based on the employer contributions for active employees at the employer contribution level in effect on the date of termination of employment.

Indemnification and Insurance

The merger agreement provides that, following the completion of the merger, the combined company will indemnify and hold harmless any person who has rights to indemnification from FNB, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and FNB’s articles of incorporation and bylaws, as in effect at the time of the effective date of the merger.

The merger agreement also provides that the combined company shall use its reasonable best efforts to maintain FNB’s current directors’ and officers’ liability insurance policies or some other policies, including VFG’s existing policies, providing at least comparable coverage covering persons who are currently covered by such insurance of FNB, for a period of six years after the closing of the merger.

Treatment of FNB Options and Other Stock-Based Awards

Upon completion of the merger, each outstanding option to acquire FNB common stock, whether or not exercisable, will be assumed by the combined company. It will be converted into an option to acquire that number of whole shares of combined company common stock, with the following adjustments:

•

the number of shares of common stock of the combined company subject to the new option will be equal to the product of the number of shares of FNB common stock subject to the original option and the exchange ratio, rounded to the nearest whole share; and

•	the exercise price per share of the new option will be equal to the exercise price under the original option divided by the exchange ratio, rounded to the nearest whole cent.

Each converted FNB stock option will have the same terms and conditions as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable FNB stock plan.

Each other FNB stock-based award will be converted into an award with respect to the common stock of the combined company on the same basis as described for FNB stock options above.

As soon as practicable following the completion of the merger, we will file a registration statement to register the issuance of the shares of our common stock upon the exercise of the assumed FNB stock options and other rights.

Material Federal Income Tax Consequences of the Merger

The following is a summary of the material federal income tax consequences of the merger applicable to a holder of shares of FNB common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) that hold their shares of FNB common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular FNB shareholder or to FNB shareholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	shareholders that are not U.S. holders;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who own more than 5% of the outstanding stock of FNB;

•	persons that hold FNB common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of FNB common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds FNB common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders of FNB common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of FNB common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•

a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger Generally

VFG and FNB intend the merger to qualify as a reorganization within the meaning of section 368(a) of the Code. It is a condition to VFG’s obligation to complete the merger that VFG receive a written opinion of its counsel, LeClairRyan, A Professional Corporation, to the effect that the merger will be treated as a reorganization within the meaning of section 368(a) of the Code. It is a condition to FNB’s obligation to complete the merger that FNB receive an opinion of its counsel, Troutman Sanders LLP, to the effect that the merger will be treated as a reorganization within the meaning of section 368(a) of the Code. In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from VFG and FNB. If the letters or certificates are incorrect, the conclusions reached in the tax opinions could be jeopardized. In addition, the opinions will be subject to certain qualifications and limitations as set forth in the opinions.

None of the tax opinions given in connection with the merger will be binding on the IRS. Neither VFG nor FNB intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Assuming that, in accordance with the opinions referred to above, the merger qualifies as a reorganization within the meaning of section 368(a) of the Code, then, except as provided below with respect to cash received in lieu of fractional shares, a U.S. holder will not recognize any gain or loss as a result of the receipt of shares of VFG common stock pursuant to the merger.

Cash received in lieu of fractional shares

A U.S. holder that receives cash in lieu of a fractional share of VFG common stock in the merger will generally be treated as having received such fractional share and then as having received such cash in redemption of such fractional share interest. A U.S. holder generally will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the shares of FNB common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the FNB common stock exchanged therefor was greater than one year as of the date of the exchange.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the VFG common stock received in the merger will equal such shareholder’s aggregate tax basis in the FNB common stock surrendered in the merger reduced by any amount allocable to a fractional share of VFG common stock for which cash is received. The holding period for the shares of VFG common stock received in the merger generally will include the holding period for the shares of FNB common stock exchanged therefor.

Reporting Requirements

A U.S. holder who receives VFG common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder who is required to file a U.S. tax return and who is a “significant holder” that receives VFG common stock will be required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s basis in the FNB common stock and the fair market value of the VFG common stock received in the merger. A “significant holder” is a U.S. holder, who, immediately before the merger, owned at least 5% of the outstanding stock of FNB.

Regulatory Approvals

The merger cannot proceed in the absence of the requisite regulatory approvals from the Board of Governors of the Federal Reserve System, or Federal Reserve Board, and the Virginia State Corporation Commission. On September 10, 2007, VFG filed applications for approval of the merger with the Federal Reserve Board and the Virginia State Corporation Commission. On October 12, 2007, the Federal Reserve Board approved the application filed by VFG in connection with the merger. The Virginia State Corporation Commission approved VFG’s application on November 1, 2007.

We are not aware of any other material governmental approvals or actions that are required before our completion of the merger other than those described above. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

Federal Reserve Board

Completion of the merger is subject to approval by the Federal Reserve Board pursuant to section 3 of the Bank Holding Company Act of 1956, as amended. The approval by the Federal Reserve Board was received on October 12, 2007.

The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (1) would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In addition, in reviewing the merger, the Federal Reserve Board considered the financial and managerial resources of VFG and FNB and their subsidiary banks, the convenience and needs of the communities to be served, applicable overall capital and safety and soundness standards, the effectiveness of each company in combating money laundering activities, as well as VFG’s and FNB’s regulatory status, including legal and regulatory compliance.

Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve Board may not be consummated until 30 days after such approval is received, during which time the U.S. Department of Justice (the “DOJ”) may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board. Thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger does not prevent the filing of antitrust actions by private persons or the Virginia state attorney general. The 30-day waiting period expired November 13, 2007 without the DOJ challenging the merger between VFG and FNB.

Virginia State Corporation Commission

Completion of the merger is also subject to the approval by the Virginia State Corporation Commission. For a period of 60 days following receipt of a complete application, the Virginia State Corporation Commission reviewed the application to determine whether:

•	the merger would be detrimental to the safety and soundness of VFG and FNB and their respective banking subsidiaries;

•	the proposed directors and officers of the combined company are qualified by character, experience and financial responsibility to operate a Virginia financial institution;

•	the merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or shareholders of VFG and FNB; and

•	the merger is in the public interest.

On November 1, 2007, the Virginia State Corporation Commission approved the merger.

Accounting Treatment

The merger is expected to be accounted for as a “purchase” by VFG of FNB, as that term is used under generally accepted accounting principles, which we refer to as GAAP, for accounting and financial reporting purposes. As a result, the historical financial statements of the combined company will continue to be the historical financial statements of VFG following the completion of the merger. The assets and liabilities of FNB as of the effective date of the merger will be recorded at their respective fair values and added to those of VFG. Any excess of purchase price over the net fair values of FNB assets and liabilities is recorded as goodwill. Financial statements of the combined company issued after the merger will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of FNB. The results of operations of FNB will be included in the results of operations of VFG beginning on the effective date of the merger.

Resales of Combined Company Stock by Affiliates

Shareholders of FNB who may be deemed to be affiliates of FNB and VFG, as defined under Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), generally may not sell their shares of common stock of the combined company acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 promulgated by the SEC under the Securities Act. Affiliates include directors, executive officers, and beneficial owners of 10% or more of any class of capital stock.

Pursuant to the merger agreement, FNB has agreed to use its best efforts to deliver a letter of agreement from each person it reasonably believes to be an “affiliate” by which that person will agree, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of common stock of the combined company distributed to him or her pursuant to the merger, except in compliance with Rule 144 and Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. The combined company may place restrictive legends on its common stock certificates that are issued to persons who are deemed to be affiliates under the Securities Act. This proxy statement does not cover any resales of common stock of the combined company received in the merger by any person who may be deemed an affiliate of FNB and VFG.

Public Trading Markets

FNB common stock is currently listed on the NASDAQ Global Select Market under the symbol “FNBP.” Upon completion of the merger, FNB common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). VFG common stock is listed on the NASDAQ Global Select Market and trades under the symbol “VFGI.” It is anticipated that the shares of the combined company will also be listed on the NASDAQ Global Select Market and will trade under a symbol to be mutually selected by VFG and FNB.

The shares of common stock of the combined company to be issued in connection with the merger will be freely transferable under the applicable securities laws, except for shares issued to any shareholder who may be deemed to be an affiliate of VFG or FNB, as discussed above in “—Resales of Combined Company Stock by Affiliates.”

Appraisal Rights

Under Virginia law, the shareholders of VFG and FNB are not entitled to appraisal rights in connection with the merger.

Recent Developments

On August 24, 2007, Shirley Martin, a shareholder of FNB, filed an application in the Circuit Court of Montgomery County, Virginia seeking an order compelling FNB to provide her with certain lists of the shareholders of FNB that were not maintained or required to be maintained by FNB. FNB was served with the application on August 24, 2007 and on that date was notified that a hearing on the application was scheduled for August 28, 2007 at 2:00 p.m. Prior to the hearing, Ms. Martin and FNB reached an agreement pursuant to which FNB agreed to obtain and provide to Ms. Martin information about FNB’s shareholders that FNB was not required by Virginia law to maintain, did not have, and that Virginia law did not require that FNB provide. At the hearing on August 28, 2007, the Circuit Court of Montgomery County, Virginia accepted the arrangement reached between Ms. Martin and FNB regarding the additional shareholder information.

In her application to the Circuit Court of Montgomery County, Virginia, Ms. Martin also requested the court to require that FNB pay her costs and reasonable attorneys’ fees in connection with her efforts to obtain the additional shareholder information. The Circuit Court denied her request.

On August 27, 2007, FNB was notified of the formation of a group calling itself the “FNB Corporation Shareholders Committee” to oppose the merger between FNB and VFG. FNB was notified that the committee consists of the three directors of FNB who voted against the proposed merger; Ms. Martin; a current member of the board of directors of FNB’s banking subsidiary, First National Bank; and five other shareholders of FNB.

Subsequently, on August 28, 2007, the board of directors of First National Bank, the banking subsidiary of FNB, adopted a resolution, by a vote of 12 to 1, in support of the proposed merger between FNB and VFG, with Mr. McNeil dissenting.

On July 26, 2007, Kendall O. Clay and Daniel D. Hamrick, two directors of FNB, in their capacities as shareholders, made demand on FNB pursuant to section 13.1-672.1 of the Virginia Stock Corporation Act, which provides for the possible commencement of a shareholders’ derivative proceeding. The letter demanded that (i) the directors of FNB evaluate all alternatives to the proposed affiliation with VFG, (ii) the board employ an independent investment banking firm to assist the board in considering alternatives to the affiliation with VFG (not compensated based on whether an affiliation transaction is consummated), and (iii) the board engage additional legal counsel not then currently involved in the affiliation transaction to advise the board of its fiduciary responsibilities to shareholders.

On September 27, 2007, the FNB board appointed a special committee consisting of three disinterested directors to review and evaluate the allegations made in the demand. The special committee has conducted that review and evaluation with the assistance of the Roanoke, Virginia law firm of Woods Rogers PLC and Keefe, Bruyette & Woods Inc., a leading national investment banking firm which specializes in financial institutions.

On October 24, 2007, the special committee delivered a letter to Messrs. Clay and Hamrick advising them that the special committee had completed its review and evaluation, with the assistance of these independent professionals, of the demands which had been made by Messrs. Clay and Hamrick and, as a result, the special committee had concluded, in good faith on the basis of that review and evaluation, that the pursuit of their demands was not in the best interest of FNB and rejected their demands on behalf of FNB.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement, which is attached as Annex A and incorporated by reference into this proxy statement. The rights and obligations of the parties are governed by the terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement. We urge you to read the merger agreement carefully and in its entirety.

The Merger

FNB will merge with and into VFG. VFG will be the surviving corporation and will continue its corporate existence under the laws of the Commonwealth of Virginia under a new name selected by the mutual agreement of VFG and FNB.

Upon the completion of the merger, each share of FNB common stock outstanding, other than shares of FNB common stock held by either VFG or FNB, will be automatically converted into the right to receive 1.5850 shares of common stock of the combined company. No fractional shares will be issued, and cash will be paid instead of fractional shares. All shares of FNB common stock converted into shares of common stock of the combined company will automatically be cancelled and retired as of the effective date of the merger. In addition, any shares of FNB common stock held by either FNB or VFG, or any of their respective subsidiaries, will be cancelled and retired as of the effective date of the merger.

If before the merger the outstanding shares of VFG or FNB common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

Completion of the Merger

The completion of the merger will take place on the date and time set forth in the articles of merger that we will file with the Virginia State Corporation Commission. We will close the merger on a date agreed to by the parties. We currently expect to complete the merger during the first quarter of 2008, subject to receipt of required shareholder approvals and the continuation of required regulatory approvals.

Conditions to Completion of the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of FNB common stock and VFG common stock;

•

the receipt of all regulatory approvals required to complete the merger, which approvals must not be subject to any term or condition that would reasonably be likely to have a material adverse effect on the combined company after the completion of the merger, and the expiration of all waiting periods required by law;

•	the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

•

the effectiveness of the registration statement with respect to the VFG common stock to be issued in connection with the merger, the absence of any stop orders suspending the effectiveness of the registration statement, and the absence of any proceeding by the SEC to suspend the effectiveness of the registration statement;

•	the authorization for listing by the NASDAQ Global Select Market of the shares of common stock of the combined company to be issued to the holders of FNB common stock upon completion of the merger;

•

the truth and correctness of each of our respective representations and warranties as of the date of the merger agreement and the date of the completion of the merger (with the exception of those representations and warranties that by their terms speak specifically as of the date of the merger agreement or some other date, which representations and warranties shall be true and correct as of such date), subject to the material adverse effect standard in the merger agreement;

•	our due performance and compliance with the agreements and covenants of the merger agreement in all material respects; and

•

the receipt by each of us from our legal advisor of a written legal opinion, dated as of the completion of the merger, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will constitute a reorganization within the meaning of section 368(a) of the Code.

Reasonable Best Efforts to Obtain Required Shareholder Votes

We have each agreed to call a special meeting of our shareholders as soon as reasonably practicable for the purpose of obtaining the required shareholder vote, and we have each agreed to use our reasonable best efforts to hold the meetings on the same date. In addition, we have each agreed to use our reasonable best efforts to obtain from our shareholders the required shareholder vote in favor of adoption of the merger agreement, unless one of us has received and our board of directors has recommended (or submitted to shareholders) an acquisition proposal from a third party that qualifies as a “superior proposal” as described in the next section.

No Solicitation of Other Offers

We have each agreed that we will not, and will cause our subsidiaries and our subsidiaries’ officers, directors, employees, agents and representatives not to:

•	initiate, solicit or encourage any inquiries or proposals with respect to any “acquisition transaction” (as defined below); or

•	engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition transaction.

For purposes of the merger agreement, an “acquisition transaction” means, other than transactions contemplated by the merger agreement, any proposal or offer relating to, or a transaction to effect:

•

a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving VFG or FNB or one of our respective subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of its parent company.

•

any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of VFG or FNB and its subsidiaries or 10% or more of any class of equity or voting securities of VFG or FNB or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of its parent company or;

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of any class of equity or voting securities of VFG or FNB or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of its parent company;

Under the merger agreement, however, if either VFG or FNB receives an unsolicited bona fide written proposal involving an acquisition transaction, the party receiving that proposal may engage in negotiations or discussions with or provide nonpublic information to the person making that proposal for an acquisition transaction only if:

•	the board of directors of the party receiving the proposal receives it prior to that party’s shareholders meeting;

•	the board of directors of the party receiving the proposal concludes in good faith that the proposal constitutes or would be reasonably likely to result in a “superior proposal,” as defined below;

•

the board of directors of the party receiving the proposal concludes in good faith, after consultation with and based upon the written advice of outside counsel, that the failure to take such actions would be inconsistent with its fiduciary duties to shareholders under applicable law; and

•	the party receiving the proposal enters into a confidentiality agreement with the person making the proposal for the acquisition transaction.

Each of us has agreed to advise the other party within 24 hours following receipt of any proposal or inquiry involving an acquisition transaction, including a description of the substance of the proposal (including the identity of the proposing party), and to keep the other party apprised of any related developments, discussions and negotiations on a current basis.

For purposes of the merger agreement, a “superior proposal” means a bona fide written proposal for an acquisition transaction made to either VFG or FNB to acquire a majority of the assets or voting power of that party, which the board of directors of that party concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal:

•	is more favorable to the shareholders of that party from a financial point of view than the merger; and

•

is fully financed or reasonably capable of being financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Nothing contained in the “no solicitation” provisions of the merger agreement will permit either of us to terminate the merger agreement or affect any of our other obligations under the merger agreement.

Termination

The merger agreement may be terminated, and the merger abandoned, by us at any time before the merger is completed if both of our boards of directors vote to do so. In addition, the merger agreement may be terminated, and the merger abandoned, by either of our boards of directors if:

•	the merger has not been completed by June 30, 2008, unless the failure to complete the merger by such time is caused by a breach of the merger agreement by the terminating party;

•

the other party breaches any representation, warranty, covenant or agreement contained in the merger agreement, which breach would, if it were occurring on the date of the completion of the merger, result in the failure of the conditions to the terminating party’s obligation to complete the merger, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

•

any of the following occurs: (i) the board of directors of the other party fails to recommend that its shareholders vote in favor of the merger agreement or withdraws, modifies or qualifies its recommendation in a manner materially adverse to the terminating party, (ii) the other party fails substantially to comply with its obligation to call a meeting of its shareholders and to use its reasonable best efforts to cause its shareholders to adopt the merger agreement, or breaches its non-solicitation covenant, (iii) the other party negotiates or authorizes negotiations with a third party regarding an acquisition transaction, which negotiations are not discontinued after 20 business days, or (iv) the board of directors of the other party recommends or endorses an acquisition transaction, other than the merger agreement, that qualifies as a superior proposal.

If the merger agreement is terminated and abandoned, it will become void and there will be no liability on the part of either of us or our respective subsidiaries, directors or officers, except that:

•

designated provisions of the merger agreement will survive the termination, including provisions relating to the payment of fees and expenses, non-survival of the representations and warranties, confidential treatment of information and the representation of the parties with respect to brokers and finders;

•	termination will not relieve a breaching party from liability for any uncured intentional breach of the merger agreement; and

•	the stock option agreements will remain in effect in accordance with their terms.

Bylaw Amendments

In connection with entering into the merger agreement, the VFG board of directors agreed to amend the VFG bylaws before completion of the merger. These bylaw amendments will implement certain corporate governance provisions contained in the merger agreement and which are described below. Following completion of the merger, the affirmative vote of at least two-thirds of the full board of directors of the combined company will be required to amend, repeal or modify the bylaw provisions providing for these governance arrangements, or to adopt any bylaw provision inconsistent with these arrangements.

•

Composition of the Board of Directors. The bylaws of VFG provide that the board of directors shall consist of a minimum of five and a maximum of 25 individuals. Upon completion of the merger, the board of directors of the combined company will be comprised of an even number of individuals within this range, not to exceed 24, of which one-half will be designated by VFG and one-half will be designated by FNB. The VFG directors and FNB directors will be apportioned among the three classes of the board of directors of the combined company as equally as possible. Under Virginia law, the term of a director appointed to fill a vacancy, including a vacancy created by increasing the number of directors, expires at the next annual shareholders’ meeting. Accordingly, at the 2008 annual meeting of the combined company, the FNB board designees will be nominated for re-election to their respective classes for terms that will expire at the first, second or third annual shareholders’ meeting following their election in 2008.

•

Replacement of Vacant Directorships. Until the third anniversary of the completion of the merger, if there is a vacancy created by the cessation of service of a VFG designee, a majority of the remaining VFG designees will propose a nominee to the nominating and corporate governance committee of the board of directors of the combined company to fill the vacant position, and if there is a vacancy created by the cessation of service of an FNB designee, a majority of the remaining FNB designees will propose a nominee to the nominating and corporate governance committee of the board of directors of the combined company to fill the vacant position.

•

Committees of the Board of Directors. Until the third anniversary of the completion of the merger, the chairmanships of the following committees of the board of directors of the combined company will be divided evenly between individuals who are VFG designees and those who are FNB designees: the audit and compliance committee, the governance and nominating committee, the personnel and compensation committee and the executive committee. Also until the third anniversary of the completion of the merger, the membership on the governance and nominating committee will include an equal number of VFG designees and FNB designees.

Other Covenants and Agreements

Each of us has made customary agreements that place restrictions on us and our subsidiaries until the completion of the merger. In general, we and our respective subsidiaries are required to use our reasonable best efforts to maintain and preserve intact our business organizations, assets, employees and relationships with customers, suppliers, employees and business associates. In addition, we and our respective subsidiaries are required to conduct our business in the ordinary and usual course and to take no action that would adversely affect or delay our ability to obtain any required consents or perform our covenants and agreements under the merger agreement or complete the merger on a timely basis. We have also agreed that, with certain exceptions, we shall not, and shall not permit any of our subsidiaries to, without the prior written consent of the other party:

•	amend our articles of incorporation, bylaws or other similar governing instruments (except as provided by the merger agreement);

•	issue any additional shares of capital stock or grant any stock options, stock appreciation rights, restricted shares or other stock-based awards;

•

enter into or amend any written employment agreement, severance or similar agreements or arrangements with any directors, officers or employees, or grant any salary or wage increase, except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice;

•	enter into or amend any pension, retirement, stock option, or other employee benefit plan or arrangement for any directors, officers or employees;

•	incur any obligation or liability or encumber or dispose of any of assets, except in the ordinary course of business and for adequate value;

•	adjust, split, combine or reclassify any shares of our capital stock;

•	make, declare or pay any dividends or other distributions on, or redeem, purchase or otherwise acquire, any shares of our capital stock;

•

make any material investment in or acquisition of any other person or entity, other than by way of foreclosure or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business;

•

enter into any new line of business, or change our lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to us, except as required by applicable law and/or any GAAP requirements;

•	take any action that would make any representation or warranty in the merger agreement untrue;

•	agree to take any of the actions prohibited by the preceding bullet points.

We have also agreed in the merger agreement to coordinate the payment of dividends and the designation of record and payment dates relating to VFG and FNB common stock so that holders of our common stocks will not receive two dividends, or fail to receive one dividend, for any calendar quarter. In addition, the merger agreement contains mutual agreements relating to filing required regulatory applications and obtaining required regulatory consents, access to information of the other party and public announcements with respect to the transactions contemplated by the merger agreement.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties relating to our respective businesses, including:

•	corporate organization, standing and power, and subsidiaries;

•	requisite corporate authority to enter into the merger agreement and stock option agreements and to complete the contemplated transactions;

•	capital structure;

•	securities law filings, financial statements included in certain of those filings, and regulatory reports filed with governmental agencies;

•	absence of certain changes or events and absence of certain undisclosed liabilities;

•	material contracts;

•	legal proceedings;

•	compliance with applicable laws and reporting requirements;

•	tax matters;

•	employee benefit matters;

•	insurance;

•	loan portfolio and the allowance for loan losses;

•	environmental matters;

•	ownership and leasehold interests in properties;

•	compliance with permits, laws and orders, and reporting requirements;

•	intellectual property;

•	state takeover laws;

•	brokers and finders; and

•	opinion of financial advisor.

With the exception of specified representations relating to capitalization, corporate authority and fairness opinions that must be true and correct in all material respects, and representations relating to absence of conflict with organizational documents and absence of certain changes reasonably likely to have a material adverse effect, which must be true and correct in all respects, no representation will be deemed untrue or incorrect as a consequence of the existence or absence of any fact or event unless that fact or event, individually or taken together with all other facts or events, has had or is reasonably likely to have a material adverse effect on the company making the representation.

The representations described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by us in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, including the periodic and current reports and statements that we each file with the SEC. See “Where You Can Find More Information” beginning on page 103.

Employee Benefit Plans

The merger agreement provides that after the completion of the merger, the combined company may, with respect to FNB employees who become employees of the combined company following the completion of the merger, either:

•	provide employee benefits under VFG compensation and benefit plans on terms and conditions that are the same for similarly situated employees of VFG, or

•	maintain for the benefit of such continuing FNB employees the compensation and benefit plans maintained by FNB immediately prior to the completion of the merger.

The combined company will recognize, for purposes of participation, vesting and benefit accrual (but not for benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) all service with FNB as service with the combined company. We have agreed to cooperate in reviewing and evaluating the respective VFG and FNB benefit plans with a view towards developing appropriate benefit plans or combining or merging existing benefit plans for the employees of the combined company that will be covered by such plans.

We have each agreed to seek to obtain waivers of “change of control” severance payment provisions from those employees of VFG or FNB, or any subsidiary of either, whose employment or change of control agreement would require such payments as a consequence of the merger.

Expenses and Fees

In general, each of us will be responsible for all of our own expenses we incur in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, we will each pay one-half of the costs incurred in connection with: (i) the preparation of the first draft of the merger agreement; (ii) the printing of this proxy statement; and (iii) all stock listing, filing and registration fees incurred in connection with this transaction.

Possible Alternative Merger Structure

The merger agreement provides that we may mutually agree to change the structure of the merger. However, no change may be made that:

•	alters or changes the number of shares of common stock of the combined company into which shares of FNB common stock will be converted in the merger,

•	adversely affects the tax treatment of VFG or FNB or their respective shareholders pursuant to the merger agreement, or

•	materially impedes or delays completion of the merger in a timely manner.

Amendment or Waivers

The merger agreement may be amended or modified, in accordance with applicable law, by our written agreement, except that any amendment that would require the approval of either company’s shareholders will not be made unless such required approval is first obtained. The provisions of the merger agreement may be waived by the party benefited by those provisions, except as would be prohibited under applicable law.

THE STOCK OPTION AGREEMENTS

This section of the proxy statement describes the material provisions of the reciprocal stock option agreements that VFG and FNB granted to each other at the time we entered into the merger agreement. The terms of the stock option agreements are identical in most respects. The following information is subject to the full text of, and qualified in its entirety by reference to, the stock option agreements, which are attached as Annexes B and C, respectively, and each of which is incorporated herein by reference. We urge you to read the stock option agreements carefully and in their entirety.

The Stock Options

When we entered into the merger agreement, we also entered into reciprocal stock option agreements as follows:

•

Under the terms of the stock option granted by FNB to VFG, VFG may purchase up to 1,468,539 shares of FNB common stock, or up to 19.9% of the then-issued shares of FNB (other than shares issued pursuant to the option), at an exercise price equal to the lesser of (a) $31.29 per share or (b) the closing sale price of the common stock on the NASDAQ Global Select Market on the trading day immediately before the exercise date.

•

Under the terms of the stock option granted by VFG to FNB, FNB may purchase up to 2,147,766 shares of VFG common stock, or up to 19.9% of the then-issued shares of VFG (other than shares issued pursuant to the option), at an exercise price equal to the lesser of (a) $20.17 per share or (b) the closing sale price of the common stock on the NASDAQ Global Select Market on the trading day immediately before the exercise date.

The exercise prices set out in clause (a) in the above bullet points represent FNB’s and VFG’s respective closing common stock prices on July 23, 2007. In the event that any additional shares of common stock are either issued or redeemed after the date of the stock option agreements, the number of the shares of common stock subject to the option will be adjusted so that such number equals 19.9% of the number of shares of common stock then issued and outstanding without giving effect to any shares of common stock subject to or issued under the option.

Purpose of the Stock Option Agreements

The stock option agreements are intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement and to compensate the option holder for the efforts undertaken and the expenses and losses incurred by it if the merger is not completed. The stock option agreements could make an acquisition or other business combination of VFG or FNB by a third party more expensive than would otherwise be the case due to the need in such a transaction to acquire any shares of common stock issued under the stock option agreements or because of any cash payments made under the stock option agreements. The stock option agreements may, therefore, discourage third parties from proposing an alternative transaction to the merger.

To our knowledge, no event giving rise to the right to exercise either stock option has occurred as of the date of this proxy statement.

When May the Stock Option Be Exercised

Each option holder may exercise its respective stock option (in whole or in part) if both a first triggering event and a second triggering event (as these terms are described below) occur before the stock option expires. The purchase of any shares of stock under the options is subject to compliance with applicable law, which may require regulatory approval.

The term “first triggering event” generally means the following:

•

an option issuer, without the option holder’s prior written consent, enters into an agreement to engage in an “acquisition transaction” (as defined below) with a third party, or an option issuer’s board of directors recommends that its shareholders approve or accept any acquisition transaction with any person other than the option holder;

•

an option issuer, without the option holder’s prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose, to engage in an acquisition transaction with any person other than the option holder, or an option issuer’s board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in a manner adverse to the option holder, its recommendation that its shareholders approve the transactions contemplated by the merger agreement;

•	any third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the option issuer’s common stock;

•	any person, other than the option holder, publicly makes a bona fide proposal to an option issuer or its shareholders to engage in an acquisition transaction;

•

after the receipt by an option issuer or its shareholders of any bona fide inquiry or proposal from a third party to engage in an acquisition transaction, such option issuer breaches any covenant or obligation contained in the merger agreement, the breach entitles the option holder to terminate the merger agreement and the breach has not been cured prior to the date of written notice of the option holder’s intention to exercise the option; or

•

any third person, without the written consent of the option holder, files an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an acquisition transaction.

The stock option agreements generally define the term “second triggering event” to mean any of the following events or transactions:

•	the acquisition by a third party of beneficial ownership of 20% or more of the outstanding shares of the option issuer’s common stock; or

•

the option issuer enters into an agreement to engage in an acquisition transaction with a third party, or its board of directors recommends that its shareholders approve or accept any acquisition transaction or proposed acquisition transaction other than the merger agreement. For this purpose, the percentage referred to in the definition of acquisition transaction is 20% instead of 10%.

As used in the stock option agreements, the term “acquisition transaction” means:

•	a merger, consolidation or share exchange, or any similar transaction, involving the option issuer or any of its significant subsidiaries;

•	a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the option issuer or any of its significant subsidiaries;

•	a purchase or other acquisition of securities representing 10% or more of the voting power of the option issuer; or

•	any substantially similar transaction (except an inter-company transaction, provided that it is not entered into in violation of the merger agreement).

If either option becomes exercisable, it may be exercised, in whole or in part, within 180 days following the second triggering event. Each option holder’s right to exercise its option and certain other rights under the stock option agreements are subject to an extension under specified circumstances, including an extension necessary to obtain the required regulatory approvals and comply with applicable regulatory waiting periods.

Expiration of the Stock Option Agreements

The right of an option holder to purchase shares of common stock under the applicable stock option agreement will expire upon:

•	completion of the merger;

•	termination of the merger agreement before a first triggering event, other than a termination of the merger agreement described in clauses (i) and (ii) in the next bullet;

•	the passage of 18 months after termination of the merger agreement if termination occurred after a first triggering event or if termination of the merger agreement resulted from:

(i)	the failure of the option issuer’s board of directors to recommend that its shareholders vote in favor of approving and adopting the merger agreement or its withdrawal or modification of its recommendation in a manner adverse to the other party, the failure of the option issuer to comply with its obligation to call a meeting of its shareholders and to cause its shareholders to adopt the merger agreement, a breach by the option issuer of its non-solicitation covenant, the option issuer’s negotiation with a third party regarding an acquisition proposal which negotiations do not cease within 20 business days, or the recommendation by the option issuer’s board of directors of a proposal for an acquisition transaction, or

(ii)	the option issuer’s willful and material breach of the merger agreement, which breach would, if it were occurring on the date of the completion of the merger, result in the failure of the related condition to the other party’s obligation to complete the merger, and which cannot be or has not been cured within 30 days.

Rights Under the Stock Option Agreements

Repurchase of the Stock Option. In the event of a repurchase event (as defined below), if an option holder requests, an option issuer may be required to repurchase its option and all or any part of the shares issued under the option. The repurchase of the option will be at a price equal to the number of shares for which the option may be exercised multiplied by the amount by which the market/offer price, as that term is defined in the stock option agreements, exceeds the exercise price. At the request of the owner of option shares within 90 days of the occurrence of a repurchase event, an option issuer may be required to repurchase such number of the option shares from the owner as designated by the owner at a price equal to the market/offer price, as that term is defined in the stock option agreement, multiplied by the number of option shares so designated.

The term “repurchase event” is defined to mean:

•	the completion of an acquisition transaction involving an option issuer, except that for this purpose the reference to 10% in the definition of acquisition transaction is deemed to be 50%; or

•	the acquisition by any person of beneficial ownership of 50% or more of the then-outstanding shares of common stock of an option issuer.

Surrender of the Stock Option. The stock option agreements also provide that an option holder may, at any time during which an option issuer would be required to repurchase the option or any option shares upon proper request or notice, surrender the option and any shares issued under the option held by the option holder to the option issuer for a cash payment equal to $5,500,000, adjusted for the aggregate purchase price previously paid by such option holder with respect to any option shares and gains on sales of stock purchased under the option. However, an option holder may not exercise its surrender right if the option issuer repurchases the option, or a portion of the option, in accordance with the option issuer’s repurchase obligations described above.

Substitute Stock Option. If an option issuer enters into certain mergers, consolidations or other transactions, certain fundamental changes in its capital stock occur, or it sells all or substantially all of its assets to any person other than the option holder, the option will be converted into or be exchanged for a substitute option, at the option holder’s election, of:

•	the continuing or surviving corporation of a consolidation or merger with the option issuer,

•	the option issuer in a merger in which it is the continuing or surviving entity,

•	the transferee of all or substantially all of the assets of the option issuer, or

•	any person that controls any of these entities, as the case may be.

The substitute option will have the same terms as the original option (including a repurchase right, but based on the closing price of the common stock of the substitute issuer). If, however, because of legal reasons, the terms of the substitute option cannot be the same as those of the original option, the terms of the substitute option will be as similar as possible and at least as advantageous to the option holder as the original option. Also, the number of shares exercisable under the substitute option is capped at 19.9% of the shares of common stock outstanding prior to exercise. In the event this cap would be exceeded, the issuer of the substitute option will pay the option holder the difference between the value of a capped and non-capped option.

Profit Limitations. The stock option agreements provide that the total profit, as defined in the stock option agreements, realized by an option holder as a result of a stock option agreement may in no event exceed $11,750,000.

COMPARATIVE MARKET PRICES AND DIVIDENDS

VFG and FNB Common Stock

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of VFG common stock and FNB common stock, and the dividends paid per share of VFG common stock and FNB common stock, which trade on the NASDAQ Global Select Market under the symbols “VFGI” and “FNBP,” respectively.

	VFG Common Stock			FNB Common Stock
	Sales Price		Dividend Paid	Sales Price		Dividend Paid
	High	Low		High	Low
2005
First Quarter	$25.53	$21.01	$0.13	$29.16	$25.34	$0.19
Second Quarter	24.33	21.20	0.14	28.23	23.84	0.19
Third Quarter	25.00	21.71	0.14	29.30	27.09	0.20
Fourth Quarter	26.20	22.13	0.15	31.94	26.10	0.20

2006
First Quarter	$27.97	$23.70	$0.15	$35.35	$30.30	$0.20
Second Quarter	29.67	24.87	0.15	37.30	32.05	0.20
Third Quarter	29.45	25.05	0.15	39.00	32.76	0.21
Fourth Quarter	28.94	26.17	0.16	43.15	35.80	0.21

2007
First Quarter	$28.85	$23.66	$0.16	$42.45	$33.46	$0.21
Second Quarter	26.95	21.80	0.16	36.43	30.77	0.21
Third Quarter	22.47	17.89	0.16	35.68	27.06	0.21
Fourth Quarter (through December 27, 2007)	20.75	15.40	0.16	32.57	24.22	0.21

On July 25, 2007, the date immediately prior to the public announcement of the signing of the merger agreement, the closing sales price per share of VFG common stock was $20.29 and the closing sales price per share of FNB common stock was $31.24, in each case on the NASDAQ Global Select Market. On December 27, 2007, the latest practicable date before the date of this proxy statement, the closing sales price per share of VFG common stock was $15.40 and the closing sales price per share of FNB common stock was $24.22, in each case on the NASDAQ Global Select Market.

Dividends

During 2005 and 2006, VFG paid dividends on a quarterly basis and it anticipates declaring and paying quarterly dividends at a rate of $0.16 per share of VFG common stock pending completion of the merger. On September 6, 2006, VFG paid a three-for-two stock split in the form of a 50% stock dividend. The VFG per share sales prices above have been restated to reflect the three-for-two stock split for all periods reported.

During 2006 and 2005, FNB paid dividends on a quarterly basis and it anticipates declaring and paying quarterly dividends at a rate of $0.21 per share of FNB common stock pending completion of the merger. There are no known restrictions on retained earnings that would affect FNB’s ability to pay further dividends while the merger is pending other than those imposed by regulatory agencies.

The board of directors of the combined company will determine the new dividend policy. It is expected that the combined company will pay an initial annual dividend of $0.64 per share of the common stock of the combined company, or a dividend of $0.16 per share per quarter, subject to, among other things, applicable federal and state law and regulations, the earnings and financial condition of the combined company, the ongoing approval of the dividend by the combined company’s board of directors, and general economic conditions.

INFORMATION ABOUT VFG AND FNB

Virginia Financial Group, Inc.

VFG, which is headquartered in Culpeper, Virginia, is the holding company for Planters Bank & Trust Company of Virginia headquartered in Staunton; Second Bank & Trust headquartered in Fredericksburg; and Virginia Commonwealth Trust Company headquartered in Culpeper. VFG is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management service via its trust company affiliate. VFG maintains a network of 35 branches serving a contiguous market through the Shenandoah Valley and central and north central Virginia. It also maintains five trust and investment service offices in the same markets. The common stock of VFG is traded on the NASDAQ Global Select Market under the symbol “VFGI.”

As of September 30, 2007, VFG had approximately $1.6 billion in assets, $1.2 billion in net loans, $1.2 billion in deposits and shareholders’ equity of $159.2 million.

The principal executive offices of VFG are located at 102 South Main Street, Culpeper, Virginia 22701, telephone number (540) 829-1633.

For more information about VFG, see “Where You Can Find More Information” beginning on page 103.

FNB Corporation

FNB is organized under the laws of the Commonwealth of Virginia and is the holding company for First National Bank, headquartered in Christiansburg and operating 27 full-service branches and two loan production offices. FNB offers a range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, small business, and FHA and SBA guaranteed loans, commercial loans, lines and letters of credit as well as trust services and investment products. The common stock of FNB is traded on the NASDAQ Global Select Market under the symbol “FNBP.”

As of September 30, 2007, FNB had approximately $1.5 billion in assets, $1.1 billion in net loans, $1.3 billion in deposits and shareholders’ equity of $180.8 million.

The principal executive offices of FNB are located at 105 Arbor Drive, Christiansburg, Virginia 24068-0600, telephone number (540) 382-6042.

For more information about FNB, see “Where You Can Find More Information” beginning on page 103.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information, which we refer to below as the pro forma financial statements, has been prepared to give effect to the merger of VFG and FNB. The pro forma financial statements were prepared using the historical consolidated financial statements of VFG and FNB.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of VFG and FNB, giving effect to the merger as if it had been consummated on September 30, 2007 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2007 and for the year ended December 31, 2006, giving effect to the merger as if it had occurred on January 1, 2006. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The pro forma financial statements should be read in conjunction with VFG’s and FNB’s audited and unaudited historical consolidated financial statements, accompanying footnotes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in VFG’s and FNB’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2007 and Annual Reports on Form 10-K for the fiscal year ended December 31, 2006, which have been incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning page 103. The pro forma financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated. It may be necessary to further reclassify FNB financial statements to conform to those classifications that are determined by the combined company to be most appropriate. While some reclassifications of prior periods have been included in the pro forma financial statements, further reclassifications may be necessary.

The pro forma financial statements were prepared using the purchase method of accounting, with VFG treated as the acquiring entity. Accordingly, consideration paid by VFG to complete the merger with FNB will be allocated to FNB’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. As such, the fair values of FNB’s assets and liabilities will be based on the actual net tangible and intangible assets of FNB that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary and have been made solely for purposes of developing the pro forma financial statements for illustrative purposes necessary to comply with the requirements of the Securities and Exchange Commission. Certain valuations have not been performed or estimated on tangible and intangible assets and liabilities such as property and equipment and therefore an estimate of fair value is not included as a pro forma adjustment. Upon completion of the merger, final valuations will be performed and increases or decreases in the fair value of relevant balance sheet amounts will likely result in adjustments to the balance sheet and/or statement of operations. There can be no assurance that the final determination will not result in material changes.

VFG and FNB expect to incur significant costs associated with integrating the combined company’s businesses. The pro forma financial statements do not reflect the cost or benefit that may result from synergies that may be derived from any integration activities and does not purport to project the future financial condition and results of operations of the combined company.

VIRGINIA FINANCIAL GROUP, INC. AND FNB CORPORATION

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of September 30, 2007

(In thousands)

	VFG Historical	FNB Historical	Pro Forma Adjustment	Pro Forma Combined
ASSETS
Cash and due from banks	$41,781	$29,333	$—	$71,114
Federal funds sold	512	42,800	—	43,312
Interest-bearing deposits in banks	352	—	—	352
Investment securities	242,542	208,876	—	451,418
Mortgage loans held for sale	6,648	8,577	—	15,225
Loans receivable, net of allowance for loan losses	1,196,696	1,108,092	(11,758)	2,293,030
Premises and equipment, net	37,186	27,993	(1,358)	63,821
Foreclosed assets	—	973	—	973
Accrued interest receivable	8,198	7,367	—	15,565
Deferred income tax asset	5,032	2,634	(5,975)	1,691
Core deposit intangibles, net (Note 3)	3,386	2,321	29,304	35,011
Goodwill (Note 3)	13,896	44,473	54,336	112,705
Bank owned life insurance	10,597	12,474	—	23,071
Other assets	19,890	19,801	—	39,691

Total assets	$1,586,716	$1,515,714	$64,549	$3,166,979

LIABILITIES
Deposits:
Noninterest-bearing	$214,412	$150,038	$—	$364,450
Interest-bearing	959,001	1,110,167	(2,646)	2,066,522

Total deposits	1,173,413	1,260,205	(2,646)	2,430,972
Federal funds purchased and securities sold under agreements to repurchase	35,500	—	—	35,500
Federal Home Loan Bank advances	107,000	52,399	706	160,105
Subordinated debt	20,619	12,372	—	32,991
Commercial paper	76,082	—	—	76,082
Other borrowings	4,213	1,237	—	5,450
Accrued interest payable	3,537	3,611	—	7,146
Other liabilities	7,200	5,073	5,768	18,043

Total liabilities	1,427,564	1,334,897	3,828	2,766,289

SHAREHOLDERS’ EQUITY
Preferred stock (Note 2)	$—	$—	—	$—
Common stock (Note 2)	10,795	36,868	(25,181)	22,482
Additional paid-in capital	34,327	84,753	145,098	264,178
Retained earnings	114,616	60,696	(60,696)	114,616
Accumulated other comprehensive loss, net	(586)	(1,500)	1,500	(586)

Total shareholders’ equity	159,152	180,817	60,721	400,690

Total liabilities and shareholders’ equity	$1,586,716	$1,515,714	$64,549	$3,166,979

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information.

Certain reclassifications have been made to FNB’s balance sheet to conform with VFG’s presentation.

VIRGINIA FINANCIAL GROUP, INC. AND FNB CORPORATION

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income

For The Year Ended December 31, 2006

(In thousands, except per share data)

	VFG Historical	FNB Historical	Pro Forma Adjustment		Pro Forma Combined
Interest Income
Loans, including fees	$84,003	$84,157		$13,997	$182,157
Federal funds sold and deposits in other banks	1,004	1,122			2,126
Investment securities:
Taxable	6,724	9,193		1,138	17,055
Tax exempt	3,410	325		(125)	3,610
Dividends	486			4	490

Total interest income	95,627	94,797		15,014	205,438

Interest Expense
Deposits	28,496	35,387		9,712	73,595
Federal funds purchased and securities sold under agreements to repurchase	219	117			336
Federal Home Loan Bank advances	2,834	2,449		(1,216)	4,067
Subordinated debt	1,636	2,336			3,972
Commercial paper	2,275				2,275
Other borrowings	22				22

Total interest expense	35,482	40,289		8,496	84,267

Net interest income	60,145	54,508		6,518	121,171
Provision for loan losses	750	1,737			2,487

Net interest income after provision for loan losses	59,395	52,771		6,518	118,684

Noninterest Income
Retail banking fees	6,982	7,909			14,891
Trust and investment product sales fees	3,864	1,411			5,275
Mortgage banking-related fees	2,869	3,326			6,195
Gains on sale of premises and equipment	274	9			283
(Losses) gains on sale of securities available for sale	(196)	27			(169)
Gains (losses) on sale of foreclosed assets (Note 6)	40	(108)			(68)
Income from bank owned life insurance	231	771			1,002
Other operating income	1,421	1,741			3,162

Total noninterest income	15,485	15,086			30,571

Noninterest Expense
Compensation and employee benefits	26,607	21,808			48,415
Net occupancy	3,147	2,333			5,480
Supplies and equipment	4,141	4,414			8,555
Amortization-intangible assets	578	1,063		2,967	4,608
Marketing (Note 6)	1,214	535			1,749
State franchise taxes (Note 6)	973	1,074			2,047
Data processing (Note 6)	1,389	1,100			2,489
Professional fees (Note 6)	823	845			1,668
Telecommunications	1,006	701			1,707
Other operating expenses	7,040	6,944			13,984

Total noninterest expense	46,918	40,817		2,967	90,702

Income before income taxes	27,962	27,040		3,551	58,553
Income tax expense	8,465	9,128		1,243	18,836

Net income	$19,497	$17,912		$2,308	$39,717

Earnings per share, basis	$1.81	$2.44	$		$1.77

Earnings per share, diluted	$1.80	$2.41	$		$1.76

Weighted average shares outstanding—Basic	10,770,969	7,335,000		4,290,975	22,396,944
Weighted average shares outstanding—Diluted	10,843,356	7,419,000		4,340,115	22,602,471

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information.

Certain reclassifications have been made to FNB’s balance sheet to conform with VFG’s presentation.

VIRGINIA FINANCIAL GROUP, INC. AND FNB CORPORATION

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income

For The Nine Months Ended September 30, 2007

(In thousands, except per share data)

	VFG Historical	FNB Historical	Pro Forma Adjustment		Pro Forma Combined
Interest Income
Loans, including fees	$66,154	$64,327		$5,284	$135,765
Federal funds sold and deposits in other banks	84	2,314			2,398
Investment securities:
Taxable	5,287	7,722		549	13,558
Tax exempt	2,792	313		(23)	3,082
Dividends	410			3	413

Total interest income	74,727	74,676		5,813	155,216

Interest Expense
Deposits	24,008	31,346		1,276	56,630
Federal funds purchased and securities sold under agreements to repurchase	415	25			440
Federal Home Loan Bank advances	2,951	2,007		(457)	4,501
Subordinated debt	1,264	793			2,057
Commercial paper	2,388				2,388
Other borrowings	28				28

Total interest expense	31,054	34,171		819	66,044

Net interest income	43,673	40,505		4,994	89,172
Provision for loan losses	365	2,301			2,666

Net interest income after provision for loan losses	43,308	38,204		4,994	86,506

Noninterest Income
Retail banking fees	5,671	5,593			11,264
Trust and brokerage fees	3,276	1,091			4,367
Mortgage banking-related fees	1,846	2,013			3,859
(Losses) gains on sale of premises and equipment	(23)	114			91
Losses on sale of securities available for sale	36	—			36
Income from bank owned life insurance	366	581			947
Other operating income	1,248	1,157			2,405

Total noninterest income	12,420	10,549			22,969

Noninterest Expense
Compensation and employee benefits	20,492	16,949			37,441
Net occupancy	2,666	4,610			4,563
Supplies and equipment	3,303	754			6,770
Amortization-intangible assets	485	675		2,347	3,507
Marketing	1,122	509			1,631
State franchise taxes	840	875			1,715
Data processing	1,349	887			2,186
Professional fees	722	617			1,164
Telecommunications	747	560			1,307
Other operating expenses	5,803	4,666			10,694

Total noninterest expense	37,529	31,102		2,347	70,978

Income before income taxes	18,199	17,651		2,647	38,497
Income tax expense	5,317	5,853		926	12,096

Net income	$12,882	$11,798		$1,721	$26,401

Earnings per share, basis	$1.19	$1.60	$		$1.18

Earnings per share, diluted	$1.19	$1.59	$		$1.17

Weighted average shares outstanding—Basic	10,792,268	7,361,328		4,306,377	22,459,973
Weighted average shares outstanding—Diluted	10,817,731	7,441,423		4,353,232	22,612,386

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information.

Certain reclassifications have been made to FNB’s balance sheet to conform with VFG’s presentation.

VIRGINIA FINANCIAL GROUP, INC. AND FNB CORPORATION

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

For the Year Ended December 31, 2006

and As of and For the Nine Months ended September 30, 2007

Note 1. Basis of Presentation

The merger, while considered a merger of equals, will be accounted for as an acquisition by VFG of FNB using the purchase method of accounting and, accordingly, the assets and liabilities of FNB will be recorded at their respective fair values on the date the merger is completed. The merger will be effected by the issuance of shares of VFG stock ($1.00 par value) to FNB shareholders. Each share of FNB common stock will be exchanged for 1.5850 shares of VFG common stock. The shares of VFG common stock issued to effect the merger are assumed to be recorded at $20.46 per share. This is the closing sale price of VFG common stock on July 26, 2007, the day of the announcement of the merger.

The pro forma financial statements include estimated adjustments to record assets and liabilities of FNB at their respective fair values. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed.

The final allocation of the purchase price will be determined after the merger is completed and additional analyses are performed to determine the fair values of FNB’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Changes in the fair value of the net assets of FNB as of the date of the merger will likely change the amount of purchase price allocable to excess purchase price. The further refinement of transaction costs, changes in FNB’s shareholders’ equity, including net income, between October 1, 2007 and the date of the merger will likely change the amount of excess purchase price recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The pro forma financial statements for the merger are included only as of and for the nine months ended September 30, 2007, and for the year ended December 31, 2006. The unaudited pro forma information is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2. Adjustments to Equity

The pro forma financial information reflects the issuance of 11,687,246 shares of VFG common stock with an aggregate par value of approximately $11.687 million. The table below provides the calculation of the number of shares issued:

As of September 30, 2007
FNB stock outstanding	7,373,657
Exchange ratio	1.5850

VFG stock issued	11,687,246

The pro forma financial statements include adjustments to shareholders’ equity for the elimination of FNB’s accumulated other comprehensive loss of $1.5 million and the elimination of FNB’s undivided profits of $60.7 million. All of these amounts have been reclassified into surplus. In addition to these equity adjustments, $2.4 million for the estimated fair value of all unexercised FNB stock options assumed upon the merger and $5.8 million for estimated transaction costs were included in the purchase price. The final estimate of fair value of the FNB stock options will be based on the Black-Scholes option model.

VIRGINIA FINANCIAL GROUP, INC. AND FNB CORPORATION

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements—(Continued)

The following table provides a summary of pro forma adjustments to shareholders’ equity:

	As of September 30, 2007
	(In thousands, except share and par value amounts)
Purchase price:
Shares of VFG common stock issued	11,687,246
VFG par value	$1.00	$11,687

Less FNB common stock		(36,868)

Common stock adjustment		(25,181)

Paid-in capital adjustment
Purchase price—FNB common shares (Note 3)		$239,121
Purchase price—estimated fair value of
FNB stock options		2,417
FNB retained earnings		60,696
FNB accumulated other comprehensive loss		(1,500)
FNB shareholders’ equity		(180,817)
Common stock adjustment		25,181

Paid-in capital adjustment		145,098

Retained earnings adjustment—FNB		(60,696)
Elimination of FNB accumulated other comprehensive loss		1,500

Total shareholders’ equity adjustment		$60,721

Note 3. Purchase Accounting Adjustments

The purchase accounting adjustments included in the pro forma balance sheet include adjustments to loans, interest-bearing deposits, and long-term borrowings of $(10.6) million, $(2.5) million, and $922 thousand, respectively. These adjustments are based on preliminary valuations performed as of September 30, 2007. The adjustments recorded for these assets and liabilities on the merger date could vary significantly from the pro forma adjustments included herein depending on changes in interest rates and the components of the assets and liabilities. In addition, FNB had previous unamortized purchase adjustments for loans, premises and equipment, interest-bearing deposits and advances from the Federal Home Loan Bank of Atlanta of $1.1 million, $1.4 million, $(101) thousand and $(216) thousand, respectively. These have been written off as part of the pro forma adjustments to reflect the revaluation of assets. An analysis to determine the purchase accounting adjustment to FNB’s property and equipment has not yet been completed. Upon completion of this analysis, adjustments may be recorded, which will likely affect the purchase price allocation.

Additional purchase accounting adjustments include a core deposit intangible asset adjustment of $31.9 million, which was calculated by applying a premium of 5% to FNB’s core deposits. Core deposits are defined as all non-interest bearing deposits and interest-bearing transaction accounts excluding non-core time deposits. The amortization of the core deposit intangible in the pro forma statements of operations is assumed to be over the estimated life using a straight line method. An analysis to determine if other identifiable intangible assets exist has not yet been completed. Upon completion of this analysis, additional intangible assets may be recorded, which will likely affect the purchase price allocation.

The pro forma balance sheet includes an estimated $5.8 million adjustment to reflect the amounts allocated to liabilities expected to be assumed in the merger. These estimated liabilities include costs to cancel contracts

VIRGINIA FINANCIAL GROUP, INC. AND FNB CORPORATION

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements—(Continued)

that will provide no future benefit to the combined company, and investment banker and legal fees incurred in connection with the transaction. This adjustment is included in other liabilities and relates to costs associated with both FNB and VFG.

The pro forma financial statements also include an adjustment to establish a net deferred tax liability of $6.0 million, which is based on 35% of all purchase accounting adjustments to assets and liabilities with the exception of excess purchase price. This deferred income tax adjustment is included in other liabilities.

The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements:

Purchase price:
FNB common shares outstanding	7,373,657
Exchange ratio	1.5850	11,687,246

VFG closing share price on July 26, 2007 (the closing price on the day of the announcement of the merger as the merger was announced after the market closed)		$20.46

Purchase price of FNB common shares (in thousands)		239,121
Estimated fair value of FNB’s stock options		2,417

Purchase price		241,538
Net assets acquired (in thousands):
FNB shareholders’ equity	$180,817
FNB’s excess purchase price over carrying value of net assets acquired	(49,185)	(131,632)

Excess of purchase price over carrying value of net assets acquired		109,906
Estimated adjustments to reflect fair value of assets acquired and liabilities assumed
Loans, net of unearned income		$10,635
Estimated core deposit intangible
FNB’s core deposits	$637,019
Premium rate	5%	(31,851)

Estimated liabilities assumed
Personnel related	$1,036
Data processing	1,406
Professional fees	3,226
Other	100	5,768

Interest-bearing deposits		(2,545)
Long-term borrowings		922
Deferred income taxes (included in other liabilities)
Loans	$(10,635)
Estimated core deposit intangible	31,851
Liabilities assumed	(5,768)
Interest-bearing deposits	2,545
Long-term borrowings	(922)

Net increase in temporary differences	$17,071
Income tax rate	35%	5,974

Goodwill		$98,809

VIRGINIA FINANCIAL GROUP, INC. AND FNB CORPORATION

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements—(Continued)

Note 4. Pro Forma Statement of Income

The pro forma condensed combined statements of income for the nine months ended September 30, 2007 and for the year ended December 31, 2006 include adjustments for the amortization of the estimated core deposit intangible, the estimated amortization or accretion of purchase accounting adjustments made to loans, investment securities, interest-bearing deposits, long-term borrowings and the related tax effect of all the adjustments. The amortization or accretion of the purchase accounting adjustments made to loans, investment securities, interest-bearing deposits and long-term borrowings was based on estimated weighted average maturities. An analysis to determine the purchase accounting adjustment to FNB’s property and equipment has not yet been completed. When this analysis is complete, adjustments to estimated depreciation expense will be included herein.

The estimated restructuring and merger related expenses discussed in Note 5 are not included in the pro forma statements of income since they will be recorded in the combined results of operations as they are incurred after completion of the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.

Additionally, VFG expects to realize approximately $9.4 million in annual costs savings over the initial twelve month period following the merger. These cost savings are not reflected in the pro forma financial information.

The adjustments reflected in the pro forma condensed combined statements of income are presented in the accompanying table below:

	Nine Months Ended September 30, 2007	Year Ended December 31, 2006
	(In thousands)
Amortization of loan purchase accounting adjustment	$5,284	$13,997
Amortization of unrealized losses on available for sale securities accounting adjustment	529	1,017
Amortization of deposit purchase accounting adjustment	(1,276)	(9,712)
Amortization of long-term borrowings purchase accounting adjustment	457	1,216
Amortization of core deposit intangible established through purchase accounting	(2,347)	(2,967)

Increase in income before taxes	2,647	3,551
Income tax adjustment at 35%	(926)	(1,243)

Increase in net income	$1,721	$2,308

VIRGINIA FINANCIAL GROUP, INC. AND FNB CORPORATION

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements—(Continued)

Note 5. Merger Costs

In connection with the merger, VFG and FNB have begun to further develop their preliminary plans to consolidate the operations of VFG and FNB. Over the next several months, the specific details of these plans will be refined. VFG and FNB are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where we may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either VFG or FNB and certain service providers. The costs associated with such decisions will be recorded as purchase accounting adjustments, which have the effect of increasing the amount of the purchase price allocable to goodwill. It is expected that all such costs will be identified and recorded within six months of completion of the merger and all such actions required to effect these decisions would be taken within one year after finalization of these plans. The pro forma condensed combined consolidated balance sheet includes a preliminary estimate of such costs of $5.8 million, which represents liabilities assumed. See Note 3 above for additional discussion.

Note 6. Reclassification Adjustments

Certain reclassification adjustments to FNB’s pro forma condensed financial statements were necessary to conform to the VFG presentation and are described as follows:

a.	Reclassify FNB’s accrued interest receivable, deferred income taxes and bank owned life insurance from other assets.

b.	Reclassify FNB’s accrued interest payable from other liabilities.

c.	Reclassify FNB’s expenses related to occupancy and supplies/equipment.

d.	Reclassify income from bank owned life insurance from other income.

e.	Reclassify FNB’s marketing, franchise tax, data processing and professional fees from other expense.

DESCRIPTION OF VFG CAPITAL STOCK

This section of the proxy statement describes the material terms of the capital stock of VFG under the articles of incorporation and bylaws that will be in effect for the combined company after the merger. This summary is qualified in its entirety by reference to applicable Virginia law, VFG’s articles of incorporation and bylaws, as described below. Additional information about VFG’s capital stock is included in documents incorporated by reference in this proxy statement. See “Where You Can Find More Information.”

General

VFG is currently authorized to issue 25 million shares of common stock, par value of $1.00 per share, and 5 million shares of preferred stock, no par value per share. Each share of VFG common stock has the same relative rights as, and is identical in all respects to, each other share of VFG common stock. All of the issued and outstanding shares of VFG common stock are, and all VFG shares of common stock issued in connection with the merger will be, validly issued, fully paid and non-assessable. Registrar and Transfer Company is the transfer agent, register and dividend disbursement agent for VFG common stock.

Common Stock

Dividends. VFG shareholders are entitled to receive the dividends or distributions that the VFG board may declare out of funds legally available for those payments. The payment of distributions by VFG is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed if it were dissolved at that time to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock. VFG has no preferred stock outstanding.

As a bank holding company, the ability of VFG to pay dividends is affected by the ability of its banking and other subsidiaries to pay dividends to the holding company. The ability of these banking subsidiaries, as well as VFG, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

Voting Rights. The holders of VFG common stock possess exclusive voting rights in VFG. They are entitled to one vote per share, and in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and shareholders do not have the right to accumulate their votes in the election of directors. For that reason, holders of a majority of the shares of VFG common stock entitled to vote in any election of directors may elect all of the directors standing for election. If VFG issues preferred stock, holders of the preferred stock may also possess voting rights.

No Preemptive or Conversion Rights. VFG common stock does not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges, or conversion rights.

Liquidation. In the event of liquidation, dissolution or winding up of VFG, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of VFG available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the VFG common stock.

Preferred Stock

Shares of VFG preferred stock may be issued with such designations, powers, preferences and rights as the VFG board of directors may from time to time determine. The VFG board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights, which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unsolicited takeover or attempted change of control that you believe is in your best interests.

COMPARATIVE RIGHTS OF SHAREHOLDERS OF VFG AND FNB

FNB and VFG are Virginia corporations governed by the Virginia Stock Corporation Act (“VSCA”). In addition, the rights of FNB and VFG shareholders are governed by their respective articles of incorporation and bylaws. Upon consummation of the merger, FNB shareholders will become shareholders of VFG, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of VFG and by the VSCA.

As a condition to the merger, VFG’s current bylaws will be amended immediately before completion of the merger by a bylaw amendment substantially in the form attached as Exhibit 1.3(b) to the merger agreement attached as Annex A to this proxy statement.

The following description summarizes the material differences that may affect the rights of the shareholders of VFG and FNB, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Shareholders should read carefully the relevant provisions of the VSCA and the respective articles of incorporation and bylaws of VFG and FNB. For more information on how to obtain the documents that are not attached to this proxy statement, see “Where You Can Find More Information” beginning on page 103.

Authorized Capital Stock

VFG	FNB
25,000,000 shares of common stock, $1,00 par value per share, and 5,000,000 shares of preferred stock, no par value per share. The shares of the preferred stock may be issued in one or more series and the board of directors of VFG may determine the preferences, limitations and relative rights of any series of preferred stock before the issuance of any shares of that series. Such determinations may include provisions with respect to voting rights, redemption, exchangeability, convertibility, distribution and preference on dissolution or otherwise.	25,000,000 shares of common stock, $5.00 par value.

Size of the Board of Directors

VFG	FNB
VFG’s articles of incorporation provide that the number of the members of the board of directors is to be set by VFG’s bylaws. The VFG bylaws provide that the board of directors shall consist of a minimum of five and a maximum of 25 individuals. Currently 11 individuals serve on the board of directors of VFG.	FNB’s articles of incorporation provide that the number of the members of the board of directors is to be set by FNB’s bylaws. The FNB bylaws provide that the board of directors shall consist of a minimum of five and a maximum of 15 individuals. Currently 12 individuals serve on the board of directors of FNB.

Classes of Directors

VFG	FNB
VFG’s articles of incorporation and bylaws provide that VFG’s board of directors is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three year term.	FNB’s articles of incorporation and bylaws provide that FNB’s board of directors is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three year term.

Qualifications of Directors

VFG	FNB
VFG’s bylaws provide that directors must own in his or her sole name and unpledged shares of VFG common stock, which have a book value of at least $5,000. A director is expected to resign or not stand for reelection, as the case may be, on or before the date of the next annual meeting of shareholders after his or her 70th birthday.	FNB’s bylaws do not require that a person own shares of stock of FNB to be qualified as a director. No person shall be eligible for nomination and subsequent election to the board of directors of FNB if they have obtained or will obtain age 70 during the calendar year when they are proposed to be nominated, except that a director who is currently serving, upon a finding by the nominating committee of the board of directors that the director’s continued service would be in the best interest of FNB, may be elected for one additional three year term. In the event that FNB acquires voting control of more than one bank, any director of FNB who shall serve as a director of such bank at the time of the execution of the agreement pursuant to which such bank was acquired shall not be eligible for re-nomination as a director of FNB unless such director resigns from the board of directors of the bank, or serves as chief executive officer of such bank, or is appointed by FNB to serve as chairman of such bank.

Filling Vacancies on the Board

VFG	FNB
VFG’s articles of incorporation and bylaws provide that a majority vote of the directors then in office may fill any vacancy occurring on the VFG board of directors and vacancies resulting from the increase in the number of directors may be filled in the same manner and, in each case, the successor directors shall hold office until the next annual meeting of shareholders.	FNB’s articles of incorporation and bylaws provide that a majority vote of the directors then in office may fill any vacancy occurring on the FNB board of directors and vacancies resulting from the increase in the number of directors may be filled in the same manner and, in each case, the successor directors shall hold office until the next annual meeting of shareholders.

Removal of Directors

VFG	FNB
The VFG articles of incorporation provide that directors may be removed with or without cause upon the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.	The FNB articles of incorporation provide that directors may be removed by the shareholders of FNB only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

Notice of Director Nominations and Shareholder Proposals

VFG	FNB

VFG’s bylaws provide that nominations for directors may be made by the board of directors or any shareholder entitled to vote in the election of directors. Nominations other than those made by the board of directors must be made in writing not less than 120 days prior to the first anniversary date of the initial notice given to shareholders of record on the record date for the previous annual meeting provided however that if the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such annual meeting of shareholders. The notice must contain specific information as further delineated in VFG’s bylaws.

VFG’s bylaws provide that eligible shareholders must submit their proposals for inclusion in the proxy materials for consideration at annual meetings of VFG in accordance with the rules and regulations of the Securities and Exchange Commission in accordance with the Exchange Act. The proposal must be sent in writing no less than 120 days prior to the first anniversary date of the initial notice given to shareholders of record on the record date for the previous annual meeting provided, however, that if the annual meeting has been changed by more than 30 days from the date contemplated to the time of the previous year’s proxy statement, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such annual meeting of shareholders. The proposal must contain specific information as further delineated in VFG’s bylaws.

FNB’s bylaws provide that nominations for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock entitled to vote for the election of directors. FNB’s articles of incorporation and bylaws provide that nominations of directors, other than those made by or on behalf of the existing management of FNB, shall be made and notice given in a manner and form in accordance with governing law.

FNB’s bylaws provide that for a shareholder proposal to be timely if it is to be included in FNB’s proxy statement, the shareholder must comply with the applicable provisions of federal securities law.

Anti-Takeover Provisions—Business Combinations

Virginia law contains business combination statutes that protect domestic corporations such as VFG and FNB from hostile takeovers, and from actions following such a takeover, by restricting the voting rights of shares acquired by a person who has gained a significant holding in the corporation.

VFG	FNB
VFG’s articles of incorporation and bylaws are silent on this issue, therefore, the laws of Virginia apply.	FNB’s articles of incorporation and bylaws are silent on this issue, therefore, the laws of Virginia apply.

Calling Special Meetings of Shareholders

VFG	FNB
VFG’s bylaws provide that special meetings of shareholders may be called by the chairman of the board of directors, the president or a majority of the board of directors. No business shall be transacted and no corporate action taken other than actions stated in the notice of the meeting, or actions accepted for action by the chairman of the meeting.	FNB’s bylaws provide that, except as otherwise specifically provided by statute, special meetings of shareholders may be called for any purpose at any time by the board of directors or in writing by any shareholder owning 10% or more of the shares entitled to vote at the meeting.

Notice of Meetings

VFG	FNB
VFG’s bylaws require that notice of any annual or special meeting shall be given either by personal delivery or by mail not less than 10 nor more than 60 days before the date of the meeting (except that notice must be given to all shareholders of record not less than 25 days nor more than 60 days before a meeting called to act on an amendment to the articles of incorporation, a plan of merger or share exchange, a proposed sale, lease, exchange or other disposition of all, or substantially all, of the property of VFG other than in the usual and regular course of business, or the dissolution of VFG, in which case the notice shall state the purpose of the meeting). Such notice must contain specific information as delineated in the bylaws.	The bylaws of FNB provide that notice of annual meetings and notice of special meetings shall be distributed in the manner and form in accordance with governing law.

Vote Required for Amendments to Articles of Incorporation and Certain Transactions

VFG	FNB
VFG’s articles of incorporation provide that a plan of merger or share exchange, or a transaction involving the sale of all or substantially all of VFG’s assets other than in the regular course of business and a plan of dissolution shall be approved by a vote of a majority of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present in person or by proxy, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction has not been approved by at least two-thirds of the directors in office, the transaction must be approved by an affirmative vote of more than two-thirds of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.	FNB’s articles of incorporation provide that a plan of merger or share exchange, or a transaction involving the sale of all or substantially all of FNB’s assets other than in the regular course of business and a plan of dissolution shall be approved by a vote of a majority of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present in person or by proxy, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction has not been approved by at least two-thirds of the directors in office, the transaction must be approved by an affirmative vote of 80% or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

Amendment of Bylaws

VFG	FNB
VFG’s bylaws provide that the bylaws may be amended or repealed by the board of directors of VFG except to the extent that: (i) the power is reserved exclusively to the shareholders by law or the articles of incorporation; or (ii) the shareholders in adopting or amending particular bylaws provide expressly that the board of directors may not amend or repeal the same. Any provision of the bylaws that requires action to be approved by at least two-thirds of the directors shall only be amended or repealed by such two-thirds vote. The bylaws may be amended or repealed by the shareholders even though the same may also be amended or repealed by the board of directors.	FNB’s bylaws provide that they may be amended, altered, or repealed at any regular meeting of the board of directors or shareholders, by a vote of a majority of the whole number of directors or by a majority of votes of those shareholders voting.

Indemnification

VFG	FNB
VFG’s articles of incorporation provide that to the full extent permitted by the VSCA and any other applicable law, VFG is required to indemnify a director or officer of VFG who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of or on behalf of VFG as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.	FNB’s articles of incorporation provide that to the full extent permitted by the VSCA and any other applicable law, FNB is required to indemnify a director or officer of FNB who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of or on behalf of FNB as a director, officer, employee, agent, consultant, or trustee of another corporation, partnership, joint venture, trust or other enterprise.

LEGAL MATTERS

The validity of the VFG common stock to be issued upon consummation of the merger and certain U.S. federal income tax consequences relating to the merger will be passed upon for VFG by LeClairRyan, A Professional Corporation, 951 East Byrd Street, Eighth Floor, Richmond, Virginia 23219. Certain U.S. federal income tax consequences relating to the merger will be passed upon for FNB by Troutman Sanders LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated in this proxy statement by reference to Virginia Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Grant Thornton LLP, independent registered public accountants as indicated in their reports thereto, and are included herein, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements and management’s assessment of the effectiveness of VFG’s internal control over financial reporting incorporated in this proxy statement by reference to VFG’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Yount, Hyde & Barbour, P.C., independent registered public accounting firm, and have been so incorporated in reliance upon Yount, Hyde & Barbour’s reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and management’s assessment of the effectiveness of FNB’s internal control over financial reporting incorporated in this proxy statement by reference to FNB’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Brown, Edwards & Company, L.L.P., independent registered public accounting firm, and have been so incorporated in reliance upon Brown, Edwards & Company’s reports given on the authority of such firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

VFG

If any VFG shareholder intended to propose a matter for consideration at the VFG 2008 annual meeting of shareholders (other than a director nomination), notice of the proposal must have been received in writing by VFG’s Secretary no later than December 6, 2007. If any shareholder intended to present a proposal to be considered for inclusion in VFG’s proxy materials in connection with its 2008 annual meeting, the proposal must be in proper form and must have been received by VFG’s Secretary at its office at 102 South Main Street, P.O. Box 71, Culpeper, Virginia 22701 no later than December 6, 2007.

In addition, the proxy solicited by the board of directors for the VFG 2008 annual meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if VFG did not receive notice of such proposal by December 6, 2007, in writing delivered to VFG’s Secretary.

FNB

FNB held its 2007 annual meeting of shareholders on May 8, 2007. FNB intends to hold a 2008 annual meeting of shareholders only if the merger is not consummated. In the event that this annual meeting occurs, if any FNB shareholder intends to propose a matter for consideration at the FNB 2008 annual meeting (other than a director nomination), notice of the proposal must be received in writing by FNB’s Secretary no later than February 14, 2008. If any shareholder intended to present a proposal to be considered for inclusion in FNB’s proxy materials in connection with its 2008 annual meeting, the proposal must be in proper form and must have been received by FNB’s Secretary at its office at 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068-0600 no later than December 1, 2007.

In addition, the proxy solicited by the board of directors for the FNB 2008 annual meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if FNB has not received notice of such proposal by February 14, 2008, in writing delivered to FNB’s Secretary.

OTHER MATTERS

As of the date of this proxy statement, the VFG board and the FNB board know of no matters that will be presented for consideration at either of the special shareholders’ meetings other than those specifically set forth in the notices for the meetings. If, however, any other matters properly come before the VFG special meeting, or any adjournments or postponements thereof, or before the FNB special meeting, or any adjournments or postponements thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the recommendation of the management of VFG and FNB, as applicable.

WHERE YOU CAN FIND MORE INFORMATION

FNB and VFG file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the operations of the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including FNB and VFG, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement.

VFG has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to VFG’s common stock to be issued in the merger. This proxy statement constitutes the prospectus of VFG filed as part of the registration statement. It does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

In addition, the SEC allows VFG and FNB to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement as described below.

This proxy statement incorporates by reference the documents listed below that VFG and FNB have previously filed with the SEC. They contain important information about the companies and their financial condition.

VFG SEC Filings

•	Annual report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 14, 2007;

•

Quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed on May 9, 2007, for the quarter ended June 30, 2007, filed on August 9, 2007, and for the quarter ended September 30, 2007, filed November 9, 2007;

•

Current reports on Form 8-K filed on January 22, 2007, April 26, 2007, May 18, 2007, July 27, 2007, July 30, 2007, August 1, 2007, August 17, 2007, September 4, 2007, October 23, 2007, and December 4, 2007; and

•	The description of VFG’s common stock contained in VFG’s Registration Statement on Form S-4 (File No. 333-69216).

FNB SEC Filings

•	Annual report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 12, 2007;

•

Quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed on May 7, 2007, for the quarter ended June 30, 2007, filed on August 8, 2007, and for the quarter ended September 30, 2007, filed November 9, 2007; and

•	Current reports on Form 8-K filed on January 29, 2007, April 4, 2007, April 27, 2007, July 27, 2007, July 30, 2007, July 31, 2007, October 11, 2007, October 23, 2007, and December 4, 2007.

In addition, VFG and FNB incorporate by reference any future filings they make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the VFG special meeting and the FNB special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address described above, or from VFG or FNB, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses:

By Mail:	By Mail:
Virginia Financial Group, Inc.	FNB Corporation
590 Peter Jefferson Parkway	105 Arbor Drive
Suite 250	P.O. Box 600
Charlottesville, Virginia 22911	Christiansburg, Virginia 24068-0600
Attention: Investor Relations	Attention: Investor Relations

By Telephone: (434) 964-2211	By Telephone: (540) 382-6042

These documents are available from VFG or FNB, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement forms a part. You can also find information about VFG and FNB at their Internet websites at www.vfgi.net under “SEC Filings and Other Documents” and www.fnbonline.com under “Investor Relations/SEC Filings,” respectively. Information contained on these websites does not constitute part of this proxy statement and shall not be incorporated into other filings either company makes with the SEC.

You may also obtain documents incorporated by reference into this proxy statement by requesting them in writing or by telephone from Regan & Associates, Inc., FNB’s proxy solicitor, at the following addresses and telephone numbers:

Regan & Associates, Inc.

505 Eighth Avenue, Suite 800

New York, New York 10018

(800) 737-3426

If you are a shareholder of FNB and VFG and would like to request documents, please do so by February 5, 2008 to receive them before your special meeting. If you request any documents from VFG or FNB, VFG or FNB will mail them to you by first class mail, or another equally prompt means, within one business day after VFG or FNB, as the case may be, receives your request.

This document is a prospectus of VFG and is a joint proxy statement of VFG and FNB for the VFG special meeting and the FNB special meeting. Neither VFG nor FNB has authorized anyone to give any information or make any representation about the merger or VFG or FNB that is different from, or in addition to, that contained in this proxy statement or in any of the materials that VFG or FNB has incorporated by reference into this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

between

VIRGINIA FINANCIAL GROUP, INC.

and

FNB CORPORATION

July 26, 2007

i

LIST OF EXHIBITS

EXHIBIT 1.1(a)	Plan of Merger
EXHIBIT 1.1(b)	Stock Option Agreement for VFG (see Annex B to proxy statement)
EXHIBIT 1.1(c)	Stock Option Agreement for FNB (see Annex C to proxy statement)
EXHIBIT 1.3(b)	Form of Bylaw Amendment of the Continuing Corporation
EXHIBIT 5.8	Form of Affiliate Agreement (not included)
EXHIBIT 5.12	Form of Employment Agreements (not included)

INDEX OF DEFINED TERMS

Acquisition Transaction	Section 5.5(b)
Available FNB Stock Plan Shares	Section 2.5(e)
Bank Merger	Section 1.4(a)
Bank Reports	Section 3.3(f)(iii)
Benefit Plans	Section 3.3(m)(i)
Closing Date	Section 1.2
Code	Recitals
Continuing Bank	Section 1.4(a)
Continuing Corporation	Section 1.1
Continuing Corporation Common Stock	Section 2.1(a)
Continuing Corporation Stock Award	Section 2.5(c)
Continuing Corporation Stock Option	Section 2.5(a)
Disclosure Letter	Section 3.1(a)
Effective Date	Section 1.2
Environmental Laws	Section 3.3(p)(v)
Environmental Claim	Section 3.3(p)(v)
ERISA	Section 3.3(m)(ii)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
GAAP	Section 3.3(f)(ii)
Governmental Authority	Section 5.6(a)
VFG Affiliates	Section 5.8
VFG Common Stock	Section 2.1(c)
VFG Directors	Section 1.3(b)
VFG DRP	Section 3.3(d)
VFG Option Agreement	Recitals
VFG Stock Award	Section 3.3(d)
VFG Stock Option	Section 3.3(d)
VFG Stock Plan	Section 3.3(d)
VFG Stockholder Approval	Section 3.3(c)(i)
Intellectual Property	Section 3.3(r)
Joint Proxy Statement	Section 5.4(a)
Knowledge	Section 3.2(c)
FNB Affiliates	Section 5.8
FNB Common Stock	Section 2.1(a)
FNB Continuing Employees	Section 5.9(a)
FNB Directors	Section 1.3(b)
FNB DRP	Section 3.3(e)
FNB Option Agreement	Recitals
FNB Stock Award	Section 2.5(c)
FNB Stock Option	Section 2.5(a)
FNB Stock Plan	Section 2.5(a)
FNB Stockholder Approval	Section 3.3(c)(i)
Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(p)(v)
Merger	Recitals
New Certificates	Section 2.2(a)
Old VFG Certificates	Section 2.2(c)
Old FNB Certificates	Section 2.1(b)

Organizational Documents	Section 3.3(a)
Plan of Merger	Section 1.1
Registration Statement	Section 5.4(a)
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.3(d)
SCC	Section 1.2
SEC	Section 3.3(f)
SEC Reports	Section 3.3(f)
Securities Act	Section 5.4(a)
Securities Laws	Section 3.3(f)
Superior Proposal	Section 5.5(c)
Stock Option Agreements	Recitals
Subsidiary	Section 3.3(b)
Takeover Laws	Section 3.3(s)
Takeover Provisions	Section 3.3(s)
Tax Returns	Section 3.3(k)
Taxes	Section 3.3(k)
Technology Systems	Section 3.3(r)
VSCA	Section 1.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of July 26, 2007, between VIRGINIA FINANCIAL GROUP, INC., a Virginia corporation (“VFG”), and FNB CORPORATION, a Virginia corporation (“FNB”).

WHEREAS, the Boards of Directors of VFG and FNB have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which VFG and FNB will affiliate in a merger of equals transaction (the “Merger”);

WHEREAS, the Boards of Directors of VFG and FNB have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals;

WHEREAS, as an inducement and condition to VFG entering into this Agreement, FNB is granting to VFG an option pursuant to a stock option agreement in the form set forth in Exhibit 1.1(b) (the “VFG Option Agreement). As an inducement and condition to FNB entering into this Agreement, VFG is granting to FNB an option pursuant to a stock option agreement in the form set forth in Exhibit 1.1(c) (the “FNB Option Agreement” and, together with the VFG Option Agreement, the “Stock Option Agreements”); and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1 The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.2, FNB will be merged with and into VFG pursuant to the Plan of Merger attached hereto as Exhibit 1.1(a) and made a part hereof (the “Plan of Merger”). VFG will be the surviving corporation in the Merger (referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Date or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

1.2 Effective Date.

The Merger will become effective on the date and at the time shown on the Certificate of Merger issued by the Virginia State Corporation Commission (the “SCC”) effecting the Merger (the “Effective Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Date to occur on or before January 1, 2008, or on such other date as the parties may agree in writing. All documents required by this Agreement to be delivered at or before the Effective Date will be exchanged by the parties at the closing date of the Merger (the “Closing Date”), which shall be held on or before the Effective Date. At or after the Closing Date, VFG and FNB will execute and deliver Articles of Merger containing the Plan of Merger to the SCC.

1.3 Corporate Governance and Related Matters.

(a) Prior to the Effective Date, the name of the Continuing Corporation will be selected by the mutual agreement of VFG and FNB.

(b) Prior to the Effective Date, VFG shall take all actions necessary to adopt the amendment to the Bylaws of VFG substantially in the form set forth in Exhibit 1.3(b), effective as of the Effective Date. On or prior to the Effective Date, the Board of Directors of VFG shall cause the number of directors that will comprise the full Board of Directors of the Continuing Corporation at the Effective Date to be fixed at such number, not to exceed twenty-four, as agreed to by the parties. Of the members of the initial Board of Directors of the Continuing Corporation at the Effective Date, not more than twelve shall be current VFG directors designated by VFG, including the current President and Chief Executive Officer of VFG (the “VFG Directors”), and not more than twelve shall be current FNB directors designated by FNB, including the current President and Chief Executive Officer of FNB (the “FNB Directors”); it being understood and agreed that the Board of Directors shall be split evenly between VFG and FNB Directors until at least the third anniversary of the Effective Date. No other directors or employees of VFG or FNB shall be designated to serve on the Board of Directors of the Continuing Corporation at the Effective Date. The VFG Directors and FNB Directors will be split as equally as possible among the three classes of directors to serve staggered terms.

(c) Prior to the Effective Date, the VFG Board of Directors will take such actions as are necessary to cause the following persons to be elected or appointed to the following offices of the Continuing Corporation as of the Effective Date:

William P. Heath, Jr.	Chairman of the Board of Directors
O. R. Barham, Jr.	President and Chief Executive Officer
Litz H. Van Dyke	Executive Vice President and Chief Operating Officer
Jeffrey W. Farrar	Executive Vice President and Chief Financial Officer

(d) The headquarters of the Continuing Corporation will be located in Charlottesville, Virginia.

(e) The operations center of the Continuing Corporation will be located in Christiansburg, Virginia.

1.4 Consolidation of Banking and Trust Operations.

(a) At the Effective Date or as soon thereafter as reasonably practicable, First National Bank, a wholly-owned national banking subsidiary of FNB, Planters Bank & Trust Company of Virginia, a wholly-owned Virginia chartered banking subsidiary of VFG and Second Bank & Trust, a wholly-owned Virginia chartered banking subsidiary of VFG, will be merged together (the “Bank Merger”) in a manner determined by the Continuing Corporation and with Second Bank & Trust as the surviving bank in the Bank Merger (referred to herein as the “Continuing Bank” whenever reference is made to it as of the effective date of the Bank Merger or thereafter).

(b) Prior to the Effective Date, the name of the Continuing Bank will selected by the mutual agreement of VFG and FNB.

(c) On or prior to the effective date of the Bank Merger, the Board of Directors of Second Bank & Trust shall cause the number of directors that will comprise the full Board of Directors of the Continuing Bank at the effective date of the Bank Merger to be fixed at the number of directors determined by VFG and FNB, with VFG and FNB each designating an equal number of directors to serve on the Board of Directors of the Continuing Bank.

(d) Prior to the effective date of the Bank Merger, the Board of Directors of Second Bank & Trust will take such actions as are necessary to cause the following persons to be elected or appointed to the following offices of the Continuing Bank as of the effective date of the Bank Merger:

Raymond D. Smoot, Jr.	Chairman of the Board of Directors
Gregory W. Feldmann	President and Chief Executive Officer

(e) The headquarters and operations center of the Continuing Bank will be located in Christiansburg, Virginia, and at the effective date of the Bank Merger the Continuing Bank will have four banking regions, each with a separate officer in charge.

(f) As soon as practicable after the Effective Date, the Continuing Corporation and the Continuing Bank will take all appropriate action necessary: (i) to consolidate the trust operations of First National Bank and Virginia Commonwealth Trust Company into either the trust division of the Continuing Bank or Virginia Commonwealth Trust Company, as determined prior to the Effective Date by VFG and FNB; (ii) to change the name of the new trust division or company to a new name selected by mutual agreement of VFG and FNB; and (iii) to appoint the officers and directors of the new trust division or company.

1.5 Articles of Incorporation and Bylaws of the Continuing Corporation.

The Articles of Incorporation and Bylaws of the Continuing Corporation as in effect immediately prior to the Effective Date, as such Articles of Incorporation are proposed to be amended to change the name of the Continuing Corporation as set forth in Section 1.3(a) and as such Bylaws are to be amended as set forth in Exhibit 1.3(b), will be the Articles of Incorporation and Bylaws of the Continuing Corporation.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1 Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of VFG or FNB or their respective stockholders:

(a) Each share of common stock, par value $5.00 per share, of FNB (“FNB Common Stock”) issued and outstanding immediately before the Effective Date will be converted into and exchanged for 1.585 fully paid and nonassessable shares of common stock, par value $1.00 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) pursuant to the terms and conditions set forth in this Agreement and the Plan of Merger (the “Exchange Ratio”).

(b) All shares of FNB Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date. Each certificate previously representing any such shares (the “Old FNB Certificates”) shall cease to represent any rights except the right to receive with respect to each underlying share of FNB Common Stock (i) a new certificate representing the number of whole shares of Continuing Corporation Common Stock into which the shares of FNB Common Stock represented by the Old FNB Certificate have been converted pursuant to this Section 2.1 upon the surrender of such Old FNB Certificate in accordance with Section 2.2, (ii) in accordance with Section 2.3, cash in lieu of fractional shares of Continuing Corporation Common Stock; and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4.

(c) Each share of common stock, par value $1.00 per share, of VFG (“VFG Common Stock”) issued and outstanding immediately before the Effective Date shall remain an issued and outstanding share of Continuing Corporation Common Stock. Each certificate previously representing shares of VFG Common Stock shall continue to represent an equal number of shares of Continuing Corporation Common Stock on and after the Effective Date.

(d) In the event VFG or FNB changes (or establishes a record date for changing) the number of shares of its common stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to its outstanding common stock, and the record date therefor shall be before the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio.

(e) Each share of FNB Common Stock held by either party and each share of VFG Common Stock held by FNB or its Subsidiaries prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of VFG Common Stock shall resume the status of authorized and unissued shares of Continuing Corporation Common Stock.

2.2 Exchange Procedures.

(a) At the Effective Date, the Continuing Corporation shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by VFG and FNB (in such capacity, the “Exchange Agent”), for the benefit of the holders of the Old FNB Certificates, certificates representing Continuing Corporation Common Stock (“New Certificates”), together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of Continuing Corporation Common Stock, without any interest thereon (the “Exchange Fund”), to be paid pursuant to Article 1 and this Article 2 in exchange for outstanding shares of FNB Common Stock.

(b) As promptly as practicable after the Effective Date, the Continuing Corporation shall cause the Exchange Agent to send to each former stockholder of record of FNB immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Old FNB Certificates for New Certificates based upon the Exchange Ratio.

(c) At its election, the Continuing Corporation may, but shall not be required to, cause the Exchange Agent to send to each stockholder of record of VFG immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s certificates representing shares of VFG Common Stock (“Old VFG Certificates”) for New Certificates representing an equal number of shares of Continuing Corporation Common Stock. If the Continuing Corporation elects to require the surrender of the Old VFG Certificates, it shall comply with Section 2.2(a) above with respect to, and for the benefit of, the holders of the Old VFG Certificates.

(d) The Continuing Corporation shall cause the New Certificates for shares of Continuing Corporation Common Stock into which shares of FNB Common Stock and VFG Common Stock, to the extent the Continuing Corporation elects to require that Old VFG Certificates be surrendered and exchanged for New Certificates pursuant to Section 2.2(c) above, are converted at the Effective Date or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be paid to such stockholder upon delivery to the Exchange Agent of Old FNB Certificates and Old VFG Certificates representing such shares of FNB and VFG, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Section 2.3.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of FNB and VFG, to the extent the Continuing Corporation elects to require that Old VFG Certificates be surrendered and exchanged for New Certificates pursuant to Section 2.2(c) above, for six months after the Effective Date shall be returned to the Continuing Corporation (together with any dividends or earnings in respect thereof). Any stockholders of FNB and VFG, if applicable, who have not complied with this Article 2 shall thereafter be entitled to look only to the Continuing Corporation, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of FNB Common Stock and VFG Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f) None of the Exchange Agent, any of the parties hereto or any of their respective Subsidiaries shall be liable to any stockholder of FNB or VFG for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3 No Fractional Shares.

Each holder of shares of FNB Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock (after taking into account all Old FNB Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of VFG Common Stock on the Nasdaq Global Select Market on the trading day immediately preceding the Effective Date.

2.4 Dividends.

No dividend or other distribution payable to the holders of record of FNB Common Stock or VFG Common Stock, to the extent the Continuing Corporation elects to require that Old VFG Certificates be surrendered and exchanged for New Certificates pursuant to Section 2.2(c) above, at, or as of, any time after the Effective Date will be paid to the holder of any Old FNB Certificates or Old VFG Certificates, if applicable, until such holder physically surrenders such certificate (or customary indemnity if any of such certificate is lost, stolen or destroyed) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.5 FNB Stock Options and Other Equity-Based Awards.

(a) Each option to purchase shares of FNB Common Stock (a “FNB Stock Option”) granted under an equity or equity-based compensation plan of FNB (a “FNB Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Date shall cease, at the Effective Date, to represent a right to acquire FNB Common Stock and shall be converted at the Effective Date, without any action on the part of the holder thereof, into an option to purchase shares of Continuing Corporation Common Stock (a “Continuing Corporation Stock Option”) on the same terms and conditions as were applicable under such FNB Stock Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant FNB Stock Plan or in the related award document by reason of the Merger).

(b) The number of shares of Continuing Corporation Common Stock subject to each such Continuing Corporation Stock Option shall be equal to the number of shares of FNB Common Stock subject to each such FNB Stock Option multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Continuing Corporation Common Stock, and such Continuing Corporation Stock Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such FNB Stock Option divided by the Exchange Ratio; provided that the exercise price, the number of shares of Continuing Corporation Common Stock subject to such option and the terms and conditions of exercise of each such option (after taking into account the effect of any accelerated vesting thereof, if applicable) shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(c) Each restricted stock award granted under a FNB Stock Plan (a “FNB Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Date, shall cease, at the Effective Date, to represent any rights with respect to shares of FNB Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of the Continuing Corporation (a “Continuing Corporation Stock Award”), on the same terms and conditions as were applicable under the FNB Stock Awards (but taking into account any changes thereto, including any acceleration thereof, provided for in the FNB Stock Plan or in the related award document by reason of the Merger). The number of shares of Continuing Corporation Common Stock subject to each such Continuing Corporation Stock Award shall be equal to the number of shares of FNB Common Stock subject to the FNB Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Continuing Corporation Common Stock.

(d) As soon as practicable after the Effective Date, the Continuing Corporation will deliver to the holders of FNB Stock Options and FNB Stock Awards any required notices setting forth such holders’ rights pursuant to the

FNB Stock Plan and award documents and stating that such FNB Stock Options and FNB Stock Awards have been assumed by the Continuing Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.5 after giving effect to the Merger and the terms of the FNB Stock Plan).

(e) Following the Effective Date, the Continuing Corporation may maintain the FNB Stock Plan for purposes of granting future awards. The provisions of the FNB Stock Plan will be unchanged, except that (i) all stock options and other equity-based awards issued by the Continuing Corporation pursuant to the FNB Stock Plan following the Effective Date shall be stock options and equity-based awards in respect of Continuing Corporation Common Stock, (ii) all references to FNB (other than any references relating to a “change in control” of FNB) in the FNB Stock Plan and in each agreement evidencing any award thereunder shall be deemed to refer to the Continuing Corporation, unless the Continuing Corporation determines otherwise, and (iii) the number of shares of Continuing Corporation Common Stock available for future issuance pursuant to the FNB Stock Plan following the Effective Date (the “Available FNB Stock Plan Shares”) shall be equal to the number of shares of FNB Common Stock so available immediately prior to the Effective Date multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Continuing Corporation Common Stock.

(f) The Continuing Corporation shall reserve for future issuance a sufficient number of shares of Continuing Corporation Common Stock for delivery upon exercise of the FNB Stock Options assumed by it in accordance with this Section 2.5, plus the number of Available FNB Stock Plan Shares in the event the Continuing Corporation maintains the FNB Stock Plan as contemplated by Section 2.5(e). As soon as practicable after the Effective Date, the Continuing Corporation will file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of FNB Common Stock subject to such Continuing Corporation Stock Options and Continuing Corporation Stock Awards (and the Available FNB Stock Plan Shares), as the case dictates) and shall maintain the effectiveness of such registration statement (and the current status of the prospectus contained therein) for so long as such Continuing Corporation Stock Options remain outstanding.

ARTICLE 3

Representations and Warranties

3.1 Disclosure Letters.

(a) Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3 or to one or more of its covenants contained in Article 4; provided, (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined below) with respect to such party.

(b) Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify (i) any subsections of Section 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (A) applies to such other subsections and (B) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

3.2 Standard.

(a) No representation or warranty of VFG or FNB contained in Section 3.3 (other than the representations and warranties contained in (i) Sections 3.3(c)(i) and (ii), 3.3(d), 3.3(e) and 3.3(u), which shall be true in all material respects with respect to it, and (ii) Sections 3.3(c)(iii)(A) and 3.3(g)(ii) which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 has had or is reasonably likely to have a Material Adverse Effect on such party.

(b) The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries (as defined in Section 3.3(b)), taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (A) changes in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to VFG or FNB or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the announcement of this Agreement and the transactions contemplated hereby, and (F) any outbreak of major hostilities in which the United States is involved or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories or diplomatic or consular offices or upon any military installation or personnel of the United States.

(c) The term “Knowledge” when used with respect to a party means the Knowledge, after due inquiry, of such party’s executive officers.

3.3 Representations and Warranties.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the relevant Disclosure Letters, VFG hereby represents and warrants to FNB and FNB hereby represents and warrants to VFG as follows:

(a) Organization, Standing and Power. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956. True and complete copies of its articles of incorporation, bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a) of its Disclosure Letter.

(b) Subsidiaries. Each of its Subsidiaries (i) is a duly organized corporation, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on it on a consolidated basis. The outstanding shares of capital stock of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(b) of its Disclosure Letter.

The term “Subsidiary” when used with respect to any party means any corporation or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

(c) Authority; No Breach of the Agreement.

(i) It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Stock Option Agreements, and the consummation of the transactions contemplated hereby and thereby, by it have been duly and validly authorized by all necessary corporate action, subject only to the receipt of (A) in the case of FNB, the approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of FNB Common Stock (the “FNB Stockholder Approval”), and (B) in the case of VFG, approval of this Agreement and the Plan of Merger by a majority of the outstanding shares of VFG Common Stock (the “VFG Stockholder Approval”). This Agreement and the Stock Option Agreements are its valid and legally binding obligations, enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity). The Continuing Corporation Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

(ii) The amendment to the VFG Bylaws as described in Section 1.3 has been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of a resolution, not to be withdrawn, providing for such VFG Bylaw amendment contingent on the Effective Date.

(iii) Neither the execution and delivery of this Agreement nor the Stock Option Agreements by it, nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with any of the provisions hereof or thereof will: (A) conflict with or result in a breach of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

(iv) As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(d) VFG Capital Stock. The authorized capital stock of VFG consists of: (i) 1,000,000 shares of preferred stock, no par value per share, of which none are issued and outstanding; and (ii) 25,000,000 shares of common stock, par value $1.00 per share, of which 10,792,797 shares are issued and outstanding as of this date. All outstanding shares of VFG Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, 246,321 shares of VFG Common Stock were subject to options to purchase VFG Common Stock (“VFG Stock Options”) and 29,750 shares were subject to unvested restricted stock awards (“VFG Stock Awards”), in each case granted under the 2001 Stock Incentive Plan (the “VFG Stock Plan”). As of the date of this Agreement, there are not any shares of capital stock of VFG reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which VFG is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by the VFG Stock Plan and the VFG Stock Purchase and Dividend Reinvestment Plan (the “VFG DRP”) and as set forth in its Disclosure Letter (which includes copies of the VFG Stock Plan and individual stock award agreements thereunder).

(e) FNB Capital Stock. The authorized capital stock of FNB consists of 25,000,000 shares of common stock, par value $5.00 per share, of which 7,379,858 shares are issued and outstanding as of this date. All outstanding shares of FNB Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, 229,690 shares of FNB Common Stock were subject to FNB Stock Options and 13,065 shares were subject to unvested FNB Stock Awards, in each case granted under the FNB Stock Plan. As of the date of this Agreement, there are not any shares of capital stock of FNB reserved for issuance, or any outstanding or authorized Rights, except as contemplated by the FNB Stock Plan and the FNB Dividend Reinvestment and Stock Purchase Plan (the “FNB DRP”) and as set forth in its Disclosure Letter (which includes copies of the stock incentive plans and individual stock award agreements).

(f) SEC Filings; Financial Statements; Bank Reports; Sarbanes-Oxley.

(i) Each party has filed and made available to the other party all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2003 (collectively, the “SEC Reports”) under the Securities Act of 1933 and the Securities Exchange Act of 1934 (collectively, the “Securities Laws”). Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Laws, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii) Each of its financial statements contained in its SEC Reports (including any SEC Reports filed after the date of this Agreement) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Laws with respect thereto, fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii) Since December 31, 2003, each of its Subsidiaries that is a bank has filed with its principal federal regulator and made available to the other party such bank’s Consolidated Reports of Condition and Income, and such reports fairly present the financial position, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of such bank for the periods to which they relate, in each case in accordance with FFIEC instructions applicable to such reports (“Bank Reports”).

(iv) Each party is in compliance with the provisions of the Sarbanes-Oxley Act, including but not limited to Section 404 of such act, and the certifications provided and to be provided pursuant to Section 302 and 906 thereof are accurate. Each party and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of such party, (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as such party or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) control of material properties and assets of such party is permitted only in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of such party, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(g) Absence of Certain Changes or Events. Since December 31, 2006, except as disclosed in its SEC Reports or Bank Reports filed prior to the date of this Agreement, (i) it and its Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.

(h) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its SEC Reports or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since March 31, 2007 in the ordinary course of business consistent with past practice, and (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, it does not have, and since March 31, 2007 has not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements contained in its SEC Reports).

(i) Material Contracts; Defaults. Except for contracts and instruments reflected as exhibits to its SEC Reports filed prior to the date of this Agreement, as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K, (B) that restricts the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business or (C) with respect to employment of an officer, director or consultant. Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(j) Legal Proceedings; Compliance with Laws. Except as set forth in its Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or against any of its or its Subsidiaries’ officers, directors or employees. It and each of its Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(k) Tax Matters. It and each of its Subsidiaries have filed all federal, state and local tax returns and reports (“Tax Returns”) required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined below) owed by it or any of its Subsidiaries have been paid, are reflected as a liability in its SEC Reports, or are being contested in good faith as set forth in its Disclosure Letter. Except as set forth in its Disclosure Letter, no tax return or report filed by it or any of its Subsidiaries is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against it or any of its Subsidiaries by any taxing authority. As used herein, “Taxes” mean all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or chargers of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

(l) Property. Except as set forth in its Disclosure Letter or reserved against as disclosed in its SEC Reports, it and each of its Subsidiaries have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports as of December 31, 2006 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(m) Employee Benefit Plans.

(i) It has disclosed in its Disclosure Letter all employee benefit plans and programs, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees (collectively, the “Benefit Plans”).

(ii) None of its Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iii) All of its Benefit Plans are in compliance in all material respects with applicable laws and regulations, and it has administered its Benefit Plans in accordance with applicable laws and regulations in all material respects.

(iv) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures).

(v) Each party has made available to the other party copies of summary plan descriptions and annual reports required to be filed within the last three years pursuant to ERISA or the Code with respect to its Benefit Plans.

(vi) To its Knowledge, it has not engaged in any prohibited transactions, as defined in Code section 4975 or ERISA section 406, with respect to any Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA.

(vii) There are no actions, suits, investigations or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any of its Benefit Plans.

(viii)(A) No compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Code Section 280G, and (B) no Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

(ix) It has not established and does not maintain a welfare plan, as defined in ERISA section 3(1), that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(n) Insurance. It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. Since January 1, 2007, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three years, has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries.

(o) Loans; Allowance for Loan Losses.

(i) Except as set forth in its Disclosure Letter, each loan reflected as an asset in its SEC Reports or its Bank Reports (A) is evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens and security interests which have been perfected, (C) is the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect, and (D) in all material respects was made in accordance with its standard loan policies.

(ii) It has set forth in its Disclosure Letter the aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of it and each of its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified” or words of similar import. It shall promptly, on a periodic basis, inform the other party hereto of any such classification arrived at any time after the date hereof.

(iii) The real property classified as other real estate owned included in non-performing assets in its SEC Reports or Bank Reports is carried net of reserve at the lower of cost or market value based on independent appraisals.

(iv) The allowance for loan losses reflected on the statements of financial condition included in its SEC Reports or Bank Reports, as of their respective dates, is adequate in all material respects under the requirements of GAAP and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

(p) Environmental Matters.

(i) Except as described in its Disclosure Letter, it and each of its Subsidiaries are in substantial compliance with all Environmental Laws (as defined below). Neither it nor any of its Subsidiaries has received any communication alleging that it or such Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither it nor any of its Subsidiaries has received notice of pending, and are not aware of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined below) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) With respect to all real and personal property owned or leased by it or any of its Subsidiaries, or all real and personal property which it or any of its Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, it will promptly provide the other party hereto with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in its Disclosure Letter). It and all of its Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(v) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(q) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(r) Intellectual Property. It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined below) that are used by it and its Subsidiaries in their respective businesses as currently conducted. It and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.

(s) Takeover Laws and Provisions. It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger, the Stock Option Agreements and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby (and the Stock Option Agreements and the transactions contemplated thereby) comply with, and this Agreement and the transactions contemplated hereby (and the Stock Option Agreements and the transactions contemplated thereby) do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(t) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement and the Stock Option Agreements, VFG has retained Sandler O’Neill + Partners, L.P. as its financial advisor, and FNB has retained Davenport & Company LLC as its financial advisor (in each case pursuant to engagement letters true and complete copies of which are included in its Disclosure Letter).

(u) Fairness Opinion. Prior the execution of this Agreement, VFG has received a written opinion of Sandler O’Neill + Partners, L.P., and FNB has received a written opinion of Davenport & Company LLC, each to the effect that as of the date thereof and based upon and subject to the matters set forth therein, (i) in the case of VFG, the Exchange Ratio is fair from a financial point of view to the stockholders of VFG, and (ii) in the case of FNB, the Exchange Ratio is fair from a financial point of view to the stockholders of FNB. Such opinions have not been amended or rescinded as of the date of this Agreement.

(v) Tax Treatment. As of the date hereof, it is not aware of any reason why the Merger will fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1 Conduct of Business Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement or as set forth in its Disclosure Letter, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), VFG and FNB each agrees that it will not, and will cause each of its Subsidiaries not to:

(a) Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with customers, suppliers, employees and business associates.

(b) Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend its Organizational Documents (except as provided herein).

(d) Other than pursuant to stock options outstanding as of the date hereof under the VFG Stock Plan and FNB Stock Plan, or pursuant to the Stock Option Agreements: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, except with respect to VFG to the extent permitted under the VFG DRP and the FNB DRP (ii) enter into any agreement with respect to the foregoing; or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, stock appreciation rights, or similar stock-based rights.

(e) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or to comply with Section 409A of the Code.

(f) Enter into or amend (except as may be required by applicable law or the terms of any Benefit Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, except in the ordinary course of business consistent with past practice or to comply with Section 409A of the Code.

(g) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement.

(h) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (ii) as permitted by Section 4.2(a)) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for repurchases and other acquisitions of shares of its common stock made pursuant to any stock repurchase program announced prior to the date of this Agreement, or any extension or renewal thereof, in accordance with Rule 10b-18 and Regulation M, each as promulgated by the SEC.

(i) Make other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business, any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly owned Subsidiaries;

(j) Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k) Notwithstanding anything herein to the contrary, (i) knowingly take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law; provided, that nothing in this Section 4.1(k) shall preclude any party from exercising its respective rights under Section 5.5.

(l) Enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable law banking policies in any material respect, except as may be required by applicable law.

(m) Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(n) Agree to take any of the actions prohibited to it by this Section 4.1.

4.2 Dividends.

(a) After the date of this Agreement until the Effective Date, (i) VFG may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of VFG Common Stock at a rate not to exceed $0.16 per share per quarter, (ii) FNB may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of FNB Common Stock at a rate not to exceed $0.21 per share per quarter, and (iii) its direct and indirect Subsidiaries may (to the extent legally and contractually permitted to do so), declare and pay dividends on their capital stock in cash, stock or other property to the parties or their wholly owned Subsidiaries and required payments to the holders of any trust preferred securities issued by Subsidiaries of the parties.

(b) After the date of this Agreement until the Effective Date, each party will coordinate with the other with respect to the declaration of any dividends or other distributions with respect to VFG Common Stock and FNB Common Stock and the related record dates and payment dates, it being intended that VFG and FNB stockholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of VFG Common Stock or FNB Common Stock (including any shares of Continuing Corporation Common Stock received in exchange therefor in the Merger).

(c) It is the intent of VFG and FNB that the Continuing Corporation will pay an initial annual dividend of $0.64 a share, or $0.16 a share per quarter subject to, among other things: (i) applicable federal and state law and regulations; (ii) the earnings and financial condition of the Continuing Corporation; (iii) the ongoing approval thereof by the Continuing Corporation’s Board of Directors; and (iv) general economic conditions.

4.3 Transition.

To facilitate the integration of the operations of VFG and FNB and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of VFG and FNB shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4 Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.3) shall give FNB directly or indirectly, the right to control or direct the operations of VFG, and nothing contained in this Agreement shall give VFG, directly or indirectly, the right to control or direct the operations of FNB. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

ARTICLE 5

Additional Agreements

5.1 Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

5.2 Access to Information; Notice of Certain Matters; Confidentiality.

(a) Each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by a party shall affect the representations and warranties of the other party.

(b) Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(c) Each party shall, and shall cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information obtained in such investigation that is not otherwise publicly disclosed by the other party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information received from the other party.

5.3 Stockholder Approvals.

(a) VFG shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the VFG Stockholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of VFG shall support and recommend approval of the Merger Agreement and the transactions contemplated therein shall use its reasonable best efforts to obtain the VFG Stockholder Approval unless the Board has received and recommended (or submitted to stockholders) a Superior Proposal in accordance with Section 5.5.

(b) FNB shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the FNB Stockholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of FNB shall support and recommend approval of the Merger Agreement and the transactions contemplated therein shall use its reasonable best efforts to obtain the FNB Stockholder Approval unless the Board has received and recommended (or submitted to stockholders) a Superior Proposal in accordance with Section 5.5.

(c) VFG and FNB shall use their reasonable best efforts to hold their respective stockholder meetings on the same day.

(d) Nothing in this Agreement shall be deemed to relieve either party of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof; provided, that neither party will be required to submit this Agreement to its stockholders if doing so would not be permissible under applicable law.

5.4 Registration Statement; Joint Proxy Statement; SEC Filings.

(a) Each party will cooperate with the other party, and their representatives, in the preparation of a registration statement on Form S-4 or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), to be filed by VFG with the SEC in connection with the issuance of Continuing Corporation Common Stock in the Merger, and the parties will prepare a joint proxy statement and prospectus and other proxy solicitation materials of VFG and FNB constituting a part thereof (the “Joint Proxy Statement”). Neither the Joint Proxy Statement nor the Registration

Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed by VFG or FNB without consultation with the other party and its counsel. VFG will use all reasonable efforts, in which FNB will reasonably cooperate as necessary, to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable and to cause the Registration Statement to be declared effective under the Securities Act of 1933 (the “Securities Act”) as promptly as reasonably practicable after the filing thereof.

(b) Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the respective stockholder meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

5.5 No Other Acquisition Proposals.

(a) Each party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Transaction (as defined below). Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit either party, prior to its respective meeting of stockholders to be held pursuant to Section 5.3, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written proposal regarding an Acquisition Transaction with respect to such party if, and only to the extent that (i) such party’s board of directors concludes in good faith, after consultation with and based upon the written advice of outside counsel, that the failure to take such actions would be inconsistent with its fiduciary duties to stockholders under applicable law, (ii) before taking such action, such party receives from such person or entity an executed confidentiality agreement, and (iii) such party’s board of directors concludes in good faith that the proposal regarding the Acquisition Transaction constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Each party shall immediately (within 24 hours) notify the other party orally and in writing of its receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(b) For purposes of this Agreement, an “Acquisition Transaction” means any of the following transactions involving VFG or FNB, or their respective Subsidiaries, other than as contemplated by this Agreement: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party; (ii) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of a party and its Subsidiaries or 10% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 10% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party.

(c) For purposes of this Agreement, a “Superior Proposal” means a bona fide written proposal for an Acquisition Transaction that the Board of Directors of VFG or FNB, as the case may be, concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) (A) is more favorable to the stockholders of VFG or FNB, as the case may be, from a financial point of view, than the Merger and (B) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Authorities (as defined below in Section 5.6(a)) on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Transaction shall have the meaning assigned to such term in Section 5.5(b), except the reference to “10% or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Transaction” shall only be deemed to refer to a transaction involving FNB or VFG or one of their respective banking Subsidiaries.

(d) Nothing in this Section 5.5 shall permit either party to terminate this Agreement or affect any other obligation of the parties under this Agreement.

5.6 Applications and Consents.

(a) The parties shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority (as defined below) and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

(b) Each party will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7 Public Announcements.

Prior to the Effective Date, the parties will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure); provided, that nothing in this Section 5.7 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable law or the rules established by the Nasdaq Stock Market or any other self-regulatory organization.

5.8 Affiliate Agreements.

VFG has identified to FNB all persons who are, as of the date hereof, directors or executive officers of VFG (the “VFG Affiliates”), and FNB has identified to VFG all persons who are, as of the date hereof, directors or executive officers of FNB (the “FNB Affiliates”). Each party will use its reasonable best efforts to obtain a written agreement in the form of Exhibit 5.8 hereto to be delivered, on or prior to the date hereof to FNB from each VFG Affiliate and to VFG from each FNB Affiliate, on or prior to the date hereof.

5.9 Employee Benefit Plans.

(a) Following the Effective Date, the Continuing Corporation at its election shall either (i) provide generally to officers and employees of FNB and its Subsidiaries, who at or after the Effective Time become employees of the Continuing Corporation or its Subsidiaries (“FNB Continuing Employees”), employee benefits under Benefit Plans maintained by the Continuing Corporation, on terms and conditions which are the same as for similarly situated officers and employees of the Continuing Corporation and its Subsidiaries, or (ii) maintain for the benefit of the FNB Continuing Employees, the Benefit Plans maintained by FNB immediately prior to the Effective Date; provided that the Continuing Corporation may amend any Benefit Plan maintained by FNB immediately prior to the Effective Date to comply with any law or as necessary and appropriate for other business reasons. Prior to the Effective Date, VFG and FNB shall cooperate in reviewing, evaluating and analyzing their respective Benefit Plans with a view towards developing appropriate and effective Benefit Plans for employees of VFG and FNB and their Subsidiaries after the Effective Date.

(b) For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the Continuing Corporation’s Benefit Plans, service with or credited by FNB or any of its Subsidiaries shall be treated as service with the Continuing Corporation; provided that this provision shall not cause VFG’s tax-qualified defined benefit pension plan (which is not open to new participants) to be opened to new participants or to provide additional credit for pre-Effective Date service for benefit accrual purposes. To the extent permitted under applicable law, the Continuing Corporation shall cause welfare Benefit Plans maintained by the Continuing Corporation that cover the FNB Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the Benefit Plans maintained by FNB), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the FNB Continuing Employees under welfare Benefit Plans maintained by FNB to be credited to such FNB Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such FNB Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation.

(c) Each employee of VFG or FNB, or one of their respective Subsidiaries, at the Effective Date who is terminated by the Continuing Corporation after the Effective Date, excluding any employee who has a contract providing for severance, shall be entitled to severance pay in accordance with the severance policy adopted prior to the Effective Date by the parties hereto, if and to the extent that such employee is entitled to severance pay under such policy. Such employee’s service with VFG or FNB shall be treated as service with the Continuing Corporation for purposes of determining the amount of severance pay, if any, under the Continuing Corporation’s severance policy.

(d) Nothing in this Section 5.9 shall be interpreted as preventing the Continuing Corporation, from and after the Effective Date, from amending, modifying or terminating any Benefit Plans maintained by either VFG or FNB or their respective Subsidiaries or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law.

5.10 Nasdaq Listing.

The parties will use all reasonable best efforts to cause the shares of the Continuing Corporation Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

5.11 Indemnification.

(a) Following the Effective Date, the Continuing Corporation shall indemnify, defend and hold harmless any person who has rights to indemnification from FNB, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and FNB’s Organizational Documents, as in effect on the date of this Agreement, to the extent legally permitted to do so with respect to matters occurring on or before the Effective Date. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, the Continuing Corporation shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between the Continuing Corporation and the indemnified party. The Continuing Corporation shall use its reasonable best efforts to maintain FNB’s existing directors’ and officers’ liability policy, or some other policy, including VFG’s existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of FNB for a period of six years after the Effective Date on terms no less favorable to the directors and officers than those in effect on the date hereof.

(b) The provisions of this Section 5.11 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.12 Employment Arrangements.

(a) The Continuing Corporation will, as of and after the Effective Date, assume and honor all employment agreements, severance agreements and deferred compensation agreements that VFG and FNB and their respective Subsidiaries have with their current and former officers and directors and which are set forth in its Disclosure Letter, except to the extent any such agreements shall be superseded on or after the Effective Date.

(b) The Continuing Corporation will enter into employment agreements, which will become effective as of the Effective Date, with William P. Heath, Jr., O. R. Barham, Jr., Litz H. Van Dyke, Jeffrey W. Farrar, and Gregory W. Feldmann in the form of Exhibit 5.12.

(c) Each party will use its reasonable best efforts to obtain appropriate agreements and waivers from certain of its officers and its Subsidiaries’ officers that the Merger will not constitute a change in control within the meaning of their respective employment or change in control agreements.

5.13 Takeover Laws.

If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby or by the Stock Option Agreements, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than as contemplated by Section 5.3) so that the transactions contemplated by this Agreement and by the Stock Option Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement or by the Stock Option Agreements.

5.14 Change of Method.

VFG and FNB shall be empowered, upon their mutual agreement and at any time prior to the Effective Date, to change the method or structure of effecting the combination of VFG and FNB (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Continuing Corporation Common Stock received by FNB stockholders in exchange for each share of FNB Common Stock and VFG stockholders in exchange for each share of VFG Common Stock, (ii) adversely affect the tax treatment of FNB’s stockholders or VFG’s stockholders pursuant to this Agreement, (iii) adversely affect the tax treatment of FNB or VFG pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

ARTICLE 6

Conditions to the Merger

6.1 General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the approval of this Agreement by the requisite vote of the shareholders of VFG and FNB.

(b) Regulatory Approvals. VFG and FNB shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall have imposed any condition or requirement that would, after the Effective Date, have or be reasonably likely to have a Material Adverse Effect on the Continuing Corporation (after giving effect to the Merger).

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) Nasdaq Listing. The shares of the Continuing Corporation Common Stock to be issued to the holders of FNB Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

(e) Legal Proceedings. Neither party shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.2 Conditions to Obligations of VFG.

The obligations of VFG to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by VFG pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of FNB set forth in Article 3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on and as of the Effective Date and VFG shall have received a certificate, dated as of the Effective Date, signed on behalf of FNB by the Chief Executive Officer and Chief Financial Officer of FNB to such effect.

(b) Performance of Obligations. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Effective Date and VFG shall have received a certificate, dated as of the Effective Date, signed on behalf of FNB by the Chief Executive Officer and Chief Financial Officer of FNB to such effect.

(c) Tax Opinion. VFG shall have received a written opinion from LeClair Ryan, A Professional Corporation, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of VFG and FNB reasonably satisfactory in form and substance to such counsel.

6.3 Conditions to Obligations of FNB.

The obligations of FNB to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by FNB pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of VFG set forth in Article 3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on and as of the Effective Date and FNB shall have received a certificate, dated as of the Effective Date, signed on behalf of VFG by the Chief Executive Officer and Chief Financial Officer of VFG to such effect.

(b) Performance of Obligations. VFG shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Effective Date and FNB shall have received a certificate, dated as of the Effective Date, signed on behalf of VFG by the Chief Executive Officer and Chief Financial Officer of VFG to such effect.

(c) Tax Opinion. FNB shall have received a written opinion from Troutman Sanders LLP, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of FNB and VFG reasonably satisfactory in form and substance to such counsel.

ARTICLE 7

Termination

7.1 Termination.

This Agreement may be terminated and the Merger abandoned at any time before the Effective Date, whether before or after the approval of the Merger by the stockholders of VFG or FNB, as provided below:

(a) Mutual Consent. By the mutual consent in writing of VFG and FNB.

(b) Closing Delay. By either party, evidenced by written notice, if the Merger has not been consummated by June 30, 2008, or such later date as shall have been agreed to in writing by the parties, if the failure to consummate the Merger on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 7.1(b).

(c) Conditions to Performance Not Met. By either VFG or FNB in the event of a breach of any representation or warranty, covenant or agreement contained in this Agreement on the part of the other party, which breach would result in, if occurring or continuing on the Effective Date, the failure of the conditions to the terminating party’s obligations set forth in Sections 6.2 and 6.3, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(d) Solicitation and Recommendation Matters. By either party in the event that (i) the Board of Directors of the other party has failed to recommend that its stockholders vote in favor of this Agreement or has withdrawn, modified or qualified such recommendation in a manner materially adverse to the terminating party, (ii) the other party has failed to substantially comply with its obligations under

Section 5.3 or 5.5, (iii) the other party negotiates or authorizes the conduct of negotiations (and twenty business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the request and receipt of information from, any person that submits an Acquisition Transaction or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Transaction) regarding an Acquisition Transaction other than the Merger, or (iv) the Board of Directors of the other party has recommended or endorsed Superior Proposal.

7.2 Effect of Termination.

In the event this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and public announcements set forth in Sections 5.2(c) and 5.7, respectively, and this Article 7, shall survive any such termination, and (ii) a termination pursuant to 7.1(c) or 7.1(d) hereof shall not relieve the breaching party from liability for an uncured intentional breach of any provision of this Agreement giving rise to such termination. Notwithstanding the foregoing, in the event of any termination of this Agreement, each of the Stock Option Agreements shall remain in full force and effect to the extent provided therein.

7.3 Non-Survival of Representations, Warranties and Covenants.

Except for Article 1, Article 2, Sections 5.2(c), 5.11, 5.12 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Date.

7.4 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that VFG and FNB will each bear and pay one-half of the following expenses: (i) the cost of the first draft of this Agreement, (ii) the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement and (iii) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC, and any other fees paid for filings with any Governmental Authority.

(b) If this Agreement is terminated by VFG or FNB because of a willful and material breach by the other party of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall reimburse the other party for all reasonable out-of-pocket expenses incurred by it in connection with the transactions contemplated by this Agreement and the enforcement of its rights hereunder.

(c) Final settlement with respect to the reimbursement of such fees and expenses by the parties shall be made within 30 days after the termination of this Agreement.

(d) Nothing contained in this Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful and material breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

ARTICLE 8

General Provisions

8.1 Entire Agreement.

This Agreement, including the Disclosure Letters and Exhibits, together with the Stock Option Agreements, contain the entire agreement between VFG and FNB with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2 Binding Effect; No Third Party Rights.

This Agreement shall bind VFG and FNB and their respective successors and assigns. Other than Sections 5.11 and 5.12, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3 Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the VFG Stockholder Meeting or the FNB Stockholder Meeting, except statutory requirements and requisite approvals of stockholders and Governmental Authorities.

8.4 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5 Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered or facsimile transmitted (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to VFG:

O. R. Barham, Jr.
President and Chief Executive Officer
Virginia Financial Group, Inc.
102 South Main Street
Post Office Box 71
Culpeper, Virginia 22701-0071
Tele: (540) 825-4809
Fax: (540) 825-7568

with a copy to:

George P. Whitley, Esq.
LeClair Ryan, A Professional Corporation
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Tele: (804) 343-4089
Fax: (804) 783-7628

If to FNB:

William P. Heath, Jr.
President and Chief Executive Officer
FNB Corporation
105 Arbor Drive
Christiansburg, Virginia 24073-6589
Tele: (540) 382-6041
Fax: (540) 381-6785

with a copy to:

Fred W. Palmore III, Esq.
Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, Virginia 23219
Tele: (804) 697-1396
Fax: (804) 697-1339

8.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7 Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8 Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

VIRGINIA FINANCIAL GROUP, INC.

By:	/s/ O. R. BARHAM, JR.
O. R. Barham, Jr.
President and Chief Executive Officer

FNB CORPORATION

By:	/s/ WILLIAM P. HEATH, JR.
William P. Heath, Jr.
President and Chief Executive Officer

EXHIBIT 1.1(a)

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

BETWEEN

FNB CORPORATION

AND

VIRGINIA FINANCIAL GROUP, INC.

Pursuant to this Plan of Merger (“Plan of Merger”), FNB Corporation, a Virginia corporation (“FNB”), shall merge with and into Virginia Financial Group, Inc., a Virginia corporation (“VFG”).

ARTICLE 1

Terms of the Merger

1.1 The Merger.

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of July 26, 2007, between FNB and VFG (the “Agreement”), at the Effective Date, FNB shall be merged with and into VFG (the “Merger”) in accordance with the provisions of Virginia law and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act (the “Act”). VFG shall be the surviving corporation of the Merger (VFG as existing on and after the Effective Date is sometimes referred to herein as the “Continuing Corporation”). The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Date”).

ARTICLE 2

Manner of Converting and Exchanging Shares

2.1 Conversion of Shares; Exchange of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of the stockholders of FNB and VFG, as the case may be, such stockholders will be entitled to the following:

(a) Each share of common stock, par value $5.00 per share, of FNB (“FNB Common Stock”) issued and outstanding immediately before the Effective Date will be converted into and exchanged for 1.585 fully paid and nonassessable shares of common stock, par value $1.00 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) pursuant to the terms and conditions set forth in the Agreement and this Plan of Merger (the “Exchange Ratio”).

(b) All shares of FNB Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date. Each certificate previously representing any such shares (the “Old FNB Certificates”) shall cease to represent any rights except the right to receive with respect to each underlying share of FNB Common Stock (i) a new certificate representing the number of whole shares of Continuing Corporation Common Stock into which the shares of FNB Common Stock represented by the Old FNB Certificate have been converted pursuant to this Section 2.1 upon the surrender of such Old FNB Certificate in accordance with Section 2.2, (ii) in accordance with Section 2.3, cash in lieu of fractional shares of Continuing Corporation Common Stock, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4.

(c) Each share of common stock, par value $1.00 per share, of VFG (“VFG Common Stock”) issued and outstanding immediately before the Effective Date shall remain an issued and outstanding share of

Continuing Corporation Common Stock. Each certificate previously representing shares of VFG Common Stock shall continue to represent an equal number of shares of Continuing Corporation Common Stock on and after the Effective Date.

(d) In the event VFG or FNB changes (or establishes a record date for changing) the number of shares of its common stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to its outstanding common stock, and the record date therefor shall be before the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio.

(e) Each share of FNB Common Stock held by either party and each share of VFG Common Stock held by FNB or its subsidiaries prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of VFG Common Stock shall resume the status of authorized and unissued shares of Continuing Corporation Common Stock.

2.2 Exchange Procedures.

(a) At the Effective Date, the Continuing Corporation shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by VFG and FNB (in such capacity, the “Exchange Agent”), for the benefit of the holders of the Old FNB Certificates, certificates representing Continuing Corporation Common Stock (“New Certificates”), together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of Continuing Corporation Common Stock, without any interest thereon (the “Exchange Fund”), to be paid pursuant to Article 1 and this Article 2 in exchange for outstanding shares of FNB Common Stock.

(b) As promptly as practicable after the Effective Date, the Continuing Corporation shall cause the Exchange Agent to send to each former stockholder of record of FNB immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Old FNB Certificates for New Certificates based upon the Exchange Ratio.

(c) At its election, the Continuing Corporation may, but shall not be required to, cause the Exchange Agent to send to each stockholder of record of VFG immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s certificates representing shares of VFG Common Stock (“Old VFG Certificates”) for New Certificates representing an equal number of shares of Continuing Corporation Common Stock. If the Continuing Corporation elects to require the surrender of the Old VFG Certificates, it shall comply with Section 2.2(a) above with respect to, and for the benefit of, the holders of the Old VFG Certificates.

(d) The Continuing Corporation shall cause the New Certificates for shares of Continuing Corporation Common Stock into which shares of FNB Common Stock and VFG Common Stock, to the extent the Continuing Corporation elects to require that Old VFG Certificates be surrendered and exchanged for New Certificates pursuant to Section 2.2(c) above, are converted at the Effective Date or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be paid to such stockholder upon delivery to the Exchange Agent of Old FNB Certificates and Old VFG Certificates representing such shares of FNB and VFG, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Section 2.3.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of FNB and VFG, to the extent the Continuing Corporation elects to require that Old VFG Certificates be surrendered and exchanged for New Certificates pursuant to Section 2.2(c) above, for six months after the Effective Date shall be returned to the Continuing Corporation (together with any dividends or earnings in respect thereof). Any stockholders of FNB and VFG, if applicable, who have not complied with this Article 2 shall thereafter be entitled to look only to the Continuing Corporation, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of FNB Common Stock and VFG Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f) None of the Exchange Agent, any of the parties hereto or any of their respective Subsidiaries shall be liable to any stockholder of FNB or VFG for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3 No Fractional Shares.

Each holder of shares of FNB Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock (after taking into account all Old FNB Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of VFG Common Stock on the Nasdaq Global Select Market on the trading day immediately preceding the Effective Date.

2.4 Dividends.

No dividend or other distribution payable to the holders of record of FNB Common Stock or VFG Common Stock, to the extent the Continuing Corporation elects to require that Old VFG Certificates be surrendered and exchanged for New Certificates pursuant to Section 2.2(c) above, at, or as of, any time after the Effective Date will be paid to the holder of any Old FNB Certificates or Old VFG Certificates, if applicable, until such holder physically surrenders such certificate (or customary indemnity if any of such certificate is lost, stolen or destroyed) for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions will be paid (without interest).

2.5 FNB Stock Options and Other Equity-Based Awards.

(a) Each option to purchase shares of FNB Common Stock (a “FNB Stock Option”) granted under an equity or equity-based compensation plan of FNB (a “FNB Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Date shall cease, at the Effective Date, to represent a right to acquire FNB Common Stock and shall be converted at the Effective Date, without any action on the part of the holder thereof, into an option to purchase shares of Continuing Corporation Common Stock (a “Continuing Corporation Stock Option”) on the same terms and conditions as were applicable under such FNB Stock Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant FNB Stock Plan or in the related award document by reason of the Merger).

(b) The number of shares of Continuing Corporation Common Stock subject to each such Continuing Corporation Stock Option shall be equal to the number of shares of FNB Common Stock subject to each such FNB Stock Option multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Continuing Corporation Common Stock, and such Continuing Corporation Stock Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such FNB Stock Option divided by the Exchange Ratio; provided that the exercise price, the number of shares of Continuing Corporation Common Stock subject to such option and the terms and conditions of exercise of such option (after taking into account the effect of any accelerated vesting thereof, if applicable) shall be determined in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended.

(c) Each restricted stock award granted under a FNB Stock Plan (a “FNB Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Date, shall cease, at the Effective Date, to represent any rights with respect to shares of FNB Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of the Continuing Corporation (a “Continuing Corporation Stock Award”), on the same terms and conditions as were applicable under the FNB Stock Awards (but taking into account any changes thereto, including any acceleration thereof, provided for in the FNB Stock Plan or in the related award document by reason of the Merger). The number of shares of Continuing Corporation Common Stock subject to each such Continuing Corporation Stock Award shall be equal to the number of shares of FNB Common Stock subject to the FNB Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Continuing Corporation Common Stock.

ARTICLE 3

Articles of Incorporation and Bylaws of the Continuing Corporation

The Articles of Incorporation and Bylaws of the Continuing Corporation as in effect immediately prior to the Effective Date, as such of the Agreement and as such Bylaws are to be amended as set forth in Exhibit 1.3(b) to the Agreement, will be the Articles of Incorporation and Bylaws of the Continuing Corporation; provided that the name of the Continuing Corporation shall be determined as set forth in Section 1.3 of the Agreement and as reflected in the Articles of Merger filed with the Virginia State Corporation Commission to effect the Merger.

ARTICLE 4

Conditions Precedent

The obligations of FNB and VFG to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 5

Termination or Amendment

This Plan of Merger may be terminated or amended at any time before the Effective Date by the parties hereto as provided in Article 7 and Section 8.3 of the Agreement.

EXHIBIT 1.3(b)

To the Agreement and

Plan of Reorganization

Form of Amendment to the Bylaws

Section 17. Board Composition.

(a) Effective as of the Effective Date (as defined in the Agreement and Plan of Reorganization, dated as of July 26, 2007, by and between Virginia Financial Group, Inc. and FNB Corporation, as the same may be amended from time to time (the “Merger Agreement”)), and notwithstanding any other provision of these Bylaws that may be to the contrary, the Board of Directors of the Corporation shall be comprised of                          directors, of which                          shall be members of the Board of Directors of the Corporation prior to the Effective Date chosen by the Corporation prior to the Effective Date (the “VFG Directors”) and                          shall be former members of the Board of Directors of FNB chosen by FNB prior to the Effective Date (the “FNB Directors”), and the VFG Directors and the FNB Directors shall be apportioned among the three classes of the Board of Directors of the Corporation in a manner as nearly equal as possible. From and after the Effective Date through the third anniversary of the Effective Date, all vacancies on the Board of Directors of the Corporation created by the cessation of service of a VFG Director shall be filled by a nominee proposed to the nominating committee of the Board of Directors of the Corporation by a majority of the remaining VFG Directors, and all vacancies on the Board of Directors of the Corporation created by the cessation of service of a FNB Director shall be filled by a nominee proposed to the nominating committee of the Board of Directors of the Corporation by a majority of the remaining FNB Directors. All directors so nominated and appointed or elected to the Board of Directors of the Corporation by proposal of the VFG Directors shall be considered “VFG Directors” for purposes of this Section 17, and all directors so nominated and appointed or elected to the Board of Directors of the Corporation by proposal of the FNB Directors shall be considered “FNB Directors” for purposes of this Section 17.

(b) Until the third anniversary of the Effective Date, each of the Applicable Committees shall be chaired by one member of the Board of Directors (each, a “Committee Chairman”), and, subject to any relevant independence and expertise requirements under applicable law or stock exchange rule, at any particular time two Committee Chairmen shall have been selected from among the VFG Directors and two Committee Chairmen shall have been selected from among the FNB Directors. For purposes of this Section 17(b), “Applicable Committees” shall mean the Audit and Compliance Committee, the Governance and Nominating Committee, the Personnel and Compensation Committee and the Executive Committee of the Board of Directors (or any successor committee to any such committee). Until the third anniversary of the Effective Date, subject to any relevant independence and expertise requirements under applicable law or stock exchange rule, the membership of the Governance and Nominating Committee shall include an equal number of VFG Directors and FNB Directors.

(c) The provisions of this Section 17 may be modified, amended or repealed, and any By-law provision inconsistent with the provisions of this Section 17 may be adopted, only by an affirmative vote of at least two-thirds of the full Board of Directors. In the event of any inconsistency between any provision of this Section 17 and any other provision of these By-laws or the Corporation’s other constituent documents, the provisions of this Section 17 are intended to control.

AB-1

Annex B

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”), dated as of July 26, 2007, between VIRGINIA FINANCIAL GROUP, INC., a Virginia corporation (“Issuer”), and FNB CORPORATION, a Virginia corporation (“Grantee”).

WITNESSETH

WHEREAS, the Boards of Directors of Grantee and Issuer have approved the strategic business affiliation of their companies through the merger of Grantee and Issuer (the “Merger”) pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated July 26, 2007, and a related Plan of Merger (together referred to herein as the “Merger Agreement”), which agreement was executed and delivered immediately before the execution and delivery of this Agreement;

WHEREAS, as a condition to and as consideration for Grantee’s entering into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as defined below); and

WHEREAS, in connection with entering into the Merger Agreement, Grantee has issued the Issuer an option pursuant to a Stock Option Agreement in the form attached to the Merger Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and in the Merger Agreement, the parties hereto agree as follows:

1.	Grant of Option.

(a) Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the “Option”) to purchase up to 2,147,766 shares of Issuer’s common stock, par value $1.00 per share (“Common Stock”), at a price equal to the lesser of (i) $20.17 per share or (ii) the closing sale price of the Common Stock on the Nasdaq Global Select Market on the trading day immediately preceding the exercise date, as reported by an authoritative source (the “Option Price”). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth, provided that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock, before giving effect to the exercise of the Option.

(b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that after such adjustment such number equals 19.9% of the number of shares of Common Stock then issued and outstanding, before giving effect to the exercise of the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2.	Exercise of Option.

(a) The holder of the Option (the “Holder”) may exercise the Option, in whole or part, and from time to time, if both a First Triggering Event (as defined below) and a Second Triggering Event (as defined below) shall have occurred before an Exercise Termination Event (as defined below), provided that the Holder has given written notice of such exercise within 180 days following such Second Triggering Event.

(b) Issuer shall notify Grantee promptly in writing of the occurrence of any First Triggering Event or Second Triggering Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(c) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or any other regulatory agency is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(d) The following terms have the meanings indicated:

“First Triggering Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, that in no event shall any merger, consolidation, purchase or similar transaction that is not entered into in violation of the terms of the Merger Agreement and involves only the Issuer and one or more of its wholly-owned Subsidiaries or only any two or more of such wholly-owned Subsidiaries, be deemed to be an Acquisition Transaction;

(ii) Issuer or any Issuer Subsidiary, without having received Grantee’s prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

(iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

(iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v) After the receipt by Issuer or its stockholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from a third party to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured before the Notice Date; or

(vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

“Second Triggering Event” shall mean either of the following events or transactions occurring after the date hereof: (i) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or (ii) the occurrence of the First Triggering Event described in paragraph (i) of the definition thereof, except that the percentage referred to in clause (y) of the definition of Acquisition Transaction shall be 20%.

“Exercise Termination Event” shall mean each of the following: (i) the Effective Date of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof (other than a termination by Grantee pursuant to Section 7.1(d) or pursuant to Section 7.1(c) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 7.1(c) is non-volitional)) if such termination occurs before a First Triggering Event; and (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows a First Triggering Event or is a termination by Grantee pursuant to Section 7.1(d) or pursuant to Section 7.1(c) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 7.1(c) is non-volitional) of the Merger Agreement.

3.	Payment and Delivery of Certificates.

(a) At the Closing Date, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer.

(b) At such closing, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement. Upon the giving by the Holder to Issuer of the written notice of exercise of the Option and the tender of the applicable purchase price, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise.

(c) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request.”

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

4.	Exchange and Division of Option.

This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder upon presentation and surrender of this Agreement to Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder, provided that the overall economic impact and intent of this Agreement is preserved. The terms “Agreement” and “Option” as used herein include any Stock Option Agreements and related Options for which this Agreement and the Option granted hereby may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and of reasonably satisfactory indemnification (in the case of loss, theft or destruction), and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

5.	Adjustment Upon Changes in Capitalization.

In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would cause an adjustment to the number of shares of VFG Common Stock that each share of FNB Common Stock shall represent the right to receive upon conversion under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

6.	Registration Rights.

Upon the occurrence of a Second Triggering Event that occurs before an Exercise Termination Event, Issuer shall, if requested by Grantee within 180 days of such Second Triggering Event, as expeditiously as possible file a registration statement on a form of general use under the Securities Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with the intended method of sale or other disposition requested by Grantee. Grantee, at its own expense, shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the date on which such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 6 shall be at Issuer’s expense except for underwriting commissions and the fees and disbursements of Grantee’s counsel attributable to the registration. A second registration statement may be requested hereunder at Grantee’s expense. In no event shall Issuer be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Issuer of its Common Stock. If requested by Grantee, in connection with any such registration, Issuer will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Grantee or an assignee of Grantee under this Section 6, Issuer agrees to send a copy thereof to Grantee and to any assignee of Grantee known to Issuer, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. The request made by Grantee pursuant to this Section 6 may be made on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Option Shares.

7.	Repurchase of Option and Option Shares by Issuer.

(a) In the event of a Repurchase Event (as defined below), (i) following a request of the Holder delivered before an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately after the Repurchase Event at a price (the “Option Repurchase Price”) equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, and (ii)at the request of the owner of Option Shares from time to time (the “Owner”), delivered before an Exercise Termination Event and within 90 days of the occurrence of a Repurchase Event, Issuer (or any successor thereto) shall repurchase immediately after the Repurchase Event such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

(b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose this Agreement or certificates for Option Shares accompanied by a written notice stating that the Holder or the Owner elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation and Order (as defined below) from so delivering.

(c) If Issuer is prohibited under applicable law or regulation or Order from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately notify the Holder and/or the Owner and thereafter deliver from time to time to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation or Order from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. Notwithstanding the above, Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish, in full, any repurchase contemplated in this Section 7.

(d) The following terms have the meanings indicated:

“Repurchase Event” shall be deemed to have occurred upon the consummation of (i) an Acquisition Transaction, except that the percentage referred to in clause (y) of the definition thereof shall be 50%, or (ii) the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock.

“Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

“Order” shall mean any administrative decision, decree, injunction, judgment, order, memorandum, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.

8.	Substitute Option.

(a) If Issuer enters into an agreement before an Exercise Termination Event (i) to consolidate with or merge into any person other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person other than Grantee or one of its Subsidiaries to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than Grantee or one of its Subsidiaries, then the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either the Acquiring Company (as defined below) or any person that controls the Acquiring Company.

(b) The Substitute Option shall have the same terms as the Option. If the terms of the Substitute Option cannot for legal reasons be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(c) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as defined below) as is equal to the Market/Offer Price multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price (as defined below). The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which is the number of shares of Common Stock for which the Option is then exercisable and the denominator of which is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(d) In no event shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding before exercise of the Substitute Option. If the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding before exercise but for this clause (e), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (d) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (d). This difference in value shall be determined by a recognized investment banking firm selected by the Holder and reasonably acceptable to the Acquiring Company.

(e) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Company and any person that controls the Acquiring Company assume in writing all the obligations of Issuer hereunder.

(f) The following terms have the meanings indicated:

“Acquiring Company” shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer’s assets.

“Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise thereof.

“Average Price” shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

9.	Repurchase of Substitute Option and Substitute Shares.

(a) At the request of the holder of the Substitute Option (the “Substitute Option Holder”), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the “Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as defined below) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised. At the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the “Substitute Share Repurchase Price”) equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term “Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares.

(b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice stating that the Substitute Option Holder or the Substitute Share Owner elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. Within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof, if any, that the Substitute Option Issuer is not then prohibited under applicable law and regulation and Order from so delivering.

(c) If the Substitute Option Issuer is prohibited under applicable law or regulation or Order from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver from time to time to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, that if the Substitute Option Issuer at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 is prohibited under applicable law or regulation or Order from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full, the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Stock it is then so prohibited from repurchasing. Notwithstanding the above, the Substitute Option Issuer shall use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish, in full, any repurchase contemplated in this Section 9.

10.	Extension of Periods.

The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise; and (iii) when there exists an Order that prohibits or delays exercise of such right.

11.	Representations of Issuer.

Issuer hereby represents, warrants and covenants to Grantee as follows:

(a) Issuer shall at all times maintain sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without authorization of additional shares of Common Stock.

(b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

(c) The Board of Directors of Issuer has approved this Agreement and the transactions contemplated hereby and taken any other action as required to render inapplicable to such agreement and transactions Sections 13.1-725 through 13.1-728 and 13.1-728.1 through 13.1-728.9 of the VSCA and, to the knowledge of Issuer, any similar Takeover Laws.

12.	Representations of Grantee.

Grantee hereby represents and warrants to Issuer that any shares acquired by Grantee upon exercise of the Option will not be acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

13.	Assignment.

Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Second Triggering Event shall have occurred before an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Second Triggering Event; provided, that until the date 15 days following the date on which the Federal Reserve approves an application by Grantee or its transferee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under this Agreement or the Option created hereunder except in (i) connection with a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, or (iii) any other manner approved by the Federal Reserve. Upon any such assignment, the transferee shall be deemed to be the “Grantee” for purposes of the Option so transferred.

14.	Filings, Etc.

Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq Global Select Market upon official notice of issuance upon official notice of issuance and applying to the Federal Reserve under the Bank Holding Company Act of 1956, as amended, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

15.	Surrender of Option and Option Shares.

(a) At any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7, Grantee may, upon proper request or notice, surrender the Option (together with any Option Shares then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The “Surrender Price” shall be equal to (i) $5,500,000, plus (ii) if applicable, the aggregate purchase price previously paid by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of a portion of the Option to any party not affiliated with Grantee.

(b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

(c) If Issuer is prohibited under applicable law or regulation or Order from paying the Surrender Price to Grantee in full, Issuer shall immediately notify Grantee and thereafter deliver from time to time to Grantee the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation or Order from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

(d) Grantee shall have rights substantially identical to those set forth in this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

16.	Limit on Grantee Profit.

(a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee’s Total Profit (as defined below) exceed $11,750,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee’s actually realized Total Profit shall not exceed $11,750,000 after taking into account the foregoing actions.

(b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $11,750,000; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any date subsequent to such initial date of exercise.

(c) The following terms have the meanings indicated:

“Total Profit” shall mean the aggregate amount, before taxes, of the following: (i) the amount received by Grantee pursuant to Issuer’s repurchase of the Option, or any portion thereof, (ii) the amount received by Grantee pursuant to Issuer’s repurchase of Option Shares, less the purchase price for such Option Shares, (iii) the net cash amounts received by Grantee pursuant to the sale of Option Shares to any unaffiliated party, less Grantee’s purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option, or any portion thereof, to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

“Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day.

17.	Transfer Restrictions.

The parties hereto acknowledge and agree that the transfer of this Agreement is subject to certain provisions contained herein and to resale restrictions under the Securities Act.

18.	Specific Performance.

The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by either party hereto and that this Agreement may be enforceable by either party hereto through injunctive or other equitable relief.

19.	Severability.

If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

20.	Notices.

All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 8.5 of the Merger Agreement.

21.	Governing Law.

This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof.

22.	Counterparts.

This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

23.	Expenses.

Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

24.	Entire Agreement; Third Party Rights.

Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

25.	Defined Terms.

Capitalized terms used but not defined herein and defined in the Merger Agreement shall have the same meanings as in the Merger Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

VIRGINIA FINANCIAL GROUP, INC.

By:	/s/ O. R. BARHAM, JR.
O. R. Barham, Jr.
President and Chief Executive Officer

FNB CORPORATION

By:	/s/ WILLIAM P. HEATH, JR.
William P. Heath, Jr.
President and Chief Executive Officer

Annex C

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”), dated as of July 26, 2007, between FNB CORPORATION, a Virginia corporation (“Issuer”), and VIRGINIA FINANCIAL GROUP, INC., a Virginia corporation (“Grantee”).

WITNESSETH

WHEREAS, the Boards of Directors of Grantee and Issuer have approved the strategic business affiliation of their companies through the merger of Grantee and Issuer (the “Merger”) pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated July 26, 2007, and a related Plan of Merger (together referred to herein as the “Merger Agreement”), which agreement was executed and delivered immediately before the execution and delivery of this Agreement;

WHEREAS, as a condition to and as consideration for Grantee’s entering into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as defined below); and

WHEREAS, in connection with entering into the Merger Agreement, Grantee has issued the Issuer an option pursuant to a Stock Option Agreement in the form attached to the Merger Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and in the Merger Agreement, the parties hereto agree as follows:

1.	Grant of Option.

(a) Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the “Option”) to purchase up to 1,468,591 shares of Issuer’s common stock, par value $5.00 per share (“Common Stock”), at a price equal to the lesser of (i) $31.29 per share or (ii) the closing sale price of the Common Stock on the Nasdaq Global Select Market on the trading day immediately preceding the exercise date, as reported by an authoritative source (the “Option Price”). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth, provided that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock, before giving effect to the exercise of the Option.

(b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that after such adjustment such number equals 19.9% of the number of shares of Common Stock then issued and outstanding, before giving effect to the exercise of the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2.	Exercise of Option.

(a) The holder of the Option (the “Holder”) may exercise the Option, in whole or part, and from time to time, if both a First Triggering Event (as defined below) and a Second Triggering Event (as defined below) shall have occurred before an Exercise Termination Event (as defined below), provided that the Holder has given written notice of such exercise within 180 days following such Second Triggering Event.

(b) Issuer shall notify Grantee promptly in writing of the occurrence of any First Triggering Event or Second Triggering Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(c) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or any other regulatory agency is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(d) The following terms have the meanings indicated:

“First Triggering Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, that in no event shall any merger, consolidation, purchase or similar transaction that is not entered into in violation of the terms of the Merger Agreement and involves only the Issuer and one or more of its wholly-owned Subsidiaries or only any two or more of such wholly-owned Subsidiaries, be deemed to be an Acquisition Transaction;

(ii) Issuer or any Issuer Subsidiary, without having received Grantee’s prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

(iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

(iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v) After the receipt by Issuer or its stockholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from a third party to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured before the Notice Date; or

(vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

“Second Triggering Event” shall mean either of the following events or transactions occurring after the date hereof: (i) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or (ii) the occurrence of the First Triggering Event described in paragraph (i) of the definition thereof, except that the percentage referred to in clause (y) of the definition of Acquisition Transaction shall be 20%.

“Exercise Termination Event” shall mean each of the following: (i) the Effective Date of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof (other than a termination by Grantee pursuant to Section 7.1(d) or pursuant to Section 7.1(c) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 7.1(c) is non-volitional)) if such termination occurs before a First Triggering Event; and (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows a First Triggering Event or is a termination by Grantee pursuant to Section 7.1(d) or pursuant to Section 7.1(c) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 7.1(c) is non-volitional) of the Merger Agreement.

3.	Payment and Delivery of Certificates.

(a) At the Closing Date, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer.

(b) At such closing, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement. Upon the giving by the Holder to Issuer of the written notice of exercise of the Option and the tender of the applicable purchase price, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise.

(c) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request.”

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

4.	Exchange and Division of Option.

This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder upon presentation and surrender of this Agreement to Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder, provided that the overall economic impact and intent of this Agreement is preserved. The terms “Agreement” and “Option” as used herein include any Stock Option Agreements and related Options for which this Agreement and the Option granted hereby may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and of reasonably satisfactory indemnification (in the case of loss, theft or destruction), and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

5.	Adjustment Upon Changes in Capitalization.

In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would cause an adjustment to the number of shares of VFG Common Stock that each share of FNB Common Stock shall represent the right to receive upon conversion under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

6.	Registration Rights.

Upon the occurrence of a Second Triggering Event that occurs before an Exercise Termination Event, Issuer shall, if requested by Grantee within 180 days of such Second Triggering Event, as expeditiously as possible file a registration statement on a form of general use under the Securities Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with the intended method of sale or other disposition requested by Grantee. Grantee, at its own expense, shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the date on which such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 6 shall be at Issuer’s expense except for underwriting commissions and the fees and disbursements of Grantee’s counsel attributable to the registration. A second registration statement may be requested hereunder at Grantee’s expense. In no event shall Issuer be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Issuer of its Common Stock. If requested by Grantee, in connection with any such registration, Issuer will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Grantee or an assignee of Grantee under this Section 6, Issuer agrees to send a copy thereof to Grantee and to any assignee of Grantee known to Issuer, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. The request made by Grantee pursuant to this Section 6 may be made on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Option Shares.

7.	Repurchase of Option and Option Shares by Issuer.

(a) In the event of a Repurchase Event (as defined below), (i) following a request of the Holder delivered before an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately after the Repurchase Event at a price (the “Option Repurchase Price”) equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, and (ii)at the request of the owner of Option Shares from time to time (the “Owner”), delivered before an Exercise Termination Event and within 90 days of the occurrence of a Repurchase Event, Issuer (or any successor thereto) shall repurchase immediately after the Repurchase Event such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

(b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose this Agreement or certificates for Option Shares accompanied by a written notice stating that the Holder or the Owner elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation and Order (as defined below) from so delivering.

(c) If Issuer is prohibited under applicable law or regulation or Order from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately notify the Holder and/or the Owner and thereafter deliver from time to time to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation or Order from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. Notwithstanding the above, Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish, in full, any repurchase contemplated in this Section 7.

(d) The following terms have the meanings indicated:

“Repurchase Event” shall be deemed to have occurred upon the consummation of (i) an Acquisition Transaction, except that the percentage referred to in clause (y) of the definition thereof shall be 50%, or (ii) the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock.

“Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

“Order” shall mean any administrative decision, decree, injunction, judgment, order, memorandum, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.

8.	Substitute Option.

(a) If Issuer enters into an agreement before an Exercise Termination Event (i) to consolidate with or merge into any person other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person other than Grantee or one of its Subsidiaries to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than Grantee or one of its Subsidiaries, then the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either the Acquiring Company (as defined below) or any person that controls the Acquiring Company.

(b) The Substitute Option shall have the same terms as the Option. If the terms of the Substitute Option cannot for legal reasons be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(c) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as defined below) as is equal to the Market/Offer Price multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price (as defined below). The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which is the number of shares of Common Stock for which the Option is then exercisable and the denominator of which is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(d) In no event shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding before exercise of the Substitute Option. If the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding before exercise but for this clause (e), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (d) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (d). This difference in value shall be determined by a recognized investment banking firm selected by the Holder and reasonably acceptable to the Acquiring Company.

(e) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Company and any person that controls the Acquiring Company assume in writing all the obligations of Issuer hereunder.

(f) The following terms have the meanings indicated:

“Acquiring Company” shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer’s assets.

“Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise thereof.

“Average Price” shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

9.	Repurchase of Substitute Option and Substitute Shares.

(a) At the request of the holder of the Substitute Option (the “Substitute Option Holder”), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the “Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as defined below) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised. At the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the “Substitute Share Repurchase Price”) equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term “Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares.

(b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice stating that the Substitute Option Holder or the Substitute Share Owner elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. Within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof, if any, that the Substitute Option Issuer is not then prohibited under applicable law and regulation and Order from so delivering.

(c) If the Substitute Option Issuer is prohibited under applicable law or regulation or Order from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver from time to time to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, that if the Substitute Option Issuer at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 is prohibited under applicable law or regulation or Order from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full, the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Stock it is then so prohibited from repurchasing. Notwithstanding the above, the Substitute Option Issuer shall use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish, in full, any repurchase contemplated in this Section 9.

10.	Extension of Periods.

The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise; and (iii) when there exists an Order that prohibits or delays exercise of such right.

11.	Representations of Issuer.

Issuer hereby represents, warrants and covenants to Grantee as follows:

(a) Issuer shall at all times maintain sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without authorization of additional shares of Common Stock.

(b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

(c) The Board of Directors of Issuer has approved this Agreement and the transactions contemplated hereby and taken any other action as required to render inapplicable to such agreement and transactions Sections 13.1-725 through 13.1-728 and 13.1-728.1 through 13.1-728.9 of the VSCA and, to the knowledge of Issuer, any similar Takeover Laws.

12.	Representations of Grantee.

Grantee hereby represents and warrants to Issuer that any shares acquired by Grantee upon exercise of the Option will not be acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

13.	Assignment.

Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Second Triggering Event shall have occurred before an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Second Triggering Event; provided, that until the date 15 days following the date on which the Federal Reserve approves an application by Grantee or its transferee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under this Agreement or the Option created hereunder except in (i) connection with a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, or (iii) any other manner approved by the Federal Reserve. Upon any such assignment, the transferee shall be deemed to be the “Grantee” for purposes of the Option so transferred.

14.	Filings, Etc.

Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq Global Select Market upon official notice of issuance upon official notice of issuance and applying to the Federal Reserve under the Bank Holding Company Act of 1956, as amended, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

15.	Surrender of Option and Option Shares.

(a) At any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7, Grantee may, upon proper request or notice, surrender the Option (together with any Option Shares then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The “Surrender Price” shall be equal to (i) $5,500,000, plus (ii) if applicable, the aggregate purchase price previously paid by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of a portion of the Option to any party not affiliated with Grantee.

(b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

(c) If Issuer is prohibited under applicable law or regulation or Order from paying the Surrender Price to Grantee in full, Issuer shall immediately notify Grantee and thereafter deliver from time to time to Grantee the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation or Order from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

(d) Grantee shall have rights substantially identical to those set forth in this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

16.	Limit on Grantee Profit.

(a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee’s Total Profit (as defined below) exceed $11,750,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee’s actually realized Total Profit shall not exceed $11,750,000 after taking into account the foregoing actions.

(b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $11,750,000; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any date subsequent to such initial date of exercise.

(c) The following terms have the meanings indicated:

“Total Profit” shall mean the aggregate amount, before taxes, of the following: (i) the amount received by Grantee pursuant to Issuer’s repurchase of the Option, or any portion thereof, (ii) the amount received by Grantee pursuant to Issuer’s repurchase of Option Shares, less the purchase price for such Option Shares, (iii) the net cash amounts received by Grantee pursuant to the sale of Option Shares to any unaffiliated party, less Grantee’s purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option, or any portion thereof, to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

“Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day.

17.	Transfer Restrictions.

The parties hereto acknowledge and agree that the transfer of this Agreement is subject to certain provisions contained herein and to resale restrictions under the Securities Act.

18.	Specific Performance.

The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by either party hereto and that this Agreement may be enforceable by either party hereto through injunctive or other equitable relief.

19.	Severability.

If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

20.	Notices.

All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 8.5 of the Merger Agreement.

21.	Governing Law.

This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof.

22.	Counterparts.

This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

23.	Expenses.

Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

24.	Entire Agreement; Third Party Rights.

Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

25.	Defined Terms.

Capitalized terms used but not defined herein and defined in the Merger Agreement shall have the same meanings as in the Merger Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

FNB CORPORATION

By:	/s/ WILLIAM P. HEATH, JR.
William P. Heath, Jr.
President and Chief Executive Officer

VIRGINIA FINANCIAL GROUP, INC.

By:	/s/ O. R. BARHAM, JR.
O. R. Barham, Jr.
President and Chief Executive Officer

Annex D

July 26, 2007

Board of Directors

Virginia Financial Group, Inc.

102 South Main Street

Culpeper, VA 22701

Ladies and Gentlemen:

Virginia Financial Group, Inc. (“Virginia Financial”) and FNB Corporation (“FNB”) have entered into an Agreement and Plan of Reorganization, dated as of July 26, 2007 (the “Agreement”), pursuant to which FNB will be merged with and into Virginia Financial (the “Merger”), with Virginia Financial as the surviving entity (the “Surviving Corporation”). Under the terms of the Agreement, at the Effective Time and as a result of the Merger, each outstanding share of FNB common stock, par value $5.00 per share (the “FNB Common Stock”), other then certain shares as specified in the Agreement, will be converted into the right to receive 1.585 shares of the Surviving Corporation common stock, par value $1.00 per share (the “Exchange Ratio”). Pursuant to the Agreement, each share of Virginia Financial Common Stock, issued and outstanding immediately prior to the Effective Time, will be exchanged for one (1) share of the Surviving Corporation common stock. Cash will be paid in lieu of fractional shares. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Virginia Financial.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Virginia Financial that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of FNB that we deemed relevant; (iv) internal financial projections for Virginia Financial for the years ending December 31, 2007 through 2011 as provided by, and reviewed with, senior management of Virginia Financial; (v) internal financial projections for FNB for the years ending December 31, 2007 through 2011 as provided by, and reviewed with, senior management of FNB; (vi) the pro forma financial impact of the Merger on the Surviving Corporation, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Virginia Financial and FNB; (vii) the publicly reported historical price and trading activity for Virginia Financial’s and FNB’s common stock, including a comparison of certain financial and stock market information for Virginia Financial and FNB and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) to the extent publicly available, the financial terms of certain recent merger of equals type business combinations in the commercial banking industry; (ix) to the extent publicly available, the financial terms of recent commercial bank acquisitions in the Commonwealth of Virginia; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Virginia Financial the business, financial condition, results of operations and prospects of Virginia Financial and held similar discussions with certain members of senior management of FNB regarding the business, financial condition, results of operations and prospects of FNB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by Virginia Financial and FNB or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Virginia Financial and FNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Virginia Financial and FNB or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Virginia Financial and FNB nor have we reviewed any individual credit files relating to Virginia Financial and FNB. We have assumed, with your consent, that the respective allowances for loan losses for both Virginia Financial and FNB are adequate to cover such losses for Virginia Financial, FNB and the Surviving Corporation.

With respect to the financial projections for Virginia Financial and FNB reviewed with the managements of Virginia Financial and FNB and used by us in our analyses, Virginia Financial’s and FNB’s managements confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Virginia Financial and FNB, respectively, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of Virginia Financial and FNB, such managements confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Virginia Financial’s and FNB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Virginia Financial and FNB will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Virginia Financial has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Virginia Financial’s and FNB’s common stock will be when exchanged pursuant to the Agreement or the prices at which Virginia Financial’s and FNB’s common stock may trade at any time.

We have acted as Virginia Financial’s financial advisor in connection with the Merger and will receive a fee for our services and for rendering this opinion, a substantial portion of which is contingent upon consummation of the Merger. Virginia Financial has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Virginia Financial and FNB and their affiliates. We may also actively trade the equity or debt securities of Virginia Financial and FNB or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Virginia Financial in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Exchange Ratio to Virginia Financial and does not address the underlying business decision of Virginia Financial to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Virginia Financial or the effect of any other transaction in which Virginia Financial might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair to Virginia Financial from a financial point of view.

Very truly yours,

Annex E

July 26, 2007

The Board of Directors

FNB Corporation

105 Arbor Drive

Christiansburg, Virginia 24073

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of the outstanding shares of common stock of FNB Corporation (“FNB”) in the proposed merger of equals with Virginia Financial Group, Inc. (“VFG”) (the “Merger”) pursuant to the Agreement and Plan of Reorganization dated July 26, 2007 by and between FNB and VFG (the “Agreement”). Pursuant to the Agreement, the common shareholders of FNB will receive 1.585 common shares of VFG for every common share of FNB held.

Davenport & Company LLC, as part of its investment banking business is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We were selected by FNB’s Board of Directors to act as its financial advisor because of our expertise in valuing and advising financial institutions in merger and acquisition transactions and because we were familiar with FNB and its business, having previously provided financial advisory services to FNB. We will receive a fee for serving as FNB’s financial advisor and FNB has also agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, FNB and VFG. As a market maker in securities, we may from time to time have a long or short position in, and buy or sell, equity securities of FNB and VFG for our own account or for the accounts of our customers.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement;

2.	Reviewed certain business, financial, and other information regarding FNB and its prospects that was furnished to us by the management of FNB and that we have discussed with the management of FNB;

3.	Reviewed certain business, financial, and other information regarding VFG and its prospects that was furnished to us by the management of VFG and that we have discussed with the management of VFG;

4.	Reviewed the publicly reported historical price and trading activity for FNB’s and VFG’s common stock;

5.	Compared the business, financial, and other information regarding FNB and VFG with similar information regarding certain other publicly traded companies that we deemed to be relevant;

6.	Reviewed certain recent merger of equals business combinations in the commercial banking industry, to the extent publicly available;

7.	Reviewed the pro forma financial impact of the Merger on FNB and VFG, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of FNB and VFG;

E-1

The Board of Directors

FNB Corporation

July 26, 2007

8.	Reviewed the relative contributions of assets, liabilities, equity and earnings of FNB and VFG to the resulting institution and the relative pro forma ownership of the shareholders of FNB and VFG in the combined company; and

9.	Considered other information such as financial studies, analyses, and investigations as well as financial and economic and market criteria that we deemed relevant.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by FNB and VFG or their representatives, or that was otherwise reviewed by us, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that such allowances, for each of FNB and VFG, are in the aggregate, adequate to cover such losses. We did not review any individual credit files nor make any independent evaluation, appraisal or physical inspection of the assets, liabilities or properties of FNB or VFG, nor were we furnished with such evaluation or appraisal.

With respect to the financial forecast information furnished to or discussed with us by FNB or VFG, we assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of FNB’s or VFG’s management as to the expected future financial performance of FNB or VFG, respectively. We assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. We have also assumed that the Merger will be completed substantially in accordance with the terms set forth in the Agreement and that the Merger will be accounted for as a purchase under generally accepted accounting principles. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Our opinion expressed herein was prepared for the Board of Directors of FNB in connection with and for the purposes of its evaluation of the Merger. This opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for FNB, nor does it address the effect of any other business combination in which FNB might engage. No opinion was expressed by us as to whether any alternative transaction, including a sale of FNB, might produce consideration for the holders of FNB common stock in an amount in excess of that contemplated in the Merger. We are not expressing any opinion herein as to the prices at which VFG’s and FNB’s common stock will trade following the announcement or consummation of the Merger. Further, this opinion is not a recommendation to any FNB shareholder as to how he or she should vote with regard to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio is fair to the shareholders of FNB, from a financial point of view.

Sincerely,

DAVENPORT & COMPANY LLC

Robert F. Mizell, CFA

Executive Vice President

E-2

Annex F

Information Concerning the Members of

FNB Shareholders for Progress

Name	Address	Amount and Nature of Beneficial Ownership
		Shares(1)(2)	Exercisable Options	Percent of Class

Jennie T. Allman	1148 Ivy Hill Drive Forest, VA 24551	798	691	*

Debra L. Assenat	3614 View Avenue Roanoke, VA 24018	1,477	—	*

Eugene M. Bane, Jr.	2611 Turnberry Road Salem, VA 24153	38,230	1,491	*

Justin M. Barnes	181 Silver Shadow Road Hardy, VA 24101	12	—	*

Daniel A. Becker	155 Robin Road Christiansburg, VA 24073	1,715	—	*

Hugh H. Bond	1506 Wellington Drive Bedford, VA 24523	16,802	2,073	*

James H. Brock	7188 Hollyberry Road Roanoke, VA 24018	3,583	3,322	*

Debbie L. Coleman	220 E. Main Street Salem, VA 24153	—	—	*

Karen T. Conner	1571 Kings Store Road Check, VA 24072	552	—	*

David W. DeHart	407 8th Street Radford, VA 24141	2,653	—	*

Kellie A. East	1157 Taylor Hollow Road Blacksburg, VA 24060	860	—	*

Christopher C. Eaton	1406 S. Colorado Street Salem, VA 24153	—	—	*

Kathryn A. Edwards	490 Bonnie Lane Salem, VA 24153	198	—	*

Brenda Joyce D. Gray	5646 Jill Drive Pulaski, VA 24301	479	530	*

H. Morgan Griffith	P. O. Box 1250 Salem, VA 24153	1,321	1,491	*

Karin D. Grosshans	303 Lumber Lane NE Floyd, VA 24091	514	—	*

Rose M. Hagen	3718 London Circle Roanoke, VA 24018	5,383	1,491	*

James E. Hall, Jr.	302 Market Street Roanoke, VA 24011	784	—	*

Name	Address	Amount and Nature of Beneficial Ownership
		Shares(1)(2)	Exercisable Options	Percent of Class

Cindee G. Hensley	302 Market Street Roanoke, VA 24011	9	—	*

Andrew F. Hoback	232 Lewis Avenue Salem, VA 24153	5,714	—	*

Rachel N. Holofchak	1042 Ickleton Place Forest, VA 24551	500	—	*

Walter A. Hunt	1511 Narcissus Street Salem, VA 24153	56,897	—	*

James L. Hutton	305 East Hemlock Drive SE Blacksburg, VA 24060	10,779	3,680	*

Michael M. Kessler	5130 Burnt Quarter Drive Vinton, VA 24179	7,756	1,491	*

Carolee A. Lautenschlager	1945 Captain Drive Salem, VA 24153	423	—	*

Lenore M. Linkous	601 N. Main Street Blacksburg, VA 24060	604	530	*

Misty B. Lucas	4661 Riner Road Riner, VA 24149	5,094	424	*

Marcella L. Marcussen	504 Mason Court Drive Pearisburg, VA 24134	382	212	*

Valerie P. McCraw	300 Quail Ridge Drive Forest, VA 24551	—	—	*

Dorothy L. McFee	20 Evergreen Drive Christiansburg, VA 24073	654	212	*

Charles M. McGuire	4186 Toddsbury Drive Vinton, VA 24179	1,463	—	*

Wayne F. Munden	5016 Hunting Hills Circle Roanoke, VA 24018	4,798	—	*

Clark Owen, Jr.	7542 Boxwood Drive Roanoke, VA 24018	12,598	—	*

Billy Lynn Rakes	320 Larboard Drive Moneta, VA 24121	19,019	9,141	*

Sammie H. Reynolds	117 Academy Street Salem, VA 24153	1,809	—	*

Pamela L. Rhodes	1006 Hardy Road Vinton, VA 24179	1,295	—	*

Charles H. Richards	1832 St. Andrews Circle Blacksburg, VA 24060	8,192	—	*

Alexander L. Richardson	14915 Forest Road Forest, VA 24551	68	—	*

Name	Address	Amount and Nature of Beneficial Ownership
		Shares(1)(2)	Exercisable Options	Percent of Class
Joseph L. Sheffey	P. O. Box 56 7270 Falling Branch Road New River, VA 24129	1,702	3,873	*

D. W. Shilling	110 Quail Ridge Drive Forest, VA 24551	7,119	2,120	*

Douglas A. Smartt	6212 Crooked Stick Way Radford, VA 24141	2,298	—	*

Rebecca J. Sparks	P. O. Box 602 Hardy, VA 24101	12	—	*

Mary G. Staples	8013 Amber Wood Court Roanoke, VA 24019	9,498	—	*

William M. Sterrett, Jr.	2357 Mt. Tabor Road Blacksburg, VA 24060	15,843	10,233	*

David L. Swain	5633 Orchard Valley Circle Roanoke, VA 24018	137	—	*

Mary D. Tabor	6623 Aaron Lane Dublin, VA 24084	1,964	530	*

Carl E. Tarpley, Jr.	16356 Coco Hammock Way Fort Myers, FL 33908	19,174	—	*

Joe J. Thompson	105 Centre Court Radford, VA 24141	9,765	10,233	*

H. Earnest Wade	220 Emerald Boulevard Christiansburg, VA 24073	7,358	10,233	*

Cheryl A. Ward	12130 East Lynchburg Salem Turnpike Forest, VA 24551	—	—	*

Lynn J. White	P. O. Box 297 Dublin, VA 24084	206	—	*

Robert L. Winstead	3272 Links Manor Lane Salem, VA 24153	7,782	—	*

Robin M. Wright	3344 Preston Avenue Roanoke, VA 24012	272	—	*

*	Percentage of ownership is less than one percent of the outstanding shares of FNB Corporation’s common stock as of December 20, 2007.

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)	Includes shares allocated to employees pursuant to the FNB Employee Stock Ownership Plan (the “FNB ESOP”).

REVOCABLE PROXY

FNB CORPORATION

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

Special Meeting of Shareholders of FNB Corporation

February 12, 2008 at 2:00 p.m., Local Time

The Event Centre, Christiansburg, Virginia

The undersigned hereby appoints Glen C. Combs and Steven D. Irwin, jointly and severally, as proxies, with full power to act alone and with full power of substitution, to represent the undersigned and to vote, as indicated on the proposals described on this card and described in the joint proxy statement/prospectus, all shares of common stock of FNB Corporation (“FNB”) standing in the name of the undersigned as of December 17, 2007, as fully as the undersigned could vote as if personally present, at the Special Meeting of Shareholders of FNB (the “Special Meeting”) to be held at The Event Centre located at 1655 Roanoke Street in Christiansburg, Virginia at 2:00 p.m., local time, on February 12, 2008, and at any adjournments or postponements thereof.

Please be sure to date and sign this proxy according to the instructions below.	Date

Shareholder sign above                                                                                              Co-holder (if any) sign above

The FNB Board of Directors recommends that you vote “FOR” the proposal to approve the merger (Proposal 1) and “FOR” the proposal to approve any motion to adjourn or postpone the Special Meeting to a later date or dates if necessary to solicit additional proxies (Proposal 2).

Proposal 1. To approve and adopt the Agreement and Plan of Reorganization, dated as of July 26, 2007, between Virginia Financial Group, Inc. (“VFG”), and FNB Corporation, the plan of merger attached as an exhibit to the agreement (together, the “Merger Agreement”), and the transactions contemplated thereby, including the merger (the “Merger”) of FNB with and into VFG.

☐  FOR                                                                      ☐  AGAINST                                                                      ☐  ABSTAIN

The FNB Board of Directors recommends a vote “FOR” Proposal 1.

Proposal 2. To approve a proposal to adjourn or postpone the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement and the transactions contemplated thereby.

☐  FOR                                                                      ☐  AGAINST                                                                      ☐  ABSTAIN

The FNB Board of Directors recommends a vote “FOR” Proposal 2.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder on this card. If this proxy is executed but no direction is made, the FNB common stock represented by this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

The FNB Board of Directors recommends a vote “FOR” Proposal 1 and “FOR” Proposal 2.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF FNB CORPORATION

Detach above card, sign and date it, and mail it in the postage-paid envelope provided.

FNB CORPORATION

The above signed acknowledges receipt from FNB Corporation, prior to execution of this proxy, of the Notice of Special Meeting of Shareholders and accompanying Joint Proxy Statement/Prospectus, both dated December 28, 2007, relating to the Merger.

INSTRUCTIONS: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy, if properly executed and delivered, will revoke all previous proxies.

YOUR VOTE IS IMPORTANT. PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY.

Please sign, date and return this card in the postage-paid envelope provided.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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REVOCABLE PROXY

FNB CORPORATION

ESOP

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

Special Meeting of Shareholders of FNB Corporation

February 12, 2008 at 2:00 p.m., Local Time

The Event Centre, Christiansburg, Virginia

The undersigned hereby appoints Glen C. Combs and Steven D. Irwin, jointly and severally, as proxies, with full power to act alone and with full power of substitution, to represent the undersigned and to vote, as indicated on the proposals described on this card and described in the joint proxy statement/prospectus, all shares of common stock of FNB Corporation (“FNB”) standing in the name of the undersigned as of December 17, 2007, as fully as the undersigned could vote as if personally present, at the Special Meeting of Shareholders of FNB (the “Special Meeting”) to be held at The Event Centre located at 1655 Roanoke Street in Christiansburg, Virginia at 2:00 p.m., local time, on February 12, 2008, and at any adjournments or postponements thereof.

Please be sure to date and sign this proxy according to the instructions below.	Date

Shareholder sign above                                                                                              Co-holder (if any) sign above

The FNB Board of Directors recommends that you vote “FOR” the proposal to approve the merger (Proposal 1) and “FOR” the proposal to approve any motion to adjourn or postpone the Special Meeting to a later date or dates if necessary to solicit additional proxies (Proposal 2).

Proposal 1. To approve and adopt the Agreement and Plan of Reorganization, dated as of July 26, 2007, between Virginia Financial Group, Inc. (“VFG”), and FNB Corporation, the plan of merger attached as an exhibit to the agreement (together, the “Merger Agreement”), and the transactions contemplated thereby, including the merger (the “Merger”) of FNB with and into VFG.

☐  FOR                                                                      ☐  AGAINST                                                                      ☐  ABSTAIN

The FNB Board of Directors recommends a vote “FOR” Proposal 1.

Proposal 2. To approve a proposal to adjourn or postpone the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement and the transactions contemplated thereby.

☐  FOR                                                                      ☐  AGAINST                                                                      ☐  ABSTAIN

The FNB Board of Directors recommends a vote “FOR” Proposal 2.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder on this card. If this proxy is executed but no direction is made, the FNB common stock represented by this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

The FNB Board of Directors recommends a vote “FOR” Proposal 1 and “FOR” Proposal 2.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF FNB CORPORATION

Detach above card, sign and date it, and mail it in the postage-paid envelope provided.

FNB CORPORATION

The above signed acknowledges receipt from FNB Corporation, prior to execution of this proxy, of the Notice of Special Meeting of Shareholders and accompanying Joint Proxy Statement/Prospectus, both dated December 28, 2007, relating to the Merger.

INSTRUCTIONS: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy, if properly executed and delivered, will revoke all previous proxies.

YOUR VOTE IS IMPORTANT. PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY.

Please sign, date and return this card in the postage-paid envelope provided.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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